Exhibit 10.3

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

by and among

LAGASSE, INC.

(as “Purchaser”),

SCHECK INVESTMENTS LIMITED PARTNERSHIP
(as a “Shareholder”),

SCHECK ALPHA LP

(as a “Shareholder”),

MICHAEL SCHECK

(as a “Shareholder”),

RAQUEL SCHECK

(as a “Shareholder”),

JEFFREY SCHECK

(as a “Shareholder”),

MARTIN SCHECK

(as a “Shareholder”),

ELISE SCHECK
(as a “Shareholder”),

STEVEN SCHECK
(as a “Shareholder”),

SWEET PAPER SALES GROUP, INC.

(as an “Asset Seller”),

SWEET PAPER SALES CORP. OF TEXAS, INC.

(as an “Asset Seller”),

SWEET PAPER SALES CORP. OF CALIFORNIA, INC.

(as an “Asset Seller”),

SWEET PAPER SALES CORP. OF MASSACHUSETTS, INC.

(as an “Asset Seller”)

and

DAMAR DISTRIBUTORS WAREHOUSE

(as an “Asset Seller” and,

together with the Shareholders and the other Asset Sellers, “Sellers”)

May 19, 2005

TABLE OF CONTENTS

ARTICLE 1.	DEFINITIONS
1.1	Definitions
1.2	Other Definitions
1.3	Interpretation
1.4	Provision and Delivery of Information
1.5	GAAP and Consistency
1.6	Balance Sheets
1.7	Schedules
ARTICLE 2.	SALE AND PURCHASE OF SHARES
2.1	Sale and Purchase of Shares
ARTICLE 3.	SALE AND PURCHASE OF ASSETS; ASSUMPTION OF ASSUMED OBLIGATIONS
3.1	Purchased Assets
3.2	Assignment of Contracts and Permits
3.3	Excluded Assets
3.4	Assumed Obligations
3.5	No Other Liabilities Assumed
3.6	Prorations
ARTICLE 4.	PURCHASE PRICE; OTHER PAYMENTS; ADJUSTMENT; ALLOCATION
4.1	Payment of Purchase Price
4.2	Payment of Closing Date Sweet Paper Debt Amount
4.3	Payment of Non-Competition Payment
4.4	Pre-Closing Purchase Price Adjustment
4.5	Post-Closing Purchase Price Adjustment; Release of Purchase Price Adjustment Holdback Amount
ARTICLE 5.	REPRESENTATIONS AND WARRANTIES OF SELLERS
5.1	Due Incorporation
5.2	Due Authorization
5.3	Consents and Approvals; Authority Relative to this Agreement
5.4	Capitalization

i

5.5	Financial Statements; Undisclosed Liabilities
5.6	No Adverse Effects or Changes
5.7	Title to Properties
5.8	Condition and Sufficiency of Assets
5.9	Real Property
5.10	Personal Property
5.11	Computer System
5.12	Inventories
5.13	Accounts Receivable; Advances and Warranties
5.14	Intellectual Property
5.15	Contracts
5.16	Permits
5.17	Insurance
5.18	Employee Benefit Plans and Employment Agreements
5.19	Employment and Labor Matters
5.20	Capital Improvements and Significant Non-Capital Expenditures
5.21	Taxes
5.22	No Defaults or Violations
5.23	Environmental Matters
5.24	Litigation
5.25	No Conflict of Interest
5.26	Bank Accounts
5.27	Customers and Suppliers
5.28	Improper and Other Payments
5.29	Brokers
5.30	Accounting and Disclosure Controls
5.31	Sweet Distribution Entities
5.32	Sales in Puerto Rico
5.33	Compliance with Facility Mortgage Loan Documents
5.34	Sweet Paper Debt

5.35	Accuracy of Statements
ARTICLE 6.	REPRESENTATIONS AND WARRANTIES OF PURCHASER
6.1	Due Incorporation
6.2	Due Authorization
6.3	Consents and Approvals; Authority Relative to this Agreement
6.4	Litigation
6.5	Brokers
ARTICLE 7.	COVENANTS
7.1	Implementing Agreement
7.2	Access to Information and Facilities
7.3	Preservation of Business
7.4	Consents and Approvals
7.5	Transfer of Assets from Corporation and Corporation Subsidiaries
7.6	Maintenance of Insurance
7.7	Resignation of Officers and Directors
7.8	Supplemental Information
7.9	Confidentiality
7.10	Exclusivity
7.11	Use of Marks
7.12	Termination of Certain Agreements
7.13	Pay-Off Letters; Closing Date Sweet Paper Debt Amount
7.14	[RESERVED]
7.15	Initial Closing Date Balance Sheet
7.16	Termination of Shareholders’ Agreement
7.17	Employees
7.18	Insurance
7.19	Redistributors of America
7.20	No Additional Representations or Warranties
7.21	Disclaimer Regarding Estimates and Projections
7.22	Assignment of Certain Accounts Receivable

7.23	Delivery of Accounting Materials
7.24	Letter of Credit for Workers’ Compensation Policy
7.25	Atlas Note
7.26	Cash
7.27	Defeasance of Facility Mortgage Loan
7.28	New Scheck Real Property Lease
ARTICLE 8.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER
8.1	Warranties True as of Both Present Date and Closing Date
8.2	Compliance with Agreements and Covenants
8.3	Consents and Approvals
8.4	Pay-Off Letters
8.5	Release of Liens
8.6	Shareholders’ Agreement
8.7	Release of Guaranty and Environmental Indemnity
8.8	Defeasance of Facility Mortgage Loan
8.9	Termination of Current Scheck Real Property Lease
8.10	New Scheck Real Property Lease
8.11	Accounting Deliveries
8.12	Documents
8.13	No Material Adverse Effect
8.14	Actions or Proceedings
ARTICLE 9.	CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS
9.1	Warranties True as of Both Present Date and Closing Date
9.2	Compliance with Agreements and Covenants
9.3	Consents and Approvals
9.4	Documents
9.5	Actions or Proceedings
ARTICLE 10.	CLOSING
10.1	Closing
10.2	Deliveries by Sellers

10.3	Deliveries by Purchaser
ARTICLE 11.	TERMINATION
11.1	Termination
11.2	Effect of Termination
ARTICLE 12.	INDEMNIFICATION
12.1	Survival
12.2	Indemnification by the Sellers
12.3	Indemnification by Purchaser
12.4	Limitations on Certain Claims for Indemnification
12.5	Materiality
12.6	Claims
12.7	Notice of Third Party Claims; Assumption of Defense
12.8	Settlement or Compromise
12.9	Failure of Indemnitor to Act
12.10	Irrevocable Standby Letters of Credit
12.11	Purchase Price Adjustments
12.12	Consequential Damages
12.13	Exclusive Remedy
ARTICLE 13.	TAX MATTERS
13.1	Filing of Tax Returns
13.2	Proration of Taxes
13.3	Transfer Taxes
13.4	Tax Indemnification
13.5	Cooperation/Retention of Records
13.6	Procedures Relating to Tax Claims
ARTICLE 14.	NON-COMPETITION
14.1	Non-Competition Agreement
14.2	Reasonableness of Covenants
14.3	Specific Performance
14.4	Severability

v

14.5	No Limitation of Other Provisions
ARTICLE 15.	MISCELLANEOUS
15.1	Expenses
15.2	Amendment
15.3	Notices
15.4	Effect of Investigation
15.5	Payments in Dollars
15.6	Waivers
15.7	Counterparts
15.8	Assignment
15.9	No Third Party Beneficiaries
15.10	Publicity
15.11	Further Assurances
15.12	Severability
15.13	Specific Performance
15.14	Remedies Cumulative
15.15	Entire Understanding
15.16	Acknowledgment of each Seller
15.17	Seller Representative
15.18	Joint and Several Liability of Sellers
15.19	Applicable Law
15.20	Jurisdiction of Disputes; Waiver of Jury Trial

LIST OF EXHIBITS

Exhibit 1.1(a)	Assignment and Assumption Agreement
Exhibit 1.1(b)	Assignment and Assumption of Lease
Exhibit 1.1(c)	Bill of Sale
Exhibit 1.1(d)	Boston Real Property Lease
Exhibit 1.1(e)	Corporation Transfer Agreement
Exhibit 1.1(f)	$15 Million Letter of Credit
Exhibit 1.1(g)	$5 Million Letter of Credit
Exhibit 1.1(h)	Sweet Distribution Sublease
Exhibit 7.28	Certain Terms for New Scheck Real Property Lease
Exhibit 10.2(a)	Stock Powers
Exhibit 10.2(s)	Opinion of Counsel to Sellers – Akerman, Senterfitt & Eidson, P.A.

LIST OF DISCLOSURE SCHEDULES

Schedule 1.1(a)	Purchaser’s Knowledge
Schedule 1.1(b)	Sellers’ Knowledge
Schedule 1.1(c)	Pro Forma Calculation Principles
Schedule 1.1(d)	Sweet Paper Creditors and Sweet Paper Debt
Schedule 3.1(a)	Transferred Group Inventory
Schedule 3.1(b)	Transferred Group Fixed Assets
Schedule 3.1(g)	Transferred Group Owned Intellectual Property
Schedule 3.2(a)(i)	Transferred Group Personal Property Leases
Schedule 3.2(a)(v)	Transferred Group Intellectual Property Licenses
Schedule 3.2(a)(x)	Transferred Group Other Contracts
Schedule 3.3(f)	Other Excluded Assets
Schedule 3.3(g)	Excluded Contracts
Schedule 3.5	Excluded Obligations
Schedule 4.5(b)(i)	Exceptions to GAAP for Final Closing Date Balance Sheet
Schedule 4.5(c)	Accounting Personnel
Schedule 5.1(a)	Jurisdictions of Incorporation and Foreign Qualification
Schedule 5.1(b)	Subsidiaries
Schedule 5.3	Seller Consents and Violations
Schedule 5.4(b)	Ownership of Shares of the Corporation
Schedule 5.4(c)	Ownership of Shares of the Corporation Subsidiaries
Schedule 5.4(d)	Ownership of Shares – Liens
Schedule 5.5(a)	Combined Financial Statements and Pro Forma Balance Sheets
Schedule 5.5(a)(i)	Exceptions to GAAP for Combined Financial Statements
Schedule 5.5(b)	Corporation Financial Statements
Schedule 5.5(b)(i)	Exceptions to GAAP for Corporation Financial Statements
Schedule 5.5(c)	2004 Group Financial Statements
Schedule 5.5(c)(i)	Exceptions to GAAP for 2004 Group Financial Statements
Schedule 5.5(d)	2003 Group Financial Statements
Schedule 5.5(d)(i)	Exceptions to GAAP for 2003 Group Financial Statements
Schedule 5.5(e)	Interim Corporation Financial Statements
Schedule 5.5(f)	Interim Group Financial Statements
Schedule 5.5(g)	Exceptions to Certain Representations Regarding the Financial Statements
Schedule 5.5(h)	Liabilities
Schedule 5.6	Adverse Effects or Changes
Schedule 5.7(a)	Title to Properties of the Corporation and Corporation Subsidiaries
Schedule 5.7(b)	Title to Properties of the Asset Sellers
Schedule 5.8(a)	Condition of Assets
Schedule 5.9(b)	Leased Real Property and Real Property Leases
Schedule 5.9(c)	Condition of Leased Real Property
Schedule 5.9(d)	Compliance with Zoning and Health Regulations – Current Scheck Real Property Lease
Schedule 5.9(e)	Compliance with Zoning and Health Regulations – Current Third Party Real Property Leases
Schedule 5.10(a)	Owned Personal Property
Schedule 5.10(b)	Leased Personal Property
Schedule 5.11	Computer System
Schedule 5.12	Aged Inventory Amount
Schedule 5.13(a)	Trade Accounts Receivable
Schedule 5.13(c)	Advances
Schedule 5.14(a)(i)	Owned Intellectual Property
Schedule 5.14(a)(ii)	Licensed Intellectual Property and IP Licenses
Schedule 5.14(b)	Representations regarding Intellectual Property
Schedule 5.15	Contracts
Schedule 5.16	Permits
Schedule 5.17(a)	Insurance

Schedule 5.17(b)	Insurance Claims
Schedule 5.18(a)	Employee Benefit Plans and Employment Agreements
Schedule 5.18(c)	Employee Benefits Plans – Compliance with Laws
Schedule 5.18(c)(xii)	Specific Bonus Commitments
Schedule 5.19(a)	Employees
Schedule 5.19(c)	Employment Laws and Employment Claims
Schedule 5.20(a)	Capital Improvements
Schedule 5.20(b)	Significant Non-Capital Expenditures
Schedule 5.21	Taxes
Schedule 5.22	Defaults and Violations
Schedule 5.23	Environmental Matters
Schedule 5.24	Litigation
Schedule 5.25	Conflicts of Interest
Schedule 5.26	Bank Accounts
Schedule 5.27(a)(i)	Major Customers
Schedule 5.27(a)(ii)	Customer Economic Terms
Schedule 5.27(a)(iii)	Owned Private Labels
Schedule 5.27(a)(iv)	Non-Owned Private Labels
Schedule 5.27(a)(v)	Certain Customer Information
Schedule 5.27(a)(vi)	Adverse Changes in Customer Relationships
Schedule 5.27(a)(vii)(A)	Non-Reseller Customers
Schedule 5.28(a)(vii)(B)	Resale Exemption Certificates
Schedule 5.27(b)(i)	Suppliers
Schedule 5.27(b)(ii)	Supplier Economic Terms
Schedule 5.27(b)(iii)	Adverse Changes in Supplier Relationships
Schedule 5.28	Improper and Other Payments
Schedule 5.29	Seller Brokers
Schedule 5.30	Accounting and Disclosure Controls
Schedule 5.31	Sweet Distribution Entities
Schedule 5.32	Sales in Puerto Rico
Schedule 6.3	Purchaser Consents
Schedule 6.5	Purchaser Brokers
Schedule 7.3	Preservation of Business
Schedule 7.5(a)	Withdrawn Corporation Assets
Schedule 7.5(b)	Withdrawn Corporation Obligations
Schedule 7.12	Non-Terminated Contracts
Schedule 7.15(b)(i)	Requirements for Initial Closing Date Balance Sheet
Schedule 7.17	Employees
Schedule 7.25	Third-Party Note
Schedule 12.2	Certain Indemnification Matters
Schedule 14.1(b)(v)	Equity Interest of Affiliate in Designated Person
Schedule 14.1(b)(vi)	Non-Competition
Schedule 15.3	Seller Addresses

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of the 19th  day of May, 2005, by and among Lagasse, Inc., a Louisiana corporation (“Purchaser”), Scheck Investments Limited Partnership, a Delaware limited partnership (“Scheck Investments”), Scheck Alpha LP, a Delaware limited partnership (“Scheck Alpha”), Michael Scheck, an individual resident of the state of Florida (“Michael Scheck”), Raquel Scheck, an individual resident of the state of Florida (“Raquel Scheck”), Jeffrey Scheck, an individual resident of the state of Florida (“Jeffrey Scheck”), Martin Scheck, an individual resident of the state of Florida (“Martin Scheck”), Elise Scheck, an individual resident of the state of Florida (“Elise Scheck”), Steven Scheck, an individual resident of the state of Florida (“Steven Scheck”) (each of Scheck Investments, Scheck Alpha, Michael Scheck, Raquel Scheck, Jeffrey Scheck, Martin Scheck, Elise Scheck and Steven Scheck are sometimes individually referred to herein as a “Shareholder” and collectively as the “Shareholders”), Sweet Paper Sales Group, Inc., a Nevada corporation  (“Group”), Sweet Paper Sales Corp. of Texas, Inc., a Texas corporation and a wholly owned subsidiary of Group (“Sweet Paper Texas”), Sweet Paper Sales Corp. of California, Inc., a Nevada corporation and a wholly owned subsidiary of Group (“Sweet Paper California”), Sweet Paper Sales Corp. of Massachusetts, Inc., a Nevada corporation and a wholly owned subsidiary of Group (“Sweet Paper Massachusetts”), and Damar Distributors Warehouse, a California corporation and a wholly owned subsidiary of Sweet Paper California (“Damar”) (each of Group, Sweet Paper Texas, Sweet Paper California, Sweet Paper Massachusetts and Damar are sometimes individually referred to herein as an “Asset Seller” and collectively as the “Asset Sellers”).  Certain capitalized terms used herein are defined in Article I.

W I T N E S S E T H:

WHEREAS, subject to the terms and conditions of this Agreement, Purchaser wishes to purchase from the Shareholders, and the Shareholders wish to sell to Purchaser, all of the Shares; and

WHEREAS, subject to the terms and conditions of this Agreement, Purchaser wishes to purchase from the Asset Sellers, and the Asset Sellers wish to sell to Purchaser, all of the Assets, and Purchaser is willing to assume all of the Assumed Obligations.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, the parties agree as follows:

ARTICLE 1.

DEFINITIONS

1.1                                 Definitions.  The following terms shall have the following meanings for the purposes of this Agreement:

“Adjusted Purchase Price” shall mean:

(a)                                  the Base Purchase Price; plus

(b)                                 the amount equal to (i) the Closing Date Net Asset Amount (as finalized pursuant to Section 4.5) minus (ii) the Definitive September 30, 2004 Net Asset Amount; minus

(c)                                  the amount, if any, by which the Closing Date Non-Exempt Inventory Amount (as finalized pursuant to Section 4.5) exceeds $1,205,281; minus

(d)                                 the amount, if any, by which the Closing Date Exempt Aged Inventory Amount (as finalized pursuant to Section 4.5) exceeds the Exempt Aged Inventory Threshold Amount; plus

(e)                                  the adjustment amount determined in accordance with Section 4.4(d).

For the avoidance of doubt, for purposes of calculating the “Adjusted Purchase Price”, if the amount defined by clause (b) is a negative number, then the absolute value of such negative number shall be subtracted from the amount defined by clause (a).

“Affiliate” shall mean, with respect to any specified Person, (a) any other Person that, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person, (b) any other Person that is a director, officer or partner, or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, of the specified Person or a Person described in clause (a) of this paragraph, (c) another Person of which the specified Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, or (d) any relative or spouse of the specified Person or any of the foregoing Persons, any relative of any such spouse or any spouse of any such relative; provided, that at any time after the Closing Date, (i) neither the Corporation nor any Corporation Subsidiary shall be deemed to be an Affiliate of any Seller or any Affiliate of any Seller other than the Corporation and the Corporation Subsidiaries and (ii) no Seller or any Affiliate of any Seller other than the Corporation and the Corporation Subsidiaries shall be deemed to be an Affiliate of the Corporation or any Corporation Subsidiary.

“Affiliate Party” shall mean Scheck Family LLC, JEMS of Miami, Inc., SFH Beta Realty Trust, Sweet Distribution, the Corporation, Sweet Paper Georgia and Sweet Paper North Carolina.

“Aged Inventory” shall mean, as of any given date and for any given stock keeping unit, (a) any inventory of such stock keeping unit owned by any Sweet Paper Entity, and included in the inventory of such Sweet Paper Entity, for which there have been no bona fide sales in the ordinary course to third parties during the six (6) month period prior to April 21, 2005 and (b) any inventory of such stock keeping unit owned by any Sweet Paper Entity, and included in the inventory of such Sweet Paper Entity, that is in excess of the amount of sales (net of returns) of such stock keeping unit by the Sweet Paper Entities pursuant to bona fide sales in the ordinary course to third parties during the six (6) month period prior to April 21, 2005; provided, however, that solely with respect to the determination of “Aged Inventory” for any given Exempt Stock Keeping Unit as of the close of business on the Closing Date, “Aged Inventory” shall mean (a) any inventory of such Exempt Stock Keeping Unit owned by any Sweet Paper Entity, and included in the inventory of such Sweet Paper Entity, for which there have been no bona fide sales in the ordinary course to third parties during the six (6) month period prior to the Closing Date and (b) any inventory of such Exempt Stock Keeping Unit owned by any Sweet Paper Entity, and included in the inventory of such Sweet Paper Entity, that is in excess of the amount of sales (net of returns) of such Exempt Stock Keeping Unit by the Sweet Paper Entities pursuant to bona fide sales in the ordinary course to third parties during the six (6) month period prior to the Closing Date.

“Aged Inventory Amount” shall mean, as of any given date and for any given stock keeping unit, the product of (a) the quantity of such stock keeping unit that is Aged Inventory as of such date multiplied by (b) the “inventory cost per unit” for such stock keeping unit.  Notwithstanding anything to the contrary set forth herein, for the avoidance of doubt, with respect to the calculation of the Aged Inventory Amount on an aggregate basis and for each applicable stock keeping unit included in the inventory of any Sweet Paper Entity, any inventory that satisfies the criteria of both of the two components of the definition of “Aged Inventory” shall be counted only once.

 “Agreement” shall mean this Purchase and Sale Agreement, including all exhibits and schedules hereto, as it may be amended from time to time in accordance with its terms.

“Asset Seller Real Property Leases” shall mean the Current Third Party Real Property Leases under which any Asset Seller is the lessee.

“Assignment and Assumption Agreement” shall mean the assignment and assumption agreement, to be entered by and among each Asset Seller and Purchaser, substantially in the form attached hereto as Exhibit 1.1(a).

“Assignment and Assumption of Lease” shall mean the assignment and assumption agreement, to be entered into with respect to each Asset Seller Real Property Lease, by and between Purchaser and the applicable Asset Seller, substantially in the form attached hereto as Exhibit 1.1(b).

“Bill of Sale” shall mean the bill of sale, to be executed by each Asset Seller in favor of Purchaser, substantially in the form attached hereto as Exhibit 1.1(c).

“Boston Real Property Lease” shall mean the lease, to be executed by SFH Beta Realty Trust and Purchaser, substantially in the form attached hereto as Exhibit 1.1(d).

“Business” shall mean the business, as previously and currently conducted by the Sweet Paper Entities, of (a) purchasing, selling and distributing food service wares, small wares, industrial supplies, personal healthcare supplies, office supplies, food products, janitorial supplies and sanitation supplies (including paper, plastics and other related products), and (b) related marketing and logistics services to or on behalf of customers or suppliers, in the case of each of clauses (a) and (b), in North America, Central America, South America and the Caribbean (including Puerto Rico).

“Business Day” shall mean any day of the year other than (a) any Saturday or Sunday or (b) any other day on which banks located in Illinois or Florida generally are closed for business.

“Cash” shall mean all cash, certificates of deposits, bank deposits and other cash equivalents, together with all accrued but unpaid interest thereon.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Closing” shall mean the consummation of the transactions contemplated herein in accordance with Article 10.

“Closing Date” shall mean the date on which the Closing occurs or is to occur.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Combined Balance Sheets” shall mean the compiled, combined, consolidating balance sheets of the Sweet Paper Entities as of September 30, 2004 (as derived from the audited consolidated balance sheets included in the Corporation Financial Statements and the 2004 Group Financial Statements), that are included in the Combined Financial Statements.

“Combined Financial Statements” shall mean the compiled, combined, consolidating financial statements of the Sweet Paper Entities as of and for the twelve (12) months ended September 30, 2004 (as derived from the Corporation Financial Statements and the 2004 Group Financial Statements), consisting of (a) the combined balance sheets as of September 30, 2004, (b) the related combined statement of operations and retained earnings (deficit) for the twelve (12) months ended September 30, 2004 and (c) the related combined statement of cash flows for the twelve (12) months ended September 30, 2004.

“Confidential Information” of any Person shall mean all of such Person’s (a) Information and Records and (b) to the extent applicable, personal information.

“Contract” shall mean any contract, lease, sales order, purchase order, agreement, warranty, indenture, mortgage, note, bond, right, warrant or instrument, whether written or verbal (and any and all amendments thereto).

“Corporation” shall mean Sweet Paper Sales Corp., a Florida corporation.

“Corporation Financial Statements” shall mean the audited consolidated financial statements of the Corporation and the Corporation Subsidiaries as of and for the twelve (12) months ended September 30, 2004, consisting of (a) the consolidated balance sheet as of September 30, 2004, (b) the related consolidated statement of operations and retained earnings (deficit) for the twelve (12) months ended September 30, 2004 and (c) the related consolidated statement of cash flows for the twelve (12) months ended September 30, 2004 (in each case, including the notes thereto).

“Corporation Subsidiaries” shall mean Sweet Paper Georgia and Sweet Paper North Carolina.

“Corporation Transfer Agreement” shall mean the assignment and assumption agreement, to be entered into by and among the Corporation, the Corporation Subsidiaries and Scheck Alpha, substantially in the form attached hereto as Exhibit 1.1(e).

“Current Scheck Real Property Lease” shall mean the Master Warehouse Lease, dated as of June 10, 1999, between Scheck Family LLC, JEMS of Miami, Inc. and the Corporation.

“Current Third Party Real Property Leases” shall mean the Real Property Leases other than the Current Scheck Real Property Lease.

“Definitive September 30, 2004 Net Asset Amount” shall mean $50,879,447; provided, however, if a Revised September 30, 2004 Net Asset Amount is finalized pursuant to Section 4.5, then the “Definitive September 30, 2004 Net Asset Amount” shall be the Revised September 30, 2004 Net Asset Amount (as finalized pursuant to Section 4.5).

“Dollars” or numbers preceded by the symbol “$” shall mean amounts in United States Dollars.

“Employees” shall mean all individuals employed by the Asset Sellers primarily in connection with the operation of the Business and all individuals employed by the Corporation or any Corporation Subsidiary (including, in each case, those who are actively employed or on leave, disability or other absence from employment) immediately prior to Closing.

“Environment” shall mean ambient air, indoor air, soil, surface water, ground water, drinking water, land or subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Claim” shall mean, with respect to any Person, any written notice, claim,  demand or request for information by any other Person alleging such Person’s liability for any costs, cleanup costs, response, corrective action or other costs, damages to natural resources or other property, personal injuries, fines or penalties arising out of or resulting from (a) the presence, Release or threatened Release into the Environment, of any Hazardous Material at any location, whether or not owned by such Person, or (b) any violation of any Environmental Law.  The term “Environmental Claim” shall include any written notice, claim, demand or other communication by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the known or suspected presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the Environment.

“Environmental Law” shall mean any Law that imposes liability or standards of conduct concerning, or otherwise relates to, discharges, emissions, Releases or threatened Releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes, substances or materials, whether as matter or energy, into ambient air, water or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants or hazardous or toxic wastes, substances or materials, including CERCLA, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, as amended, the Clean Water Act of 1977, as amended, any so-called

“Superfund” or “Superlien” Law (including those already referenced in this definition) and any other Law having a similar subject matter.

“Environmental Permit” shall mean any Permit required by or pursuant to any applicable Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any Person, any corporation, trade or business that, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of sections 414(b) or (c) of the Code.

“Exempt Aged Inventory Threshold Amount” shall mean (a) $1,600,650 or (b) if Purchaser, in its sole discretion, designates an amount that is greater than $1,600,650 pursuant to Section 4.5(d), such greater amount designated by Purchaser.

“Exempt Stock Keeping Units” shall mean (a) those stock keeping units identified with a “Y” in the column labeled as “agree Y/N” on Schedule 5.12 and (b) those stock keeping units that are included in the Closing Date Aged Inventory Report but are not set forth on Schedule 5.12.

“Facility Mortgage Loan” shall mean that certain mortgage loan made by GMAC to Scheck Family LLC and Jems of Miami, Inc. evidenced by a Promissory Note in the amount of $17,420,000 dated June 10, 1999.

“Facility Mortgage Loan Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of June 10, 1999, issued by the Corporation and Michael Scheck in favor of GMAC with respect to the Facility Mortgage Loan.

“Facility Mortgage Loan Guaranty” shall mean that certain Guaranty, dated as of June 10, 1999, issued by the Corporation and Michael Scheck in favor of GMAC with respect to the Facility Mortgage Loan.

“Financial Statements” shall mean (a) the Combined Financial Statements, (b) the Pro Forma Balance Sheets, (c) the Corporation Financial Statements, (d) the 2004 Group Financial Statements, (e) the 2003 Group Financial Statements, (f) the Interim Corporation Financial Statements and (g) the Interim Group Financial Statements.

“$15 Million Letter of Credit” shall mean the irrevocable, standby letter of credit to be issued by Wachovia Bank, N.A. in favor of Purchaser in the stated amount of $15,000,000, in the form attached hereto as Exhibit 1.1(f).

“$5 Million Letter of Credit” shall mean the irrevocable, standby letter of credit to be issued by Wachovia Bank, N.A. in favor of Purchaser in the stated amount of $5,000,000, in the form attached hereto as Exhibit 1.1(g).

“GAAP” shall mean United States generally accepted accounting principles as in effect on any applicable date.

“GMAC” shall mean GMAC Commercial Mortgage Corporation.

“Governmental Authority” shall mean the government of the United States or any foreign country or any state or political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, tribunal, grand jury, arbitrator or any other quasi-governmental entity established to perform such functions.

“Hazardous Substance” shall mean any material, substance, constituent, waste, compound or other matter that (a) constitutes a hazardous substance, toxic substance or pollutant (as such terms are defined by, pursuant to, or result in liability under, any Environmental Law) or (b) is regulated or controlled as a hazardous substance, toxic substance, pollutant or other regulated or controlled material, substance or matter pursuant to any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnitee” shall mean the Person or Persons entitled to, or claiming a right to, indemnification under Article 12.

“Indemnitor” shall mean the Person or Persons claimed by the Indemnitee to be obligated to provide indemnification under Article 12.

“Information and Records” of any Person shall mean all books and records (other than minute books and corporate records and including accounting and other financial books and records), files, databases, plans, specifications, technical information, confidential information, price lists, promotional materials, advertising copy and data, marketing research and information, competitive analyses, customer impact analyses, sales records, service records, Tax records, customer lists and files (including customer credit, collection, deposit and complaint information), customer profiles and other customer information, vendor lists and files, and all other proprietary information of such Person.

“Intellectual Property” shall mean all United States and foreign patents (including continuations, continuations-in-part, reissues and re-examinations thereof) and patent applications; Marks; copyrights and copyright registrations (and applications for registration of the same); trade secrets; computer data (including formulations and analyses), computer programs and software (in source code and object code form) and firmware and all related programming, user and systems documentation; inventions, processes and designs (whether or not patentable or reduced to practice); know-how and formulae; and all other intellectual property rights and assets.

“Interim Corporation Financial Statements” shall mean the unaudited consolidated financial statements of the Corporation and the Corporation Subsidiaries as of and for the three (3) months ended December 31, 2004 and the four (4) months ended January 31, 2005, consisting of (a) the consolidated balance sheets as of December 31, 2004 and January 31, 2005, and (b) the related consolidated statements of operations and retained earnings (deficit) for the three (3) months ended December 31, 2004 and the four (4) months ended January 31, 2005.

“Interim Group Financial Statements” shall mean the unaudited consolidated financial statements of the Asset Sellers as of and for the three (3) months ended December 31, 2004 and the four (4) months ended January 31, 2005, consisting of (a) the consolidated balance sheets as of December 31, 2004 and January 31, 2005, and (b) the related consolidated statements of operations and retained earnings (deficit) for the three (3) months ended December 31, 2004 and the four (4) months ended January 31, 2005.

“Inventory Amount” shall mean, as of any given date and for any given stock keeping unit, the product of (a) the quantity of such stock keeping unit owned by any Sweet Paper Entity, and included in the inventory of such Sweet Paper Entity, as of such date multiplied by (b) the “inventory cost per unit” for such stock keeping unit.

“IRS” shall mean the United States Internal Revenue Service.

“knowledge of Purchaser,” or any similar expression with regard to the knowledge or awareness of or receipt of notice by Purchaser, shall mean all facts actually known, as of the date hereof, by any Person set forth on Schedule 1.1(a).

“knowledge of Sellers,” or any similar expression with regard to the knowledge or awareness of or receipt of notice by Sellers, shall mean all facts actually known by any Shareholder that is a natural person or any Person set forth on Schedule 1.1(b).

“Law” shall mean any law, statute, regulation, ordinance, rule, order, decree, judgment, injunction, common law, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

“Lien” shall mean any lien (except for any lien for Taxes not yet due and payable), mortgage, charge, restriction, pledge, security interest, option, lease, sublease or right of any third party.

“Loss” or “Losses” shall mean any and all losses, liabilities, costs, claims, damages, penalties and expenses (including reasonable attorneys’ fees and expenses and costs of investigation and litigation).  In the event any of the foregoing are indemnifiable hereunder, the terms “Loss” and “Losses” shall include any and all reasonable attorneys’ fees and expenses and costs of investigation and litigation incurred by the Indemnitee in enforcing such indemnity.

“Marks” shall mean registered and unregistered trade names, trademarks, service names, service marks and logos (and applications for registration of the same) and all goodwill associated therewith.

“Material Adverse Effect” shall mean an effect (or circumstance involving a prospective effect) on the business, operations, assets, liabilities, results of operations, cash flows or condition (financial or otherwise) of the Sweet Paper Entities, the Assets and the Business, taken as a whole, that is materially adverse; provided, that in each case a “Material Adverse Effect” will not be deemed to include effects or circumstances resulting from (a) general economic, business, political, industry, legal, regulatory or financial conditions that do not have a material disproportionate effect on the Sweet Paper Entities or the Assets or the Business, (b) the announcement of the transactions contemplated by this Agreement, (c) changes in GAAP or statutory accounting principles, or (d) any action taken or omitted to be taken pursuant to the terms of this Agreement.

“Non-Exempt Stock Keeping Units” shall mean those stock keeping units identified with an “N” in the column labeled as “agree Y/N” on Schedule 5.12.

“Parent” shall mean United Stationers Inc., a Delaware corporation and the indirect parent of Purchaser.

“Pay-Off Letter” shall mean a letter from a Sweet Paper Creditor addressed to Purchaser, the Corporation and Group, and in a form satisfactory to Purchaser, covering all of the following:  (a) identifying the documents pursuant to which any Sweet Paper Entity is obligated to such Sweet Paper Creditor with respect to Sweet Paper Debt and all documents related to, or entered into in connection with the incurrence of, the Sweet Paper Debt (the “Debt Instruments”), (b) if applicable, providing the Sweet Paper Creditor’s consent to (and waiving any default or other effect under the Debt Instruments in respect of) the transactions contemplated by this Agreement and the Related Agreements, (c) stating the amount that would constitute payment in full under such Debt Instruments as of the Closing Date, (d) acknowledging that, upon receipt of such payment in full, (i) all obligations under the Debt Instruments shall be fully discharged, (ii) any and all covenants and restrictions on the activities of any Sweet Paper Entity under such Debt Instruments shall be terminated and (iii) any and all Liens held by such Sweet Paper Creditor or its Affiliates in connection with such Debt Instruments on the Shares, the assets and properties of the Corporation and the Corporation Subsidiaries, and the Assets shall be terminated and released and (e) containing any other information reasonably requested by Purchaser.

“Permit” shall mean any permit, license, approval, consent or other authorization required or granted by any Governmental Authority.

“Person” shall mean any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association or other entity.

“Pre-Closing Tax Period” shall mean (a) any Tax period ending on or before the close of business on the Closing Date and (b) in the case of any Tax period that includes, but does not end on, the Closing Date, the portion of such period up to and including the Closing Date.

“Pro Forma Balance Sheets” shall mean the Combined Balance Sheets as adjusted in accordance with the Pro Forma Calculation Principles.

“Pro Forma Calculation Principles” shall mean the principles set forth on Schedule 1.1(c).

“Purchase Price Adjustment Holdback Amount” shall mean an amount equal to the greater of (a) $2,000,000 and (b) the remainder of (i) the Estimated Net Asset Amount minus (ii) $50,879,447 (which amount the parties hereto agree and acknowledge represents an estimate of the Net Asset Amount as of September 30, 2004), minus (iii) $5,000,000 (in the case of each of clauses (a) and (b), as such amount may be reduced by any amounts from time to time paid or retained therefrom).

“Purchaser Indemnified Parties” shall mean Purchaser and each of its Affiliates (including, after the Closing, the Corporation and the Corporation Subsidiaries), and their respective officers, directors, employees, agents and representatives; provided, that in no event shall any Seller be deemed a Purchaser Indemnified Party.

“Related Agreement” shall mean any Contract that is or is to be entered into at the Closing or otherwise pursuant to this Agreement.  The Related Agreements executed by a specified Person shall be referred to as “such Person’s Related Agreements,” “its Related Agreements” or another similar expression.

“Release” shall mean (a) any release, spill, emission, incorporation, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the Environment or (b) the act of releasing, spilling, emitting, incorporating, leaking, pumping, injecting, depositing, disposing, discharging, dispersing, leaching or migrating into the Environment.

“Representatives” shall mean, with respect to any Person, such Person’s Affiliates and its officers, directors, managers, advisors and other representatives; provided, however, that for purposes of this Agreement, the Person set forth on Schedule 14.1(b)(v) shall not be deemed to be a Representative of any Person.

“Restricted Business” shall mean the business of any or all of the following: (a) purchasing, selling and distributing food service wares, small wares, industrial supplies, personal healthcare supplies, office supplies, food products, janitorial supplies and sanitation supplies (including paper, plastics and other related products), and (b) related marketing and logistics services to or on behalf of customers or suppliers, in the case of each of clauses (a) and (b), in North America, Central America, South America or the Caribbean (including Puerto Rico).

“Scheck Charitable Lead Trust” shall mean the Trust Agreement, dated July 31, 2004, by and between Scheck Alpha LP (as Settlor) and Jeffrey Scheck and Gil Bonwitt (as Trustees), as amended.

“Scheck Real Property” shall mean the Leased Real Property that is leased, as of the date hereof, pursuant to the Current Scheck Real Property Lease.

“Sellers” shall mean the Shareholders and the Asset Sellers.

“Shares” shall mean, collectively, (a) the 100 shares of Class A Voting Common Stock, $.001 par value per share, of the Corporation, held of record by the Shareholders and (b) the 9,900 shares of Class B Non-Voting Common Stock, $.001 par value per share, of the Corporation, held of record by the Shareholders.

“Shareholders’ Agreement” shall mean the Shareholders’ Agreement, dated as of December 30, 1992, by and among the Corporation, Michael Scheck, Raquel Scheck, Jeffrey Scheck, Martin Scheck, Elise Scheck, Steven Scheck and Scheck Investments.

“SOX” shall mean the Sarbanes-Oxley Act of 2002, including all rules and regulations relating thereto.

“Sweet Distribution” shall mean Sweet Distribution, LLC, a Delaware limited liability company.

“Sweet Distribution Business” shall mean the wholesale distribution of pre-sold, consumer branded retail products to resellers for distribution to retailers, generally in the manner currently conducted by Sweet Distribution (which business, as currently conducted, is believed by Sellers and Purchaser (a) to generally sell stock keeping units that are different from those stock keeping units that Purchaser or any Sweet Paper Entity sells and (b) to generally sell to customers that are different from those customers to which Purchaser or any Sweet Paper Entity sells).

“Sweet Distribution Sublease” shall mean the sublease, to be entered into by and between the Corporation and Sweet Distribution, substantially in the form attached hereto as Exhibit 1.1(h).

“Sweet Paper Creditors” shall mean those Persons (including all Persons set forth on Schedules 1.1(d)(i), (ii) and (iii)) (a) to which any Sweet Paper Debt is owed or (b) that possess a Lien on any Shares, any assets or properties of the Corporation or any Corporation Subsidiary, or any Assets securing any Sweet Paper Debt.

“Sweet Paper Debt” shall mean any (a) indebtedness for borrowed money or any obligations evidenced by bonds, debentures, notes or other similar instruments, any bank overdrafts or any capitalized lease obligations (including all such indebtedness for borrowed money, obligations and bank overdrafts set forth on Schedule 1.1(d)(i), but excluding the  Facility Mortgage Loan Guaranty, the Facility Mortgage Loan, the Facility Mortgage Loan Environmental Indemnity and the Current Scheck Real Property Lease), and all interest thereon and fees and other expenses related thereto, (b) obligations issued or assumed as the deferred purchase price of property or services (including all such obligations set forth on Schedule 1.1(d)(ii), but excluding obligations to any vendor of any Sweet Paper Entity for raw materials, inventory, services and supplies incurred in the ordinary and usual course of business), and all interest thereon and fees and other expenses related thereto, and (c) severance amounts payable at or prior to the Closing to any current or former employee of any Sweet Paper Entity (including all such severance amounts set forth on Schedule 1.1(d)(iii)) and all interest thereon and fees and other expenses related thereto, in the case of each of clauses (a), (b) and (c), that (i) is owed to any Person by any Sweet Paper Entity or (ii) is secured by a Lien on any Shares, any assets or properties of the Corporation or any Corporation Subsidiary, or any Assets (excluding any Lien arising in favor of any lessor with respect to an operating lease).

“Sweet Paper Entities” shall mean, collectively, the Corporation, the Corporation Subsidiaries and the Asset Sellers.

“Sweet Paper Georgia” shall mean Sweet Paper Sales Corp. of Georgia, a Georgia corporation.

“Sweet Paper North Carolina” shall mean Sweet Paper Sales Corp. of North Carolina, a North Carolina corporation.

“Taxes” shall mean all taxes, charges, fees, duties, levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, license, payroll, unemployment, environmental, customs duties, capital stock, disability, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, severance and employees’ income withholding and Social Security taxes imposed by any Governmental Authority, and such term shall include all applicable interest, penalties or additions to tax including any penalties and additions to taxes relating to the failure to comply with tax reporting obligations including the reporting obligations described in Treasury Regulation Section 1.6011-4.

“Tax Return” shall mean any report, return, registration, document, declaration, payee statement or other information or filing required to be filed or provided to any Governmental Authority or any Person with respect to Taxes.

“Tax Statute of Limitations Date” shall mean the close of business on the 60th day after the expiration of the applicable statute of limitations with respect to Taxes, including any extensions thereof (or if such date is not a Business Day, the next Business Day).

“Tax Warranty” shall mean a representation or warranty in Section 5.18 or 5.21.

“Third Party Real Property” shall mean the Leased Real Property that is leased pursuant to the Current Third Party Real Property Leases.

“Title and Authorization Warranty” shall mean a representation or warranty in Section 5.1, 5.2, 5.3, 5.4, 5.7, 5.29, 6.1, 6.2, 6.3 or 6.5.

“Transferred Employees” shall mean all Employees who, at or immediately after the Closing, are employed by Purchaser, by the Corporation or by any Corporation Subsidiary.

“2003 Group Financial Statements” shall mean the audited consolidated financial statements of the Asset Sellers as of and for the twelve (12) months ended December 31, 2003, consisting of (a) the consolidated balance sheet as of December 31, 2003, (b) the related consolidated statement of operations and retained earnings (deficit) for the twelve (12) months ended December 31, 2003 and (c) the related consolidated statement of cash flows for the twelve (12) months ended December 31, 2003 (in each case, including the notes thereto).

“2004 Group Financial Statements” shall mean the audited consolidated financial statements of the Asset Sellers as of and for the twelve (12) months ended September 30, 2004, consisting of (a) the consolidated balance sheet as of September 30, 2004, (b) the related consolidated statement of operations and retained earnings (deficit) for the twelve (12) months ended September 30, 2004 and (c) the related consolidated statement of cash flows for the twelve (12) months ended September 30, 2004 (in each case, including the notes thereto).

“Wachovia Facility” shall mean that certain revolving credit facility extended by Wachovia Bank, N.A. to the Corporation pursuant to the Amended and Restated Loan and

Security Agreement, dated as of April 28, 1995, between the Corporation and Wachovia Bank, N.A. (as amended) and all documents executed in connection therewith.

1.2                                 Other Definitions.  In addition to the terms defined in Section 1.1, certain other terms are defined elsewhere in this Agreement, and, whenever such terms are used in this Agreement, they shall have their respective defined meanings, unless the context expressly or by necessary implication otherwise requires.  The definitions of terms of general applicability are set forth in the sections listed below.

Term	Section

Accounting Firm	4.5(e)
Advances	5.13(c)
Arrangements	5.18(a)
Asset Allocation Schedule	4.6(c)
Assets	3.1
Asset Sellers	Preamble
Assumed Contracts	3.2(a)
Assumed Obligations	3.4
Assumed Permits	3.2(b)
Base Purchase Price	4.1(a)
Basket Amount	12.4(a)
Benefit Plans	5.18(b)
Closing Date Adjustment Materials	4.5(a)(iii)
Closing Date Aged Inventory Report	4.5(a)(iii)
Closing Date Exempt Aged Inventory Amount	4.5(a)(iii)
Closing Date Net Asset Amount	4.5(a)(i)
Closing Date Non-Exempt Inventory Amount	4.5(a)(iii)
Closing Date Payment	4.1(c)
Closing Date Seller Payment	4.1(d)
Closing Date Sweet Paper Debt Amount	7.13
Computer System	5.11
Damar	Preamble
Defeasance	7.27(a)
Defeasance Deposit Amount	7.27(a)
Defeasance Escrow Account	7.27(a)
Disclosing Party	7.9(a)
Elise Scheck	Preamble
Employment Agreements	5.18(a)
Estimated Closing Date Balance Sheet	4.4(a)
Estimated Net Asset Amount	4.4(a)
Estimated Purchase Price	4.1(b)
Excluded Assets	3.3
Excluded Contracts	3.3(g)
Excluded Obligations	3.5
Facility Mortgage Loan Instruments	7.27(a)
Final Closing Date Balance Sheet	4.5(a)(i)
$15 Million LC Expiration Date	12.10(b)(iii)
$5 Million LC Expiration Date	12.10(a)(iii)

Term	Section

401(k) Plan	7.17(f)
Group	Preamble
Initial Closing Date Balance Sheet	7.15(a)
Intellectual Property Licenses	5.14(a)
Jeffrey Scheck	Preamble
Leased Real Property	5.9(b)
Licensed Intellectual Property	5.14(a)
Lundy Shacter	4.4(f)
Major Customer	5.27(a)
Martin Scheck	Preamble
Michael Scheck	Preamble
Net Asset Amount	4.4(a)
New Scheck Real Property Lease	7.27(c)
Non-Competition Covenant	14.2
Non-Competition Payment	4.3
Non-Competition Period	14.1(a)
Non-Required Consents	7.4(a)
Notice of Acceptance	4.5(d)(i)
Notice of Objections	4.5(d)(ii)
Other Tax Claim	13.6(b)
Owned Intellectual Property	5.14(a)
Plans	5.18(a)
Pre-Closing Certificate	4.4(f)
Pre-Closing Exempt Aged Inventory Amount	5.12(b)
Pre-Closing Non-Exempt Aged Inventory Amount	5.12(b)
Property Taxes	13.2
Purchase Price Increase Amount	4.5(h)(i)
Purchase Price Reduction Amount	4.5(h)(ii)
Purchaser	Preamble
Raquel Scheck	Preamble
Real Property Leases	5.9(b)
Receiving Party	7.9(a)
Recipient	13.6(a)
Revised Pro Forma Balance Sheets	4.5(a)(ii)
Revised September 30, 2004 Net Asset Amount	4.5(a)(ii)
Scheck Alpha	Preamble
Scheck Investments	Preamble
Section 13.1(b) Return	13.1(b)
Seller Representative	15.17
Shareholders	Preamble
Steven Scheck	Preamble
Straddle Period	13.2
Straddle Return	13.1(a)
Supplier	5.27(b)(i)
Supplier Economic Terms	5.27(b)(ii)
Sweet Distribution Entities	5.31
Sweet Paper Assets	5.8(b)

Term	Section

Sweet Paper California	Preamble
Sweet Paper Massachusetts	Preamble
Sweet Paper Texas	Preamble
Tax Claim	13.6(a)
3-Party Mutual Nondisclosure Agreement	15.15
Transaction Consents	7.4(d)
Transferee	7.5
Transferred Group Customer Contracts	3.2(a)(ii)
Transferred Group Fixed Assets	3.1(b)
Transferred Group Information and Records	3.1(f)
Transferred Group Intellectual Property Licenses	3.2(a)(v)
Transferred Group Inventory	3.1(a)
Transferred Group Other Receivables	3.1(e)
Transferred Group Owned Intellectual Property	3.1(g)
Transferred Group Personal Property Leases	3.2(a)(i)
Transferred Group Trade Receivables	3.1(d)
Transferred Group Vehicles	3.1(c)
Transferred Group Vendor Contracts	3.2(a)(iii)
Transferred Group Warehouse Contracts	3.2(a)(iv)
Travelers	7.24
Undeserved Portion	12.10(a)(ii)
Unresolved Adjustments	4.5(e)
Unresolved Claims	12.10(b)(iii)
Unresolved Claims Amount	12.10(b)(iii)
Wachovia Letter of Credit	7.24
WARN Act	5.19(f)
Withdrawn Corporation Assets	7.5
Withdrawn Corporation Obligations	7.5

1.3                                 Interpretation.  The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.  The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement.  The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.  Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually.  Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect at the time that is applicable to such reference in accordance with the terms thereof and, if applicable, the terms hereof.  Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, at the time that is applicable to such reference, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder.  Underscored references to Articles, Sections,

Subsections or Schedules shall refer to those portions of this Agreement.  The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of or Exhibit or Schedule to this Agreement.  No specific representation, warranty or covenant contained herein shall limit the generality or applicability of a more general representation, warranty or covenant contained herein.  A breach of or inaccuracy in any representation, warranty or covenant shall not be affected by the fact that any more general or less general representation, warranty or covenant was not also breached or inaccurate.

1.4                                 Provision and Delivery of Information.  Any reference in this Agreement to the fact that any information has been provided or delivered by Sellers to Purchaser shall mean that such information was either (a) directly provided or delivered by Sellers to one of Purchaser’s directors, officers, employees or other Representatives or (b) made available by Sellers to Purchaser through the “Project Springfield” online virtual data room web site provided by IntraLinks, Inc.

1.5                                 GAAP and Consistency.  For the avoidance of doubt, with respect to those provisions herein relating to the GAAP compliant version of the Estimated Closing Date Balance Sheet, the Final Closing Date Balance Sheet and the Initial Closing Date Balance Sheet, if there is any conflict between GAAP (on the one hand) and the practices used to prepare the Combined Balance Sheets (on the other hand), GAAP shall prevail.  For the avoidance of doubt, “consistently applied” shall mean consistent with the application of accounting principles and policies (and methods to determine estimates and judgments) utilized in the construct of the Combined Financial Statements.

1.6                                 Balance Sheets.

(a)                                  GAAP Version of Balance Sheets.  Any reference herein to the “GAAP version” of the Estimated Closing Date Balance Sheet, the Final Closing Date Balance Sheet or the Initial Closing Date Balance Sheet shall mean such balance sheet prior to any adjustments being implemented in accordance with the Pro Forma Calculation Principles.

(b)                                 Pro Forma Versions of Balance Sheets.  Any reference herein to the “pro forma version” of the Estimated Closing Date Balance Sheet, the Final Closing Date Balance Sheet or the Initial Closing Date Balance Sheet shall mean such balance sheet as adjusted in accordance with the Pro Forma Calculation Principles.

1.7                                 Schedules.

(a)                                  To the extent applicable, the information set forth on each Schedule to this Agreement shall be organized and categorized by reference to the particular Sweet Paper Entity or Sweet Paper Entities to which such scheduled information pertains.

(b)                                 The inclusion of information in any Schedule shall not be construed as an admission that such information is material to any Sweet Paper Entity.  In addition, matters reflected in any Schedule are not necessarily limited to matters required by this Agreement to be reflected in such Schedule.  Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.  Any item set forth on one Schedule shall not be deemed to have been set forth on any other Schedule unless such item is relevant to such other Schedule and such relevance is reasonably apparent.

ARTICLE 2.

SALE AND PURCHASE OF SHARES

2.1                                 Sale and Purchase of Shares.  Subject to the terms and conditions of this Agreement, at and as of the Closing, each Shareholder shall sell to Purchaser the number of Shares set forth next to the name of such Shareholder on Schedule 5.4(b), free and clear of all Liens, and Purchaser shall purchase all of the Shares.

ARTICLE 3.

SALE AND PURCHASE OF ASSETS;
ASSUMPTION OF ASSUMED OBLIGATIONS

3.1                                 Purchased Assets.  Except as provided in Section 3.3, and subject to the terms and conditions of this Agreement, at and as of the Closing, the Asset Sellers shall sell, assign, convey, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and take assignment and delivery of, all of the Asset Sellers’ title, right and interest in and to all of the assets, properties and rights (wherever located) that are used or held for use in, primarily related to or necessary for the Business, including the following:

(a)                                  Inventory.  All supplies, materials and other inventories held for resale,  packaging materials and marketing materials that are used or held for use in, primarily related to or necessary for the Business (collectively, the “Transferred Group Inventory”), including the Transferred Group Inventory as of April 30, 2005 set forth on Schedule 3.1(a) (other than such Transferred Group Inventory set forth on such Schedule that is sold prior to the Closing not in violation of any provisions of this Agreement);

(b)                                 Fixed Assets.  All machinery, equipment, storage racking, fixed assets, furniture, tools, spare and replacement parts, maintenance equipment, materials, computers, printers, servers and other items of personal property of every kind and description that are used or held for use in, primarily related to or necessary for the Business, other than the Transferred Group Vehicles and the Transferred Group Inventory (collectively, the “Transferred Group Fixed Assets”), including the Transferred Group Fixed Assets as of September 30, 2004 set forth on Schedule 3.1(b) (other than such Transferred Group Fixed Assets set forth on such Schedule that are sold prior to the Closing not in violation of any provisions of this Agreement);

(c)                                  Vehicles.  All automobiles, service trucks, delivery trucks, tractors, trailers and other vehicles that are used or held for use in, primarily related to or necessary for the Business (collectively, the “Transferred Group Vehicles”);

(d)                                 Trade Receivables.  All trade receivables to the extent arising out of or from the operation of the Business (the “Transferred Group Trade Receivables”);

(e)                                  Other Receivables.  All receivables other than trade receivables to the extent arising out of or from the operation of the Business, including rebates, allowances and other receivables from suppliers (“Transferred Group Other Receivables”);

(f)                                    Information and Records.  All Information and Records that are used or held for use in, primarily related to or necessary for the Business, other than the Transferred Group Owned Intellectual Property (collectively, the “Transferred Group Information and Records”);

(g)                                 Owned Intellectual Property.  All Intellectual Property used or held for use in, primarily related to or necessary for the Business, including all rights to sue and recover for past infringement or misappropriation thereof and to receive all income, royalties, damages and payments for past and future infringements thereof (the “Transferred Group Owned Intellectual Property”), including the Transferred Group Owned Intellectual Property set forth on Schedule 3.1(g);

(h)                                 Customer Goodwill.  All of the goodwill relating to customer relationships  to the extent resulting from the conduct of the Business by any Asset Seller;

(i)                                     Prepaid Expenses.  All prepaid expenses, including ad valorem Taxes and lease and rental payments;

(j)                                     Rights of Set-Off, etc.  All claims, causes of action, rights of recovery and rights of set-off of any kind relating to or arising out of the Assets or the Business, including any claims against insurance companies;

(k)                                  Cash.  All Cash; and

(l)                                     Other Assets.  All other assets and rights of every kind and description not of a type specifically identified in this Section 3.1, wherever located, personal or mixed, tangible or intangible, known or unknown, that are used or held for use in, primarily related to or necessary for the Business, including (i) all assets of any Asset Seller reflected on the Pro Forma Balance Sheets, other than those assets so reflected that have been sold or otherwise disposed of not in violation of any provisions of this Agreement during the period from the date of the Combined Balance Sheets until the Closing Date and (ii) all assets acquired after the date of the Combined Balance Sheets by any Asset Seller primarily in connection with the Business, but excluding, in any case, (A) any Contract or Permit (it being understood that the only Contracts or Permits to be transferred to Purchaser shall be the Assumed Contracts and Assumed Permits) and (B) the Excluded Assets.

All of the foregoing assets described in this Section 3.1, together with the Assumed Contracts and the Assumed Permits, are referred to herein collectively as the “Assets”.

3.2                                 Assignment of Contracts and Permits.

(a)                                  Assignment of Contracts.  Except as provided in Section 3.3, and subject to the terms and conditions of this Agreement, at and as of the Closing, the Asset Sellers shall assign and transfer to Purchaser, and Purchaser shall take assignment of, all of the Asset Sellers’ title, right and interest in and to all of the Contracts to which the Asset Sellers are a party and that relate to, in whole or in part, other Assets or that are used or held for use in, primarily related to or necessary for the Business (all such Contracts are referred to herein collectively as the “Assumed Contracts”), including the following:

(i)                                     Personal Property Leases.  All leases to or by any Asset Seller of personal property, which leases or leased personal property relate to, in whole or in part, other Assets or are used or held for use in, primarily related to or necessary for the Business (collectively, the “Transferred Group Personal Property Leases”), including the Transferred Group Personal Property Leases set forth on Schedule 3.2(a)(i);

(ii)                                  Customer Contracts.  All customer Contracts, sales orders and other Contracts for the sale or provision by any Asset Seller of goods and/or services, which Contracts or goods and/or services relate to, in whole or in part, other Assets or are used or held for use in, primarily related to or necessary for the Business (collectively, the “Transferred Group Customer Contracts”);

(iii)                               Vendor Contracts.  All purchase orders and other Contracts for the purchase by any Asset Seller of goods and/or services, which Contracts or goods and/or services relate to, in whole or in part, other Assets or are used or held for use in, primarily related to or necessary for the Business (collectively, the “Transferred Group Vendor Contracts”);

(iv)                              Warehouse Contracts.  All Contracts for the consignment, bailment or warehousing of any property with or by any Asset Seller, which Contracts or property relate to, in whole or in part, other Assets or are used or held for use in, primarily related to or necessary for the Business (collectively, the “Transferred Group Warehouse Contracts”);

(v)                                 Intellectual Property Licenses.  All agreements for the license to or by any Asset Seller of any Intellectual Property, which agreements or Intellectual Property relate to, in whole or in part, other Assets or are used or held for use in, primarily related to or necessary for the Business (collectively, the “Transferred Group Intellectual Property Licenses”), including the Transferred Group Intellectual Property Licenses set forth on Schedule 3.2(a)(v);

(vi)                              Asset Seller Real Property Leases.  The Asset Seller Real Property Leases;

(vii)                           Non-Disclosure Obligations.  All non-disclosure, confidentiality and similar obligations owed to any Asset Seller to the extent related to the Assets or used or held for use in, primarily related to or necessary for the Business, including all rights with respect to any obligation of any current or former employee of the Business owed to any Asset Seller to maintain the confidentiality of proprietary information of the Business;

(viii)                        Claims.  All warranties, indemnities, claims and rights against third parties given to, assigned to or benefiting any Asset Seller in connection with the Assets or the Business;

(ix)                                Employee Non-Compete Obligations.  All rights with respect to any obligation of any current employee or former employee of the Business owed to any Asset Seller to refrain from competing with the Business; and

(x)                                   Other Contracts.  All other Contracts set forth on Schedule 3.2(a)(x).

(b)                                 Assignment of Permits.  Except as provided in Section 3.3, and subject to the terms and conditions of this Agreement, at and as of the Closing, the Asset Sellers shall assign and transfer to Purchaser, and Purchaser shall take assignment of, all of the Asset Sellers’ title, right and interest in and to all of the Permits that relate to, in whole or in part, other Assets or are used or held for use in, primarily related to or necessary for the Business (collectively, the “Assumed Permits”).

Notwithstanding anything contained herein or otherwise to the contrary, this Agreement shall not constitute an agreement to assign any Contract or Permit or any claim or right or any benefit or obligation thereunder or resulting therefrom if an assignment thereof, without the consent of a third party thereto, would constitute a breach or violation thereof and if such a consent is not obtained at or prior to the Closing, in which case the provisions of Section 7.4(b) shall apply, provided that this sentence shall not limit or otherwise affect the terms of Sections 5.3, 6.3, 7.4, 8.3 or 9.3.

3.3                                 Excluded Assets.  Notwithstanding the terms of Sections 3.1 and 3.2 or anything else contained herein or otherwise to the contrary, the following assets of the Asset Sellers shall be retained by the Asset Sellers, are not being sold or assigned to Purchaser hereunder and do not constitute Assets, Assumed Contracts or Assumed Permits (all of the following are referred to herein collectively as the “Excluded Assets”):

(a)                                  [RESERVED];

(b)                                 Financing Agreements.  All Contracts relating to the borrowing of funds by, or extension of credit or financing to, any Asset Seller;

(c)                                  Corporate Records.  All minute books and corporate records of the Asset Sellers;

(d)                                 Intercompany Agreements.  All Contracts between any Asset Seller (on the one hand) and any other Asset Seller or any Affiliate of any other Asset Seller (on the other hand) (other than those Contracts explicitly set forth on Schedule 3.2(a)(x));

(e)                                  Intercompany Accounts Receivables.  All accounts receivable owed to any Asset Seller by any other Asset Seller or any Affiliate of any other Asset Seller, other than those accounts receivable incurred in the ordinary course of business;

(f)                                    Other Excluded Assets.  All assets of the Asset Sellers set forth on Schedule 3.3(f);

(g)                                 Excluded Contracts.  All Contracts of the Asset Sellers set forth on Schedule 3.3(g) (the “Excluded Contracts”);

(h)                                 Contracts Not Conforming to this Agreement.  Unless Purchaser elects otherwise by notice to Seller, (i) any Contracts not disclosed pursuant to Section 5.14 or Section 5.15 that should have been disclosed pursuant thereto, and (ii) any Contracts entered into in violation of Section 7.3(b);

(i)                                     Leasehold Improvements.  All improvements to any real property leased by any Asset Seller pursuant to any Asset Seller Real Property Lease made by or for the benefit of the tenant (other than storage racking); and

(j)                                     Certain Contract Rights.  All rights under the Assumed Contracts to the extent related to any Excluded Obligations.

3.4                                 Assumed Obligations.  At and as of the Closing, subject to the terms and conditions of this Agreement (including Section 3.5), Purchaser shall assume, and agree to pay, perform, fulfill and discharge, the following obligations of the Asset Sellers (the “Assumed Obligations”):

(a)                                  Assumed Contracts.  The obligations of the Asset Sellers that are required to be performed, or that accrue, after the Closing Date under the Assumed Contracts and Assumed Permits (but excluding any liabilities of the Asset Sellers in respect of a breach by any Asset Seller of or default by any Asset Seller under such Assumed Contracts or Assumed Permits), to the extent such Assumed Contracts and Assumed Permits, and all rights of the Asset Sellers thereunder, are effectively assigned to Purchaser at the Closing pursuant to Section 3.2;

(b)                                 Accounts Payable.  All obligations with respect to accounts payable of the Asset Sellers arising in the ordinary course of business and relating to the Business as of the Closing to the extent set forth on the pro forma version of the Final Closing Date Balance Sheet (as finalized pursuant to Section 4.5) (other than accounts payable relating to Excluded Assets, accounts payable that are payable to any other Asset Seller, or any Affiliate of any other Asset Seller, and accounts payable relating to any funded debt or notes payable, including any Sweet Paper Debt); and

(c)                                  Other Assumed Liabilities.  All obligations with respect to accrued liabilities of the Asset Sellers arising in the ordinary course of business and relating to the Business as of the Closing to the extent set forth on the pro forma version of the Final Closing Date Balance Sheet (as finalized pursuant to Section 4.5) (other than accrued liabilities relating to Excluded Assets, accrued liabilities that are payable to any other

Asset Seller, or any Affiliate of any other Asset Seller, and accrued liabilities relating to any funded debt or notes payable, including any Sweet Paper Debt).

3.5                                 No Other Liabilities Assumed.  Notwithstanding anything contained herein or otherwise to the contrary, except as specifically set forth in Section 3.4, neither Purchaser nor any of its Affiliates shall assume or otherwise be liable in respect of, or be deemed to have assumed or otherwise be liable in respect of, any debt, claim, obligation or liability of the Asset Sellers or any of their Affiliates whatsoever (the “Excluded Obligations”), including the Excluded Obligations set forth on Schedule 3.5.

3.6                                 Prorations.

(a)                                  The Asset Sellers and Purchaser agree that all of the items set forth in this Section 3.6 relating to the Assets will be prorated as of the Closing Date, with the Asset Sellers liable or entitled to receive payment to the extent such items relate to any time period up to and including the Closing Date and Purchaser liable or entitled to receive payment to the extent such items relate to periods subsequent to the Closing Date:  rents, royalties, maintenance fees, charges and other amounts that in any case are payable periodically by or to any Asset Seller or Purchaser under any of the Assumed Contracts or Assumed Permits.

(b)                                 The Asset Sellers agree to provide Purchaser with such documents and other records as Purchaser reasonably requests in order to confirm all adjustment and proration calculations made pursuant to this Section 3.6.  Final payments with respect to prorations contemplated by this Section 3.6 that are not ascertainable on or before the Closing Date shall be settled between the parties as soon as practicable after they are ascertainable.

(c)                                  The parties hereto agree that any and all prorations of Taxes among the parties shall be effected pursuant to Section 13.2.

ARTICLE 4.

PURCHASE PRICE; OTHER PAYMENTS; ADJUSTMENT; ALLOCATION

4.1                                 Payment of Purchase Price.  In consideration for the transfer of the Shares and the Assets to Purchaser at and as of the Closing, Purchaser shall assume the Assumed Obligations and pay the Seller Representative an amount equal to:

(a)                                  $124,500,000 (the “Base Purchase Price”); plus or minus (as applicable)

(b)                                 the adjustment amounts determined in accordance with Sections 4.4(b), 4.4(c) and 4.4(d) (the Base Purchase Price, as so adjusted, is hereinafter referred to as the “Estimated Purchase Price”); minus

(c)                                  the Purchase Price Adjustment Holdback Amount (the Estimated Purchase Price, as so reduced, is hereinafter referred to as the “Closing Date Payment”); minus

(d)                                 the sum of (i) the Closing Date Sweet Paper Debt Amount, (ii) the  Defeasance Deposit Amount and (iii) the Non-Competition Payment (the Closing Date Payment, as so reduced, is hereinafter referred to as the “Closing Date Seller Payment”).

4.2                                 Payment of Closing Date Sweet Paper Debt Amount.  At and as of the Closing, Purchaser shall pay to each Sweet Paper Creditor (on behalf of the applicable Sweet Paper Entity) that portion of the Closing Date Sweet Paper Debt Amount owed to such Sweet Paper Creditor according to the statement provided by Sellers to Purchaser in accordance with Section 7.13.

4.3                                 Payment of Non-Competition Payment.  In consideration for Sellers’ agreement to be bound by the Non-Competition Covenants in accordance with Article 14, at and as of the Closing, Purchaser shall pay the Seller Representative an amount equal to $1,500,000 (the “Non-Competition Payment”).

4.4                                 Pre-Closing Purchase Price Adjustment.

(a)                                  At least five (5) days prior to the Closing Date, Sellers shall prepare and deliver to Purchaser a certificate setting forth (i) a draft of (A) the projected combined, consolidating balance sheets of the Sweet Paper Entities as of the close of business on the Closing Date prepared by Sellers in good faith to be, to the greatest extent practicable, in accordance with GAAP consistently applied and (B) an adjusted version of such projected combined, consolidating balance sheets, prepared by Sellers in good faith to be, to the greatest extent practicable, in accordance with the Pro Forma Calculation Principles (collectively, the “Estimated Closing Date Balance Sheet”), and (ii) a calculation of the estimated Net Asset Amount (as hereinafter defined), estimated as of the close of business on the Closing Date, based on the Estimated Closing Date Balance Sheet (the “Estimated Net Asset Amount”).  “Net Asset Amount” means the amount equal to (A) the assets of the Sweet Paper Entities on the date specified, calculated in accordance with the Pro Forma Calculation Principles, minus (B) the liabilities of the Sweet Paper Entities on the date specified, calculated in accordance with the Pro Forma Calculation Principles.

(b)                                 The Base Purchase Price shall be increased or decreased on a dollar-for-dollar basis to the extent the Estimated Net Asset Amount is greater than or less than $50,879,447.

(c)                                  The Base Purchase Price shall be decreased on a dollar-for-dollar basis by the Pre-Closing Non-Exempt Aged Inventory Amount.

(d)                                 The Base Purchase Price shall be increased by $5,500,000, which amount the parties hereto agree and acknowledge (i) represents the excess working capital that is reflected on the Combined Balance Sheets and (ii) shall not be subject to adjustment pursuant to any provision of this Agreement, including Section 4.4(b).

(e)                                  The certificate described in Section 4.4(a) shall be referred to herein as the “Pre-Closing Certificate.”  After Sellers deliver the Pre-Closing Certificate to Purchaser in accordance with Section 4.4(a), promptly upon Purchaser’s request, (i) Sellers shall make available to Purchaser and Purchaser’s Representatives copies of the work papers and back-up materials used by Sellers in preparing the Pre-Closing Certificate, and such other documents as Purchaser may reasonably request in connection with its review of the Pre-Closing Certificate and (ii) Sellers shall cause Sellers’ independent accountants, Lundy & Shacter, P.A. – Certified Public Accountants (“Lundy Shacter”) and any other Representative of Sellers (as applicable), to make available to Purchaser and Purchaser’s Representatives any work papers used or prepared by Lundy Shacter or such other Representative in its preparation of the Pre-Closing Certificate.

4.5                                 Post-Closing Purchase Price Adjustment; Release of Purchase Price Adjustment Holdback Amount.

(a)                                  Sellers shall prepare and deliver to Purchaser, no later than ninety (90) days after the Closing Date:

(i)                                     (A) compiled, combined, consolidating balance sheets of the Sweet Paper Entities as of the close of business on the Closing Date (as derived from audited consolidated balance sheets of the Corporation and the Corporation Subsidiaries as of the close of business on the Closing Date and the audited consolidated balance sheets of the Asset Sellers as of the close of business on the Closing Date) prepared in accordance with GAAP consistently applied and (B) an adjusted version of such compiled, combined, consolidating balance sheets, so adjusted in accordance with the Pro Forma Calculation Principles (collectively, the “Final Closing Date Balance Sheet”), and a calculation of the Net Asset Amount as of the close of business on the Closing Date, based on the Final Closing Date Balance Sheet and calculated in accordance with the Pro Forma Calculation Principles (the “Closing Date Net Asset Amount”);

(ii)                                  if, in the course of preparing the Final Closing Date Balance Sheet, Sellers conclude that the Net Asset Amount as of September 30, 2004 was greater than or less than $50,879,447, a revised version of the Pro Forma Balance Sheets and a revised calculation of the Net Asset Amount as of September 30, 2004 (the “Revised Pro Forma Balance Sheets” and the “Revised September 30, 2004 Net Asset Amount,” respectively) and a reasonably detailed explanation for such revisions;

(iii)                               A true, correct and complete list of the Aged Inventory as of the close of business on the Closing Date (the “Closing Date Aged Inventory Report” and, together with the Final Closing Date Balance Sheet, the calculation of the Closing Date Net Asset Amount, and the calculation of the Revised September 30, 2004 Net Asset Amount (if applicable), the “Closing Date Adjustment Materials”).  Sellers shall include the following information in the Closing Date Aged Inventory Report:  (A) for each stock keeping unit included in such report, (i) the total quantity of such stock keeping unit in the Sweet Paper Entities’ inventory as of the close of business on the Closing Date, (ii) the quantity of such stock keeping unit that constitutes Aged Inventory as of the close of business on the Closing Date, (iii) the “inventory cost per unit” of such stock keeping unit,

(iv) a designation of such stock keeping unit as “branded” or “unbranded,” (v) a code identifying such stock keeping unit as new, dormant, overstock, private label or commodity, and (vi) a designation of Y for each Exempt Stock Keeping Unit and a designation of N for each Non-Exempt Stock Keeping Unit, (B) a true, correct and complete calculation of the aggregate Aged Inventory Amount with respect to the Exempt Stock Keeping Units as of the close of business on the Closing Date (the “Closing Date Exempt Aged Inventory Amount”), and (C) a true, correct and complete calculation of the aggregate Inventory Amount with respect to the Non-Exempt Stock Keeping Units as of the close of business on the Closing Date (the “Closing Date Non-Exempt Inventory Amount”); and

(iv)                              Notwithstanding anything to the contrary set forth herein, for the avoidance of doubt, no adjustment shall be made with respect to the Pre-Closing Exempt Aged Inventory Amount, the Pre-Closing Non-Exempt Aged Inventory Amount, the Closing Date Exempt Aged Inventory Amount or the Closing Date Non-Exempt Inventory Amount to the extent such adjustment is duplicative of any adjustment made in connection with the Estimated Closing Date Balance Sheet and the Estimated Net Asset Amount (including any writedown of inventory relating thereto) or the Final Closing Date Balance Sheet and the Closing Date Net Asset Amount (including any writedown of inventory relating thereto).

(b)                                 Sellers agree that:

(i)                                     except as set forth on Schedule 4.5(b)(i), Sellers shall prepare the GAAP version of the Final Closing Date Balance Sheet so as to present fairly in all material respects the combined financial position, assets and liabilities of the Sweet Paper Entities as of the close of business on the Closing Date;

(ii)                                  Sellers shall prepare the GAAP version of the Final Closing Date Balance Sheet so as to (A) be in accordance with the books and records of the Sweet Paper Entities, (B) not reflect any material transactions that are not bona fide transactions and (C) not contain any untrue information or disclosures of a material nature or omit any fact necessary to make the information and disclosures contained therein, in light of the circumstances in which they were made, not materially misleading; and

(iii)                               Sellers shall prepare the pro forma version of the Final Closing Date Balance Sheet so as to accurately reflect all adjustments to the GAAP version of the Final Closing Date Balance Sheet that are required by (A) items 1, 3, 4, 5, 6, 18 and 19 of the Pro Forma Calculation Principles and (B) item 21 of the Pro Forma Calculation Principles as item 21 applies to items 3, 4, 5, 6 and 18 thereof.  Sellers shall prepare the pro forma version of the Final Closing Date Balance Sheet in good faith so as to accurately reflect, to the greatest extent practicable, all adjustments to the GAAP version of the Final Closing Date Balance Sheet that are required by all other Pro Forma Calculation Principles.

(c)                                  In order to facilitate Sellers’ preparation of the Closing Date Adjustment Materials, Purchaser shall make available to Sellers, Lundy Shacter and any other Representative of Sellers (as applicable), without unreasonable disruption of the normal business activities of Purchaser, the Corporation, the Corporation Subsidiaries or the Business, (i) the appropriate personnel and books and records of Purchaser relating to the Business and (ii) the appropriate personnel and books and records of the Corporation and the Corporation Subsidiaries.  In furtherance of the preceding sentence, until Sellers have delivered the Closing Date Adjustment Materials in accordance with Section 4.5(a), Purchaser shall use commercially reasonable efforts to maintain the employment of those persons set forth on Schedule 4.5(c), subject to the provisions of Section 7.17.  All fees and expenses of Lundy Shacter and any other Representative of Sellers relating to the audit or certification, as applicable, of the Closing Date Adjustment Materials shall be borne solely by Sellers.  Any Confidential Information supplied to Sellers by Purchaser to enable Sellers to prepare or review the Closing Date Adjustment Materials shall be maintained by Sellers in strict confidence and shall not be disclosed to any Person (other than their accountants and other representatives who need to know such information) or used by Sellers for any purpose, except in each case in connection with the matters specifically covered by this Section 4.5; provided, however, that such restrictions shall not apply to (i) any information that becomes generally available to the public after the Closing Date through no fault of any Seller or any of its Representatives, (ii) any information that after the Closing is legitimately received by any Seller or any of its Affiliates from a third party (provided such third party is not known by any Seller or any of its Affiliates to be bound by an obligation of confidentiality) or (iii) any disclosure required by Law or any Governmental Authority, so long as notice of such disclosure is given to Purchaser prior to making such disclosure and Sellers cooperate with Purchaser as Purchaser may reasonably request to resist such disclosure.

(d)                                 At the time Purchaser delivers the Notice of Acceptance or the Notice of Objections, as applicable, Purchaser shall notify the Seller Representative of its designations with respect to the Exempt Aged Inventory Threshold Amount.  Within thirty (30) days after receipt of the Closing Date Adjustment Materials from Sellers (but in no event, at Purchaser’s option, prior to September 15, 2005), Purchaser shall either:

(i)                                     deliver to the Seller Representative a written statement confirming that no adjustments are proposed by Purchaser to the Closing Date Adjustment Materials (a “Notice of Acceptance”); or

(ii)                                  deliver to the Seller Representative a written statement to the effect that Purchaser objects to the Closing Date Adjustment Materials (a “Notice of Objections”), specifying the nature of such disagreement and the adjustments that Purchaser seeks to the Closing Date Adjustment Materials.

For the avoidance of doubt, if Sellers do not deliver a proposed Revised September 30, 2004 Net Asset Amount pursuant to Section 4.5(a)(ii), Purchaser shall be entitled to propose, in its Notice of Objections, Revised Pro Forma Balance Sheets and a Revised September 30, 2004  Net Asset Amount if, in the course of reviewing the Closing Date Adjustment Materials,

Purchaser concludes that the Net Asset Amount as of September 30, 2004 was greater than or less  than $50,879,447.

(e)                                  If Purchaser delivers to the Seller Representative a Notice of Objections, and the parties cannot resolve any objections set forth in the Notice of Objections (the “Unresolved Adjustments”) within thirty (30) days after the receipt by the Seller Representative of the Notice of Objections, such Unresolved Adjustments shall be submitted for resolution to KPMG LLP (which firm Purchaser represents and warrants has not been retained by Purchaser or any of its Affiliates, and Sellers represent and warrant has not been retained by Sellers or any of their Affiliates, in each case, during the two (2) years preceding the date of this Agreement) or another nationally recognized independent accounting firm that is mutually agreeable to Purchaser and the Seller Representative and was not retained by Purchaser or any of its Affiliates or Sellers or any of their Affiliates during the two (2) years preceding the date of this Agreement (the “Accounting Firm”).  The Accounting Firm shall be instructed to resolve such Unresolved Adjustments within thirty (30) days after its appointment.  The scope of the review by the Accounting Firm shall be limited to a determination of (i) whether the portions of the Final Closing Date Balance Sheet, the calculation of the Closing Date Net Asset Amount, the calculation of the Revised September 30, 2004 Net Asset Amount (if applicable), the Closing Date Aged Inventory Report, the calculation of the Closing Date Exempt Aged Inventory Amount and the calculation of the Closing Date Non-Exempt Inventory Amount related to the Unresolved Adjustments were prepared in accordance with this Agreement and (ii) based on its determinations of the matters described in clause (i), a final calculation of the Closing Date Net Asset Amount, the Revised September 30 Net Asset Amount (if applicable), the Closing Date Exempt Aged Inventory Amount and the Closing Date Non-Exempt Inventory Amount.  The Accounting Firm is not to make or be asked to make any determination other than as set forth in the previous sentence.  The resolution of such Unresolved Adjustments by the Accounting Firm shall be set forth in a writing clearly labeled “Unresolved Adjustments Decision under the Purchase Agreement” and shall be conclusive and binding upon all parties.  The fees and expenses of the Accounting Firm shall be apportioned between the parties by the Accounting Firm based on the degree to which each party’s claims were unsuccessful and shall be paid by the parties in accordance with such determination.  For example, if pursuant to this Section 4.5, Purchaser submitted a Notice of Objections relating to an Unresolved Adjustment of the Purchase Price in the amount of $100,000 and prevailed as to $55,000 of such amount, then (A) Purchaser would bear forty-five percent (45%) of the fees and expenses of the Accounting Firm and (B) Sellers would bear fifty-five percent (55%) of the fees and expenses of the Accounting Firm.  Notwithstanding anything else contained herein to the contrary, any review by the Accounting Firm shall be a de novo review of the Unresolved Adjustments; to the extent any Closing Date Adjustment Materials that are relevant to the Unresolved Adjustments were to have been prepared “in good faith,” the Accounting Firm will determine the final adjustments to such Closing Date Adjustment Materials in accordance with GAAP consistently applied and, where applicable, in accordance with the Pro Forma Calculation Principles (as opposed to determining simply whether such materials were made in good faith).

(f)                                    The Closing Date Adjustment Materials shall become final and binding on all parties upon the earliest of (i) the date that a Notice of Acceptance is delivered to the Seller Representative pursuant to Section 4.5(d)(i) (in which case the final Closing Date Net Asset Amount, the final Revised September 30, 2004 Net Asset Amount (if applicable), the Closing Date Aged Inventory Report, the final Closing Date Exempt Aged Inventory Amount and the final Closing Date Non-Exempt Inventory Amount shall be as set forth in the Closing Date Adjustment Materials delivered pursuant to Section 4.5(a)), (ii) the date that is one (1) day after the thirty (30) day review period specified in Section 4.5(d) has ended if no Notice of Objections has been delivered by Purchaser to the Seller Representative pursuant to Section 4.5(d)(ii) during such thirty (30) day period (in which case the final Closing Date Net Asset Amount, the final Revised September 30, 2004 Net Asset Amount (if applicable),  the Closing Date Aged Inventory Report, the final Closing Date Exempt Aged Inventory Amount and the final Closing Date Non-Exempt Inventory Amount shall be as set forth in the Closing Date Adjustment Materials delivered pursuant to Section 4.5(a)), (iii) the date of an agreement in writing by Purchaser and the Seller Representative that the Closing Date Adjustment Materials, together with any modifications thereto agreed by Purchaser and the Seller Representative, are final and binding (in which case the final Closing Date Net Asset Amount, the final Revised September 30, 2004 Net Asset Amount (if applicable), the Closing Date Aged Inventory Report, the final Closing Date Exempt Aged Inventory Amount and the final Closing Date Non-Exempt Inventory Amount shall be as so agreed upon by the parties) and (iv) the date on which the Accounting Firm finally resolves in writing any Unresolved Adjustments (in which case the final Closing Date Net Asset Amount, the final Revised September 30, 2004 Net Asset Amount (if applicable), the Closing Date Aged Inventory Report, the final Closing Date Exempt Aged Inventory Amount and/or the final Closing Date Non-Exempt Inventory Amount, as applicable, shall be as determined by the Accounting Firm pursuant to Section 4.5(e)).

(g)                                 During the period between the date of Purchaser’s receipt of the Closing Date Adjustment Materials and the date upon which the Closing Date Adjustment Materials become final and binding in accordance with this Section 4.5:

(i)                                     promptly upon Purchaser’s request, (A) Sellers shall make available to Purchaser and its Representatives copies of the work papers and back-up materials used by Sellers in preparing the initial draft of the Closing Date Adjustment Materials, and such other documents as Purchaser may reasonably request in connection with its review of the Closing Date Adjustment Materials, and (B) Sellers shall cause Lundy Shacter and any other Representative of Sellers (as applicable) to make available to Purchaser and its Representatives any work papers used or prepared by Lundy Shacter or such other Representative in its preparation and audit or certification, as applicable, of the Closing Date Adjustment Materials; and

(ii)                                  if Purchaser delivers a Notice of Objections pursuant to Section 4.5(d)(ii), promptly upon the Seller Representative’s request, (A) Purchaser shall make available to Sellers, Lundy Shacter and any other Representative of Sellers (as applicable), copies of the work papers and back-up materials used by

Purchaser in identifying and quantifying the objections set forth in the Notice of Objections, and such other documents as the Seller Representative may reasonably request in connection with its review of the Notice of Objections, and (B) Purchaser shall cause its Representatives to make available to Sellers, Lundy Shacter and any other Representatives of Sellers (as applicable) any work papers used or prepared by Purchaser’s Representatives in identifying and quantifying the objections set forth in the Notice of Objections.

(h)                                 Within three (3) Business Days after the date on which the Closing Date Adjustment Materials become final and binding in accordance with this Section 4.5:

(i)                                     if the Adjusted Purchase Price is greater than the Estimated Purchase Price (such difference being hereinafter referred to as the “Purchase Price Increase Amount”), then Purchaser shall pay to the Seller Representative the sum of (A) the Purchase Price Adjustment Holdback Amount plus (B) the Purchase Price Increase Amount; or

(ii)                                  if the Adjusted Purchase Price is less than the Estimated Purchase Price (such difference being hereinafter referred to as the “Purchase Price Reduction Amount”), then:

(A)                              if the Purchase Price Reduction Amount is less than the Purchase Price Adjustment Holdback Amount, then Purchaser shall (1) retain for its own account from the Purchase Price Adjustment Holdback Amount the Purchase Price Reduction Amount and (2) pay to the Seller Representative the amount of the difference between the Purchase Price Adjustment Holdback Amount and the Purchase Price Reduction Amount; and

(B)                                if the Purchase Price Reduction Amount is greater than the Purchase Price Adjustment Holdback Amount, then (1) Purchaser shall retain for its own account the entirety of the Purchase Price Adjustment Holdback Amount and (2) Sellers shall pay to Purchaser the amount of the difference between the Purchase Price Reduction Amount and the Purchase Price Adjustment Holdback Amount.

(i)                                     Each Seller jointly and severally agrees to pay to Purchaser any and all amounts payable to Purchaser by Sellers pursuant to this Section 4.5.

(j)                                     All payments made hereunder shall be made in accordance with Section 15.5 and to such account or accounts as the receiving party shall designate in writing to the paying party.

(k)                                  The parties hereto expressly agree that Sellers shall have no liability under or otherwise in connection with this Agreement for any Loss to the extent that such Loss is accrued, provided for or reserved for in, or otherwise taken into account in, the Pre-Closing Certificate or the Closing Date Adjustment Materials (as finalized pursuant to this Section 4.5).  Notwithstanding anything else contained herein to the contrary, for the avoidance of doubt, the Purchaser Indemnified Parties shall not be prohibited from seeking recovery from Sellers for any Losses to which the Purchaser Indemnified Parties are otherwise entitled pursuant to the provisions of this Agreement (including any Losses relating to, arising out of or resulting from any breach of or any inaccuracy in any representation or warranty set forth in Section 5.5) to the extent such Losses are not accrued, provided for or reserved for in, or otherwise taken into account in, the Pre-Closing Certificate or the Closing Date Adjustment Materials (as finalized pursuant to this Section 4.5).

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller jointly and severally represents and warrants to Purchaser, as of the date of this Agreement and as of the Closing Date (as if such representations and warranties were remade on the Closing Date), as follows:

5.1                                 Due Incorporation.

(a)                                  Each Sweet Paper Entity is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, with all requisite power and authority to own, lease and operate its properties and to carry on its business as they are now being owned, leased, operated and conducted.  Except as set forth on Schedule 5.1(a), each Sweet Paper Entity is licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of the properties owned, leased or operated by it or the business transacted by it require such licensing or qualification.  The jurisdictions in which each Sweet Paper Entity is incorporated and licensed or qualified to do business as a foreign corporation are set forth on Schedule 5.1(a).

(b)                                 Except as set forth on Schedule 5.1(b), no Sweet Paper Entity has any direct or indirect subsidiaries, either wholly or partially owned, and no Sweet Paper Entity holds any direct or indirect economic, voting or management interest in any Person or directly or indirectly owns any security issued by any Person.

(c)                                  True, correct and complete copies of the Articles of Incorporation and by-laws (or similar organizational instruments), and all minutes of all meetings (or written consents in lieu of meetings) of the Board of Directors (and all committees thereof) and shareholders, of each Sweet Paper Entity have been provided to Purchaser.  All action taken by the Boards of Directors (and all committees thereof) and shareholders of each Sweet Paper Entity is reflected in such minutes and written consents.

5.2                                 Due Authorization.

(a)                                  Each Seller has full power and authority to execute, deliver and perform this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by each of Scheck Investments, Scheck Alpha and each Asset Seller of this Agreement and its

Related Agreements, and the consummation by such Seller of the transactions contemplated hereby and thereby, have been duly and validly approved by such Seller’s board of directors or general partner (as applicable) and, to the extent required by applicable Law, by all shareholders or partners (as applicable) of such Seller entitled to vote thereon, and no other actions or proceedings on the part of such Seller are necessary to authorize the execution, delivery and performance by such Seller of this Agreement, its Related Agreements or the transactions contemplated hereby and thereby.  Each Seller has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) its Related Agreements.  This Agreement constitutes a legal, valid and binding obligation of each Seller, and such Seller’s Related Agreements upon execution and delivery by such Seller will constitute legal, valid and binding obligations of such Seller, in each case, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that  affect the enforcement of creditors’ rights generally, and by equitable limitations on the availability of specific remedies and by principles of equity.

(b)                                 Each Affiliate Party has full power and authority to execute, deliver and perform its Related Agreements and to consummate the transactions contemplated  thereby.  The execution, delivery and performance by each Affiliate Party of its Related Agreements, and the consummation by such Affiliate Party of the transactions contemplated thereby, have been duly and validly approved by such Affiliate Party’s  board of directors or general partner (as applicable) and, to the extent required by applicable Law, by all shareholders or partners (as applicable) of such Affiliate Party entitled to vote thereon, and no other actions or proceedings on the part of such Affiliate Party are necessary to authorize the execution, delivery and performance by such Affiliate Party of its Related Agreements or the transactions contemplated thereby.  Each Affiliate Party, prior to or at the Closing, will duly and validly execute and deliver its Related Agreements.  Each Affiliate Party’s Related Agreements upon execution and delivery by such Affiliate Party will constitute legal, valid and binding obligations of such Affiliate Party, in each case, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors’ rights generally, and by equitable limitations on the availability of specific remedies and by principles of equity.

5.3                                 Consents and Approvals; Authority Relative to this Agreement.

(a)                                  Except as set forth on Schedule 5.3, no consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by each Seller of this Agreement and the execution, delivery and performance by each Seller of its respective Related Agreements or the consummation by each Seller of the transactions contemplated hereby or thereby.

(b)                                 Except as set forth on Schedule 5.3, the execution, delivery and performance by each Seller of this Agreement and the execution, delivery and performance by each Seller of its respective Related Agreements, and the consummation by each Seller of the transactions contemplated hereby and thereby, do not and will not (i) violate any Law applicable to or binding on any Seller, the Corporation, any Corporation Subsidiary or any of their respective assets or properties; (ii) violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien upon any of the assets or properties of any Seller, the Corporation or any Corporation Subsidiary under, or result in or constitute a circumstance that, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract to which any Seller, the Corporation or any Corporation Subsidiary is a party or by which any Seller, the Corporation, any Corporation Subsidiary or any of their respective assets or properties are bound; (iii) permit the acceleration of the maturity of any indebtedness of any Seller, the Corporation or any Corporation Subsidiary or indebtedness secured by their respective assets or properties; or (iv) violate or conflict with any provision of any of the Articles of Incorporation, by-laws or similar organizational instruments of any Asset Seller, Scheck Investments, the Corporation or any Corporation Subsidiary.

5.4                                 Capitalization.

(a)                                  The authorized capital stock of the Corporation consists of (i) 1,000 shares of Class A Voting Common Stock, $.001 par value per share, of which 100 are currently issued and outstanding, and (ii) 99,000 shares of Class B Non-Voting Common Stock $.001 par value per share, of which 9,900 are currently issued and outstanding.  The Shares constitute all of the issued and outstanding shares of capital stock of the Corporation.

(b)                                 All of the Shares (i) are validly issued, fully paid and nonassessable and (ii) are, and when issued were, free of preemptive rights.  The Shares are owned beneficially and of record by the Shareholders, free and clear of any and all Liens (except for those Liens set forth on Schedule 5.4(d)), in the amounts set forth on Schedule 5.4(b).  There are no shares of capital stock of the Corporation held in the treasury of the Corporation and no shares of capital stock of the Corporation are currently reserved for issuance for any purpose or upon the occurrence of any event or condition.

(c)                                  The authorized capital stock of each Corporation Subsidiary, the outstanding shares of capital stock of each Corporation Subsidiary and the legal and beneficial ownership thereof are accurately set forth on Schedule 5.4(c).  All of the outstanding shares of capital stock of each Corporation Subsidiary (i) are validly issued, fully paid and nonassessable, (ii) are, and when issued were, free of preemptive rights and (iii) are free and clear of any and all Liens.  There are no shares of capital stock of any Corporation Subsidiary held in the treasury of such Corporation Subsidiary and no shares of capital stock of any Corporation Subsidiary are currently reserved for issuance for any purpose or upon the occurrence of any event or condition.

(d)                                 Except as set forth on Schedule 5.4(d), (i) there are no shares of capital stock or other securities (whether or not such securities have voting rights) of the Corporation or any Corporation Subsidiary issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating any Shareholder, the Corporation or any Corporation Subsidiary, or obligating any Shareholder or any of its Affiliates to cause the Corporation or any Corporation Subsidiary, to issue, transfer or sell, or cause the issuance, transfer or sale of, any shares of capital stock or other securities (whether or not such securities have voting rights) of the Corporation or any Corporation Subsidiary, (ii) there are no outstanding contractual obligations of any Shareholder, the Corporation or any Corporation Subsidiary that relate to the purchase, sale, issuance, repurchase, redemption, acquisition, transfer, disposition, holding or voting of any shares of capital stock or other securities of the Corporation or any Corporation Subsidiary or the management or operation of the Corporation or any Corporation Subsidiary and (iii) except for each Shareholder’s rights as holder of Shares, no Person has any right to participate in, or receive any payment based on any amount relating to, the revenue, income, value or net worth of the Corporation or any Corporation Subsidiary or any component or portion thereof, or any increase or decrease in any of the foregoing.

(e)                                  The assignments, endorsements, stock powers and other instruments of transfer delivered by the Shareholders to Purchaser at the Closing will be sufficient to transfer to Purchaser the entire interest, legal and beneficial, in the Shares.  Each Shareholder has full power and authority to convey good and marketable title to all of the Shares identified as owned by such Shareholder on Schedule 5.4(b), and upon transfer by the Shareholders to Purchaser of the certificates representing such Shares, Purchaser will receive good and marketable title to such Shares, free and clear of any and all Liens.

5.5                                 Financial Statements; Undisclosed Liabilities.

(a)                                  A true, correct and complete copy of the Combined Financial Statements and the Pro Forma Balance Sheets is set forth on Schedule 5.5(a).

(i)                                     Except as set forth on Schedule 5.5(a)(i), the Combined Financial Statements (A) have been prepared in accordance with GAAP consistently applied and (B) present fairly in all material respects the combined financial position, assets and liabilities of the Sweet Paper Entities as of the date thereof and the combined results of operations, revenues, expenses and cash flows of the Sweet Paper Entities for the period covered thereby.

(ii)                                  The Pro Forma Balance Sheets accurately reflect all adjustments to the Combined Balance Sheets that are required by (A) items 1, 2, 3, 4, 5, 6, 18 and 19 of the Pro Forma Calculation Principles and (B) item 21 of the Pro Forma Calculation Principles, as item 21 applies to items 3, 4, 5, 6 and 18 thereof.  Sellers prepared the Pro Forma Balance Sheets in good faith so as to accurately reflect, to the greatest extent practicable, all adjustments to the Combined Balance Sheets  that are required by all other Pro Forma Calculation Principles.

(b)                                 A true, correct and complete copy of the Corporation Financial Statements is set forth on Schedule 5.5(b).  Except as set forth on Schedule 5.5(b)(i), the Corporation Financial Statements (i) have been prepared in accordance with GAAP consistently applied and (ii) present fairly in all material respects the consolidated financial position, assets and liabilities of the Corporation and the Corporation Subsidiaries as of the date thereof and the consolidated results of operations, revenues, expenses and cash flows of the Corporation and the Corporation Subsidiaries for the period covered thereby.

(c)                                  A true, correct and complete copy of the 2004 Group Financial Statements  is set forth on Schedule 5.5(c).  Except as set forth on Schedule 5.5(c)(i), the 2004 Group Financial Statements (i) have been prepared in accordance with GAAP consistently applied and (ii) present fairly in all material respects the consolidated financial position, assets and liabilities of the Asset Sellers as of the date thereof and the consolidated results of operations, revenues, expenses and cash flows of the Asset Sellers for the period covered thereby.

(d)                                 A true, correct and complete copy of the 2003 Group Financial Statements is set forth on Schedule 5.5(d).  Except as set forth on Schedule 5.5(d)(i), the 2003 Group Financial Statements (i) have been prepared in accordance with GAAP consistently applied and (ii) present fairly in all material respects the consolidated financial position, assets and liabilities of the Asset Sellers as of the date thereof and the consolidated results of operations, revenues, expenses and cash flows of the Asset Sellers for the period covered thereby.

(e)                                  A true, correct and complete copy of the Interim Corporation Financial Statements is set forth on Schedule 5.5(e).  The Interim Corporation Financial Statements (i) have been prepared in accordance with internal financial reporting policies of the Corporation and the Corporation Subsidiaries consistent with past practice and (ii) present consistently in all material respects the consolidated financial position, assets and liabilities of the Corporation and the Corporation Subsidiaries as of the dates thereof and the consolidated results of operations, revenues and expenses of the Corporation and the Corporation Subsidiaries for the periods covered thereby (it being understood that the Interim Corporation Financial Statements have not been prepared in accordance with GAAP).

(f)                                    A true, correct and complete copy of the Interim Group Financial Statements is set forth on Schedule 5.5(f).  The Interim Group Financial Statements (i) have been prepared in accordance with internal financial reporting policies of the Asset Sellers consistent with past practice and (ii) present consistently in all material respects the consolidated financial position, assets and liabilities of the Asset Sellers as of the dates thereof and the consolidated results of operations, revenues and expenses of the Asset Sellers for the periods covered thereby (it being understood that the Interim Group Financial Statements have not been prepared in accordance with GAAP).

(g)                                 Except as set forth on Schedule 5.5(g), the Combined Financial Statements, the Corporation Financial Statements, the 2004 Group Financial Statements and the 2003 Group Financial Statements are in accordance with the books and records of the Sweet Paper Entities, do not reflect any material transactions that are not bona fide transactions and do not contain any untrue information or disclosures of a material nature or omit any fact necessary to make the information and disclosures contained therein, in light of the circumstances in which they were made, not materially misleading.

(h)                                 Except as set forth on Schedule 5.5(h) or in the audited, consolidated balance sheets included in the Corporation Financial Statements and the 2004 Group Financial Statements, and except for trade payables and accrued expenses incurred in the ordinary course of business and consistent with past practice since September 30, 2004, the Sweet Paper Entities have no liabilities, debts, claims or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due, that are, individually in excess of $25,000, or in the aggregate in excess of $200,000.

5.6                                 No Adverse Effects or Changes.

(a)                                  Except as set forth on Schedule 5.6, since September 30, 2004, the Sweet Paper Entities have conducted their businesses only in the ordinary course and consistent with past practices.

(b)                                 Without limiting the generality of Section 5.6(a), except as set forth on Schedule 5.6, since September 30, 2004, no Sweet Paper Entity has:

(i)                                     suffered any Material Adverse Effect;

(ii)                                  suffered any damage, destruction or Loss (other than ordinary wear and tear) to any of its assets or properties (whether or not covered by insurance), individually in excess of $50,000, or in the aggregate in excess of $100,000;

(iii)                               entered into or authorized any Contract or transaction other than in the ordinary course of business and consistent with past practice;

(iv)                              sold, transferred, conveyed, assigned or otherwise disposed of any of its assets or properties, except sales of inventory in the ordinary course of business and consistent with past practice;

(v)                                 waived, released, settled or canceled any claims against third parties or debts owing to it, or any rights that have any value, individually in excess of $25,000, or in the aggregate in excess of $1,000,000;

(vi)                              waived, released, settled or canceled any claims against third parties or debts owing to it, or any rights that have any value, outside of the ordinary course of business;

(vii)                           made any changes in its accounting systems, policies, principles, practices or methods;

(viii)                        except for purchases and sales of merchandise, collection and servicing of receivables, servicing of payroll and funding transfers in connection with intercompany loans and payments or reimbursements for ordinary course expenses, in each case in the ordinary course of business consistent with past practice, entered into, authorized or permitted any transaction with any other Sweet Paper Entity;

(ix)                                entered into, authorized or permitted any transaction, whether or not in the ordinary course of business, with any Affiliate of any Sweet Paper Entity or any Affiliate of any Shareholder (in each case, except for any other Sweet Paper Entity) or any Shareholder;

(x)                                   except for Liens set forth on Schedules 5.7(a) and 5.7(b), suffered or permitted the creation of any Lien over any of its assets (including, with respect to the Asset Sellers, any of the Assets);

(xi)                                made any borrowings (other than under the Wachovia Facility), incurred any debt (other than trade payables in the ordinary course of business and consistent with past practice or under the Wachovia Facility), or assumed, guaranteed, endorsed (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business and consistent with past practice) or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other Person, or made any payment or repayment in respect of any indebtedness (other than trade payables and accrued expenses in the ordinary course of business and consistent with past practice or under the Wachovia Facility);

(xii)                             made any loans, advances or capital contributions to, or investments in, any other Person, except for advances to individual Employees that are in the amount of $1,000 or less;

(xiii)                          entered into, adopted, amended or terminated any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee, or increased in any manner the compensation or fringe benefits of any director, officer or employee (except for increases of the annual base salary for such director, officer or employee that were made in the ordinary course of business consistent with past practice and were less than five percent (5%) of the annual base salary of such director, officer or employee) or paid any benefit not required by any existing plan and arrangement or entered into any Contract, agreement, commitment or arrangement to do any of the foregoing;

(xiv)                         acquired or leased any assets outside the ordinary course of business;

(xv)                            acquired, leased or encumbered any assets that are material to any Sweet Paper Entity whether or not such acquisition, lease or encumbrance was in the ordinary course of business (other than acquisitions of inventory in the ordinary course of business consistent with past practice);

(xvi)                         filed any amended Tax Return or any claim for refund of Taxes, amended any payment of Taxes paid by or on behalf of any Sweet Paper Entity, waived or extended the statute of limitations in respect of any Taxes, made, revoked, or amended any Tax election, changed any method of Tax accounting or Tax procedure or practice, or settled or compromised any claim relating to Taxes;

(xvii)                      paid any amount, performed any obligation or agreed to pay any amount or perform any obligation, in settlement or compromise of any suit or claim of liability against any directors, officers, employees or agents of any Sweet Paper Entity;

(xviii)                   paid any amount, performed any obligation or agreed to pay any amount or perform any obligation, in settlement or compromise of any suit or claim of liability for breach of Contract, breach of warranty, tort or violation of any Law against any Sweet Paper Entity, individually or in the aggregate in excess of $25,000;

(xix)                           terminated, modified, amended or otherwise altered or changed any of the terms or provisions of any Contract, or paid any amount not required by Law or by any Contract; or

(xx)                              agreed, whether in writing or otherwise, to do any of the foregoing.

(c)                                  Without limiting the generality of Section 5.6(a), except as set forth on Schedule 5.6, since September 30, 2004, no Corporation or Corporation Subsidiary has:

(i)                                     authorized for issuance, issued, sold, delivered or agreed or committed to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any shares of its capital stock or any other securities of the Corporation or any Corporation Subsidiary, or amended any of the terms of any such capital stock or other securities;

(ii)                                  split, combined or reclassified any shares of its capital stock, declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeemed or otherwise acquired any capital stock or other securities of the Corporation or any Corporation Subsidiary; or

(iii)                               agreed, whether in writing or otherwise, to do any of the foregoing.

5.7                                 Title to Properties.

(a)                                  Except as set forth on Schedule 5.7(a), the Corporation and the Corporation Subsidiaries have good and marketable title to, and are the lawful owners of,

all of the tangible and intangible assets, properties and rights used or held for use in connection with their respective businesses and all of the tangible and intangible assets, properties and rights reflected in the Corporation Financial Statements or on Schedule 5.10 or 5.12 (other than  assets leased or licensed under the leases or licenses set forth on Schedule 5.9(b), 5.10(b) or 5.14(a)(ii) and assets disposed of in the ordinary course of business since the date of such Corporation Financial Statements), free and clear of any and all Liens.

(b)                                 Except as set forth on Schedule 5.7(b), the Asset Sellers have good and marketable title to, and are the lawful owners of, all of the Assets, free and clear of any and all Liens.  Each Asset Seller has the full right to sell, convey, transfer, assign and deliver the Assets to Purchaser, subject to obtaining all consents set forth on Schedule 5.3, and, at and as of the Closing, each Asset Seller will, except as provided in the last sentence of Section 3.2, convey the Assets to Purchaser by deeds, bills of sale, certificates of title and instruments of assignment and transfer effective to vest in Purchaser, and Purchaser shall have, good and marketable and valid title to all of the Assets, free and clear of any and all Liens.

5.8                                 Condition and Sufficiency of Assets.

(a)                                  Except as set forth on Schedule 5.8(a),

(i)                                     each of the tangible assets and properties of the Corporation and the Corporation Subsidiaries (other than rolling stock and the Computer System), and each of the tangible Assets (other than rolling stock and the Computer System), whether real or personal, owned or leased, is in adequate condition for its intended use in connection with the operation of the Business; and

(ii)                                  the rolling stock of the Corporation and the Corporation Subsidiaries, and the rolling stock included in the Assets, taken as a whole at each Leased Real Property facility used in the Business, is in adequate condition for its intended use in connection with the operation of the Business.

(b)                                 The Assets, together with all of the assets, properties and rights of the Corporation and the Corporation Subsidiaries and all assets that are leased or licensed by any Sweet Paper Entity, other than the Withdrawn Corporation Assets (collectively, the “Sweet Paper Assets”), constitute all of the assets, properties and rights that are required for or currently used in connection with the conduct of the businesses of the Sweet Paper Entities as they are presently conducted and have been conducted since September 30, 2004.

5.9                                 Real Property.

(a)                                  No Sweet Paper Entity owns fee title to any real property.

(b)                                 Schedule 5.9(b) sets forth a true, correct and complete list of all real estate held by any Sweet Paper Entity under real property leases (the “Leased Real Property”) and all leases covering the Leased Real Property, including all amendments thereto (the

“Real Property Leases”).  The Leased Real Property constitutes all of the real property interests held by the Sweet Paper Entities and required for or currently used in connection with the operation of their respective businesses as they are presently conducted and have been conducted since September 30, 2004.  Sellers have provided to Purchaser true, correct and complete copies of all Real Property Leases together with copies of all reports (if any) of any engineers, environmental consultants or other consultants in their possession or under their control or in the possession or control of the Corporation or any Corporation Subsidiary relating to any of the Leased Real Property.

(c)                                  Except as set forth on Schedule 5.9(c):

(i)                                     the Scheck Real Property has at all times been constructed, managed, operated, maintained and repaired by the Sweet Paper Entities as required under the Current Scheck Real Property Lease, there are no defects or deficiencies in the design, construction, fabrication, manufacture or installation of the Scheck Real Property or any part thereof or any system, element or component thereof that would materially interfere with the operation of the Business, and all systems, elements and components of the Scheck Real Property (including all machinery, fixtures and equipment, the roof, foundation and structural elements, and the elevator, mechanical, electrical and life safety systems) are in adequate condition for the operation of the Business; and

(ii)                                  to the knowledge of Sellers, the Third Party Real Property has at all times been constructed, managed, operated, maintained and repaired by the Sweet Paper Entities as required under the Current Third Party Real Property Leases, there are no defects or deficiencies in the design, construction, fabrication, manufacture or installation of the Third Party Real Property or any part thereof or any system, element or component thereof that would materially interfere with the operation of the Business, and all systems, elements and components of the Third Party Real Property (including all machinery, fixtures and equipment, the roof, foundation and structural elements, and the elevator, mechanical, electrical and life safety systems) are in adequate condition for the operation of the Business.

(d)                                 Except as set forth on Schedule 5.9(d), the activities carried on in all buildings, warehouses, plants, facilities, installations, fixtures and other structures or improvements included as part of, or located on or at, the Scheck Real Property, and such buildings, warehouses, plants, facilities, installations, fixtures and other structures or improvements themselves, are not in violation of, or in conflict with, any applicable zoning or health regulations or ordinance or any other similar Law applicable to or binding on any Sweet Paper Entity or any of its respective assets or properties.

(e)                                  Except as set forth on Schedule 5.9(e), to the knowledge of Sellers, the activities carried on in all buildings, warehouses, plants, facilities, installations, fixtures and other structures or improvements included as part of, or located on or at, the Third Party Real Property, and such buildings, warehouses, plants, facilities, installations, fixtures and other structures or improvements themselves, are not in violation of, or in conflict with, any applicable zoning or health regulations or ordinance or any other similar Law applicable to or binding on any Sweet Paper Entity or any of its respective assets or properties.

(f)                                    No parcel of land included in the Scheck Real Property relies on or regularly makes use of access to the nearest public road or right-of-way over land owned by others, except where such access is by means of one or more valid recorded easements not subject to divestiture, the terms of which have been disclosed in writing to Purchaser prior to the date hereof.  All covenants or other restrictions (if any) to which any of the Scheck Real Property is subject are being in all respects properly performed and observed and, except for covenants contained in the Current Scheck Real Property Lease, do not provide for forfeiture or reversion of title if violated, and no Sweet Paper Entity has received any notice of violation (or claimed violation) thereof.

(g)                                 To the knowledge of Sellers, no parcel of land included in the Third Party Real Property relies on or regularly makes use of access to the nearest public road or right-of-way over land owned by others, except where such access is by means of one or more valid recorded easements not subject to divestiture, the terms of which have been disclosed in writing to Purchaser prior to the date hereof.  To the knowledge of Sellers, all covenants or other restrictions (if any) to which any of the Third Party Real Property  is subject are being in all respects properly performed and observed and do not provide for forfeiture or reversion of title if violated.  To the knowledge of Sellers, no Sweet Paper Entity has received any notice of violation (or claimed violation) of any covenant or other restriction that is referenced in the preceding sentence.

(h)                                 None of the Leased Real Property is subject to any Lien, easement, right-of-way, building or use restriction, exception, variance, reservation or limitation that could reasonably be expected to interfere with or impair the present and continued use thereof in the usual and normal conduct of the business and operations of any Sweet Paper Entity.

(i)                                     Each separate parcel included in the Leased Real Property has adequate water supply, storm and sanitary sewer facilities, access to telephone, gas and electrical connections, fire protection, drainage and other public utilities, and has adequate parking facilities that meet all requirements imposed by Laws applicable to or binding on any Sweet Paper Entity or any of its respective assets or properties.

(j)                                     There is no pending or, to the knowledge of Sellers, threatened or proposed proceeding or governmental action to modify the zoning classification of, or to condemn or take by the power of eminent domain (or to purchase in lieu thereof), or to classify as a landmark, or to impose special assessments on, or otherwise to take or restrict in any way the right to use, develop or alter, all or any part of the Leased Real Property.

(k)                                  All the Real Property Leases are in full force and effect, valid and enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies.  No Sweet Paper Entity has  received any notice of any, and there exists no, dispute, claim, event of default or event that constitutes or would constitute (with notice or lapse of time or both) a default under any Real Property Lease.  All rent and other amounts due and payable with respect to the Real Property Leases have been paid.

(l)                                     There are no variances, use restrictions or special permits applicable to the Scheck Real Property.  There are no agreements, documents or other writings, and there is no oral arrangement, pertaining to any such variance, use restriction or special permit.

(m)                               To the knowledge of Sellers, no portion of the Leased Real Property is located in whole or in part within an area identified by any Governmental Authority as a flood hazard area or subject to the jurisdiction of the Army Corps of Engineers.

(n)                                 No work has been performed or is in progress at, and no materials have been furnished to any Sweet Paper Entity for use at, any of the Leased Real Property that may give rise to any mechanic’s, materialmen’s or other Lien against any of the Leased Real Property.

5.10                           Personal Property.

(a)                                  Schedule 5.10(a) sets forth a true, correct and complete list as of September 30, 2004 of (i) all of the tangible personal property owned by the Corporation or any Corporation Subsidiary and (ii) all of the tangible personal property owned by any Asset Seller and included in the Assets (excluding, in the case of each of clauses (i) and (ii),  tangible personal property set forth on Schedule 5.12 and items that have been expensed or otherwise not recorded in accordance with the Sweet Paper Entities’ accounting principles, which expensing principles are set forth on Schedule 5.10(a)).  All of such owned tangible personal property is utilized by the Sweet Paper Entities in the ordinary course of business.

(b)                                 Schedule 5.10(b) sets forth a true, correct and complete list of all leases of tangible personal property (including the Transferred Group Personal Property Leases) binding upon any Sweet Paper Entity or any of its respective assets or properties.  All of such leased tangible personal property is utilized by the Sweet Paper Entities in the ordinary course of business.  Sellers have provided to Purchaser true, correct and complete copies of all such personal property leases.

5.11                           Computer System.  Except as set forth on Schedule 5.11, all computer hardware and software and related materials used by the Sweet Paper Entities in their business, including all such computer hardware, software and related materials included in the Assets (herein collectively referred to as the “Computer System”) are, taken as a whole, in adequate working order and condition for their intended use in connection with the Business.  Except as set forth on Schedule 5.11, no Sweet Paper Entity has experienced any significant defect in design, workmanship or material of the Computer System, and the Computer System has the performance capabilities, processing capacity, resources, characteristics and functions necessary to the conduct of the business and operations of the Sweet Paper Entities as currently conducted.  The use of the Computer System by the Sweet Paper Entities (including any software modifications) (a) has not violated or infringed upon the rights of any third parties and (b) has not resulted in the termination of any maintenance, service or support agreement relating to any part of the Computer System (including any Assumed Contract) or any reduction in the services provided to any Sweet Paper Entity, warranties available to any Sweet Paper Entity or rights of any Sweet Paper Entity.  The continued use of the Computer System by Purchaser and its Affiliates, the Corporation and the Corporation Subsidiaries (including any software modifications) from and after the Closing, either consistent with past practice of the Sweet Paper Entities or otherwise as not expressly prohibited by the terms and conditions of those fully executed Intellectual Property Licenses provided by Sellers to Purchaser, (i) will not violate or infringe upon the rights of any third parties and (ii) will not result in the termination of any maintenance, service or support agreement relating to any part of the Computer System (including any Assumed Contract) or any reduction in the services provided to Purchaser or any of its Affiliates, the Corporation or any Corporation Subsidiary, warranties available to  Purchaser or any of its Affiliates, the Corporation or any Corporation Subsidiary or rights of Purchaser or any of its Affiliates, the Corporation or any Corporation Subsidiary.  The Sweet Paper Assets include full and adequate user and service documentation for the Computer System.  Schedule 5.11 sets forth a true, correct and complete description of the Computer System back-up and recovery systems and processes followed by each Sweet Paper Entity.  Except as set forth on Schedule 5.11, the software used by any Sweet Paper Entity does not include any open source software or source code that is subject to any public license (e.g., the “GNU General Public License”).

5.12                           Inventories.

(a)                                  Sellers have delivered to Purchaser a true, correct and complete list of all inventories (including the Transferred Group Inventory) of the Sweet Paper Entities as of April 30, 2005, except that such list does not include packaging materials or marketing materials.  Each item of inventory owned by any Sweet Paper Entity has been acquired for sale in the ordinary course of business, and none of such items are held on assignment or consignment.  Except as set forth at item 3 of Schedule 5.5(a)(i), such inventories are fairly reflected in all material respects in the inventory accounts on the balance sheet included in the Combined Financial Statements, in accordance with GAAP, including all appropriate reserves.

(b)                                 Schedule 5.12 contains a true, correct and complete list of the Aged Inventory as of the close of business on April 21, 2005, including, for each stock keeping unit included on such list, (i) the total quantity of such stock keeping unit in the Sweet Paper Entities’ inventory as of such date, (ii) the quantity of such stock keeping unit that constitutes Aged Inventory, (iii) the “inventory cost per unit” of such stock keeping unit, (iv) a designation of such stock keeping unit as “branded” or “unbranded,” and (v) a code identifying such stock keeping unit as new, dormant, overstock, private label or commodity.  A true, correct and correct calculation of the aggregate Aged Inventory Amount with respect to the Exempt Stock Keeping Units as of the close of business on April, 21, 2005 (the “Pre-Closing Exempt Aged Inventory Amount”) is set forth on Schedule 5.12.  A true, correct  and correct calculation of the aggregate Aged Inventory

Amount with respect to the Non-Exempt Stock Keeping Units as of the close of business on April 21, 2005 (the “Pre-Closing Non-Exempt Aged Inventory Amount”) is set forth on Schedule 5.12.

5.13                           Accounts Receivable; Advances and Warranties.

(a)                                  Sellers have provided to Purchaser a true, correct and complete aging schedule of all trade accounts receivable (including the Transferred Group Trade Receivables) of any Sweet Paper Entity, as of February 28, 2005 and as of April 30, 2005.  Except as set forth on Schedule 5.13(a), (i) each such account receivable represents a sale made in the ordinary course of business and arose pursuant to an enforceable Contract for a bona fide sale of goods or for services performed, (ii) the Sweet Paper Entities have performed all of their obligations to deliver the goods or perform the services to which such account receivable relates, and (iii) the Sweet Paper Entities can provide documentation substantiating such performance.  Purchaser shall not make any claim against Sellers for any breach of or inaccuracy in the representations and warranties contained in clause (iii) of the preceding sentence except to the extent the failure to provide documentation substantiating performance impairs the ability of a Sweet Paper Entity or Purchaser (as applicable) to collect such account receivable.  Except as reserved against in the Final Closing Date Balance Sheet (as finalized pursuant to Section 4.5), all such accounts receivable arising from sales to or through Redistributors of America and recorded on the Final Closing Date Balance Sheet (as finalized pursuant to Section 4.5) will be collectible in full, subject to normal discounts and allowances consistent with past practice, within six (6) months of their origination.

(b)                                 Sellers have provided to Purchaser a good faith estimated schedule of all accounts receivables from suppliers, including rebates and allowances of any Sweet Paper Entity, as of March 31, 2005 (which schedule categorizes each such receivable by supplier and type of receivable).  Except as reserved against in the Final Closing Date Balance Sheet (as finalized pursuant to Section 4.5), all such accounts receivable from Redistributors of America recorded on the Final Closing Date Balance Sheet (as finalized pursuant to Section 4.5) will be collectible in full within one hundred eighty (180) days of the end of the applicable measurement period for purposes of such accounts receivable (e.g., within one hundred eighty (180) days of December 31, 2005 in the case of any vendor rebate that is based on volume of purchases during the 2004 calendar year).

(c)                                  Set forth on Schedule 5.13(c) is a good faith estimated schedule of all accounts receivable of any Sweet Paper Entity other than those receivables referenced at Sections 5.13(a) and 5.13(b) above (including all loans and advances made by any Sweet Paper Entity to third parties, other than loans and advances that are included in the Excluded Assets or the Withdrawn Corporation Assets (collectively, the “Advances”)) as of April 30, 2005.

5.14                           Intellectual Property.

(a)                                  Schedule 5.14(a)(i) sets forth a true, correct and complete list of all of the Marks, patents, copyrights (including any registrations of or pending applications for any of the foregoing) and other Intellectual Property (including the Transferred Group Owned Intellectual Property) owned by any Sweet Paper Entity (the “Owned Intellectual Property”).  Schedule 5.14(a)(ii) sets forth a true, correct and complete list of all (A) Intellectual Property licensed to any Sweet Paper Entity, including the Intellectual Property licensed to any Asset Seller pursuant to any Transferred Group Intellectual Property License (the “Licensed Intellectual Property”) and (B) all Contracts to which a Sweet Paper Entity is or was a party or by which a Sweet Paper Entity is or was bound providing for the license of Owned Intellectual Property or Licensed Intellectual Property or otherwise relating to Owned Intellectual Property or Licensed Intellectual Property (such Contracts are hereinafter referred to as “Intellectual Property Licenses”).

(b)                                 Except as set forth on Schedule 5.14(b):

(i)                                     all of the Owned Intellectual Property is owned by a Sweet Paper Entity free and clear of any and all Liens, and is not subject to any license, royalty or other agreement (except as set forth on Schedule 5.14(a)(ii));

(ii)                                  on the Closing Date, all of the Transferred Group Owned Intellectual Property will be owned by Purchaser free and clear of any and all Liens, and will not be subject to any license, royalty or other agreement (except as set forth on Schedule 5.14(a)(ii));

(iii)                               none of the Owned Intellectual Property has been or is the subject of any pending, or to the knowledge of Sellers, threatened litigation or claim of infringement, and to the knowledge of Sellers, there is no basis for making any such claim, and to the knowledge of Sellers, none of the Licensed Intellectual Property has been or is the subject of any pending or threatened litigation or claim of infringement;

(iv)                              no Sweet Paper Entity has breached any provision of, or is in default under the terms of, any Intellectual Property License to which it is a party or under which it has any rights or by which it is bound, no condition exists or event has occurred that, with or without notice or the passage of time or both, would constitute a breach of, or a default under, any such Intellectual Property License by any Sweet Paper Entity and, to the knowledge of Sellers, no other party to any such Intellectual Property License has breached any provision of, or is in default under the terms of, any such Intellectual Property License;

(v)                                 each product or service sold or provided by any Sweet Paper Entity under a Mark owned by any Sweet Paper Entity, each process, method, design or other Owned Intellectual Property employed by any Sweet Paper Entity, and the marketing, performance and use by any Sweet Paper Entity of any product, service or other Owned Intellectual Property, does not, to the knowledge of Sellers, infringe or misappropriate any Intellectual Property or confidential or proprietary rights of any other Person, and no Shareholder or any Person set forth on Schedule 1.1(b), on behalf of any Sweet Paper Entity, has received any notice making or threatening to make any claim of infringement or misappropriation of any Intellectual Property of another Person or contesting any Sweet Paper Entity’s right to market or use any such product, service, process, method, design or other Intellectual Property, and, to the knowledge of Sellers, there is no basis for making such a claim;

(vi)                              no Sweet Paper Entity has made or threatened to make any, and there exists no, claim that any product or service sold or provided by any Person, or any process, method, design or other Intellectual Property employed by any Person, or any marketing or use by any Person of any such product or service, infringes or misappropriates any Owned Intellectual Property or Licensed Intellectual Property; and

(vii)                           each Sweet Paper Entity owns adequate rights in perpetuity in and to all Owned Intellectual Property currently used to conduct its respective business as presently conducted.  Each Sweet Paper Entity possesses adequate rights in perpetuity in and to all Licensed Intellectual Property currently used to conduct its respective business as presently conducted except to the extent a term that is shorter than perpetuity is expressly provided by the terms and conditions of those fully executed Intellectual Property Licenses provided by Sellers to Purchaser.  The Sweet Paper Assets include ownership or adequate rights in all Intellectual Property currently used in connection with the conduct of the businesses of the Sweet Paper Entities as they are presently conducted and have been conducted since September 30, 2004.

5.15                           Contracts.  Schedule 5.15 sets forth a true, correct and complete list of all the Contracts (including the Assumed Contracts) of the following types to which any Sweet Paper Entity is a party or by which any Sweet Paper Entity is bound, or to which any Sweet Paper Entity’s assets or properties is subject:

(a)                                  any Contract that either (i) requires a payment by any party in excess of, or a series of payments that in the aggregate exceed, $50,000, or (ii) has a term of, or requires the performance of any obligations by any party over a period in excess of, six (6) months (excluding, in the case of clause (i), purchase orders that are received from customers or issued to suppliers in the ordinary course of business);

(b)                                 any Contract (including any purchase order received from a customer in the ordinary course) pursuant to which any Sweet Paper Entity is committed to deliver goods or perform services, or provide any combination thereof, to or for any customer, having a value in excess of $50,000;

(c)                                  any Contract (including any purchase order issued to a supplier in the ordinary course) pursuant to which any Sweet Paper Entity is committed to purchase goods or services, or any combination thereof, from any supplier, having a value in excess of $50,000;

(d)                                 any blanket purchase orders that provide for the purchase or sale of goods or services pursuant to a fixed price formula or a designated schedule of prices for a minimum period of three (3) months or more;

(e)                                  any Contract containing a “most favored nation” provision pursuant to which any Sweet Paper Entity is obligated to provide any customer with pricing terms that are equal to or more favorable than (but in no event less favorable than) the pricing terms offered by such Sweet Paper Entity to any or all of the other customers of any Sweet Paper Entity;

(f)                                    any Contract pursuant to which any third party agrees to perform any services for any Sweet Paper Entity that are required to be performed by any Sweet Paper Entity under any other Contract;

(g)                                 any collective bargaining agreement;

(h)                                 any Contract of any kind with any employee, officer or director of any Sweet Paper Entity, or any Affiliate of any such individual;

(i)                                     any Contract of any kind with any Affiliate of any Sweet Paper Entity, or with any Shareholder or any Affiliate of any Shareholder;

(j)                                     any Contract with a sales representative, manufacturer’s representative, distributor, dealer, broker, sales agency, advertising agency or other Person engaged in sales, distributing or promotional activities, or any Contract to act as one of the foregoing on behalf of any Person (excluding purchase orders that are entered into with customers or suppliers in the ordinary course of business);

(k)                                  any Contract pursuant to which any Sweet Paper Entity has made or will make loans or advances, or has or will have incurred debts or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business);

(l)                                     any indenture, credit agreement, loan agreement, note, mortgage, security agreement, lease, loan commitment or other Contract relating to the borrowing of funds, an extension of credit or financing;

(m)                               any Contract involving any marketing or purchasing groups or associations in which any Sweet Paper Entity is a member;

(n)                                 any Contract involving a partnership or joint venture;

(o)                                 any Contract involving any restrictions with respect to the geographical area of operations or scope or type of business of any Sweet Paper Entity;

(p)                                 any power of attorney or agency agreement or arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of any Sweet Paper Entity or any Sweet Paper Entity is granted the authority to act for or on behalf of any Person;

(q)                                 any Contract relating to the Computer System;

(r)                                    any Contract, whether or not fully performed, relating to any acquisition or disposition of any capital stock or other security of any Sweet Paper Entity or any predecessor in interest of any Sweet Paper Entity, or any acquisition or disposition of any subsidiary, division, line of business, material assets or real property;

(s)                                  any Contract not made in the ordinary course of business and consistent with past practice that is to be performed in whole or in part at or after the date of this Agreement; and

(t)                                    any Contract not specified above that is material to any Sweet Paper Entity.

Sellers have delivered to Purchaser true, correct and complete copies of each document set forth on Schedules 5.14(a) and 5.15 and a true, correct and complete written description of each oral arrangement so listed, including all rights, obligations and other material terms.  Sellers have provided to Purchaser true, correct and complete copies of the following forms commonly used by the Sweet Paper Entities in the conduct of their respective businesses:  (i) with respect to customers, (A) invoice, (B) credit memo, (C) bill of lading, (D) pricing correction voucher, (E) statement of amounts owed and (F) terms and conditions of sale, and (ii) with respect to suppliers, (A) purchase order and (B) vendor credit form.

5.16                           Permits.  Schedule 5.16 sets forth a true, correct and complete list of all Permits held by any Sweet Paper Entity (including the Assumed Permits).  All the Permits so listed are in full force and effect and no Sweet Paper Entity has received any notice that any such Permit may be revoked or canceled.  None of the Permits have been modified in any way that could reasonably be expected to have a Material Adverse Effect.  Except for the Permits set forth on Schedule 5.16, there are no Permits, whether federal, state, local or foreign, that are necessary for the lawful operation of the respective businesses of the Sweet Paper Entities.

5.17                           Insurance.

(a)                                  Schedule 5.17(a) sets forth a true, correct and complete list of all policies of fire, liability, medical, workers’ compensation, title and other forms of insurance owned, held by or applicable to any Sweet Paper Entity or any of its respective assets or businesses, and Sellers have heretofore provided to Purchaser true, correct and complete copies of all such policies, including all occurrence-based policies applicable to any Sweet Paper Entity or its respective assets or businesses for all periods prior to the Closing Date.  All such policies are valid, in full force and effect and enforceable, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy.  Such policies are sufficient for compliance with (i) all requirements of Law and (ii) all Contracts to which any Sweet Paper Entity is a party.  Except as set forth on Schedule 5.17(a), no Sweet Paper Entity has been refused any insurance with respect to its assets or operations during the three (3) years preceding the date of this Agreement, and its coverage has not been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

(b)                                 Schedule 5.17(b) sets forth a true, correct and complete list of all claims that have been made by any Sweet Paper Entity since December 31, 2001 under any workers’ compensation, general liability, property or other insurance policy applicable to any Sweet Paper Entity or any of its respective assets or businesses.  Except as set forth on such list, there are no pending or, to the knowledge of Sellers, threatened claims under any insurance policy.  Such claim information includes the following information with respect to each accident, loss or other event: (i) the identity of the claimant; (ii) the date of the occurrence; (iii) the status as of the report date; and (iv) the amounts paid or expected to be paid or recovered.

5.18                           Employee Benefit Plans and Employment Agreements.

(a)                                  General.  Except as set forth on Schedule 5.18(a), none of the Sweet Paper Entities or any of their ERISA Affiliates maintains, sponsors, is a party to, participates in, has a commitment to create or has any liability or contingent liability with respect to:

(i)                                     any “employee welfare benefit plan” or “employee pension benefit plan” as those terms are respectively defined in sections 3(1) and 3(2) of ERISA, other than a “multiemployer plan” (as defined in section 3(37) of ERISA) (referred to collectively herein as “Plans”);

(ii)                                  any retirement or deferred compensation plan, incentive compensation plan, stock plan, retention plan or agreement, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance (including health, life or disability insurance) or hospitalization program or any other fringe benefit arrangement for any current or former employee, director, consultant or agent, whether pursuant to a Contract, arrangement, custom or informal understanding, whether written or unwritten, that does not constitute an “employee benefit plan” (as defined in section 3(3) of ERISA) (referred to collectively herein as “Arrangements”); or

(iii)                               any employment agreement or consulting agreement of any type, including any noncompete or severance agreements (referred to collectively herein as “Employment Agreements”).

(b)                                 Plan Documents and Reports.  A true, correct and complete copy of each of the Plans, Arrangements and Employment Agreements set forth on Schedule 5.18(a) (collectively, the “Benefit Plans”), and all Contracts relating thereto, or to the funding thereof, including all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements and record keeping agreements, each as currently in effect, has been provided to Purchaser.  In the case of any Benefit Plan that is not in written form, Purchaser has been supplied with a true, correct and complete description of such Benefit Plan as currently in effect, including all material terms of such Benefit Plan.  A true, correct and complete copy of the most recent annual report, actuarial report, accountant’s opinion of the plan’s financial statements, summary plan description and IRS determination letter with respect to each Benefit Plan, to the extent applicable, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset that is not readily tradable) held with respect to any funded Benefit Plan has been supplied to Purchaser, and there have been no material changes in the financial condition in the respective Benefit Plans from that stated in the annual reports and actuarial reports supplied.

(c)                                  Compliance With Laws; Liabilities.  As to all Benefit Plans, except as set forth on Schedule 5.18(c):

(i)                                     each Benefit Plan complies and has been administered in form and in operation in all material respects in accordance with its terms and with all requirements of Law applicable thereto (including, in the case of any Benefit Plan that is an employee pension benefit plan, the requirements of sections 401(a) and 501(a) of the Code), and no event has occurred that will or could cause any such Benefit Plan to fail to comply with such requirements and no notice has been issued by any Governmental Authority questioning or challenging such compliance;

(ii)                                  each Benefit Plan that is an employee pension benefit plan (as defined in section 3(2) of ERISA) is the subject of a favorable determination letter issued by the IRS with respect to the qualified status of such plan under section 401(a) of the Code and the tax-exempt status of any trust that forms a part of such plan under section 501(a) of the Code; all amendments to any such plan for which the remedial amendment period (within the meaning of section 401(b) of the Code and applicable regulations) has expired are covered by a favorable IRS determination letter; and no event has occurred that will or could give rise to disqualification of any such plan under such sections or to a Tax under section 511 of the Code;

(iii)                               none of the assets of any Benefit Plan are invested in employer securities or employer real property;

(iv)                              there have been no “prohibited transactions” (as described in section 406 of ERISA or section 4975 of the Code) with respect to any Benefit Plan and none of the Sweet Paper Entities or any of their ERISA Affiliates has engaged in any prohibited transaction;

(v)                                 there have been no acts or omissions by any of the Sweet Paper Entities or any of their ERISA affiliates that have given rise to or may give rise to fines, penalties, taxes or related charges under section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which any of the Sweet Paper Entities or any of their ERISA Affiliates may be liable;

(vi)                              none of the payments to any individual contemplated by the Benefit Plans (in the aggregate and together with all other compensation to be received by such individual) would, in the aggregate, constitute excess parachute payments as defined in section 280G of the Code (without regard to subsection (b)(4) thereof) or would exceed $1,000,000 in any twelve (12) month period;

(vii)                           there are no actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of Sellers, threatened involving any Benefit Plan or the assets thereof, and no facts exist that could give rise to any such actions, suits or claims (other than routine claims for benefits);

(viii)                        no Benefit Plan is subject to Title IV of ERISA, or the minimum funding rules of section 302 of ERISA or section 412 of the Code;

(ix)                                each Benefit Plan that constitutes a “group health plan” (as defined in section 607(1) of ERISA or section 4980B(g)(2) of the Code), including any plans of current and former Affiliates that must be taken into account under section 4980B and 414(t) of the Code or sections 601-608 of ERISA, have been operated in compliance with applicable Laws, including the continuation coverage requirements of section 4980B of the Code and section 601 of ERISA and the portability and nondiscrimination requirements of sections 9801 and 9802 of the Code and sections 701-707 of ERISA, to the extent such requirements are applicable;

(x)                                   actuarially adequate accruals for all obligations under the Benefit Plans are reflected in all of the Financial Statements other than the Pro Forma Balance Sheets, the Interim Corporation Financial Statements and the Interim Group Financial Statements;

(xi)                                none of the Sweet Paper Entities or any of their ERISA Affiliates has any liability or contingent liability, under any Benefit Plan or otherwise, for providing any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and section 4980B (or any predecessor section thereto) of the Code or applicable state law;

(xii)                             the Sweet Paper Entities and all of their ERISA Affiliates (and all successors thereto) have the right or ability to terminate unilaterally any Benefit Plan, and upon such termination shall have no further liability under or with respect to such Benefit Plan except for (i) in the case of a qualified plan the ordinary administrative costs of winding up such a plan, including obtaining a final determination letter, and (ii) the specific bonus commitments listed at Schedule 5.18(c)(xii); and

(xiii)                          Sellers have satisfied all of the reporting and disclosure requirements of Title I of ERISA with respect to each Benefit Plan.

(d)                                 Multiemployer Plans.  None of the Sweet Paper Entities or any of their ERISA Affiliates is a party to, participates in, contributes to, has contributed to or has any liability or contingent liability with respect to any multiemployer plan (as defined in section 3(37) of ERISA).

5.19                           Employment and Labor Matters.

(a)                                  Schedule 5.19(a) sets forth a true, correct and complete list of the names, titles or job descriptions, employer, full-time or part time status, leave status (including short term and long term), annual compensation or hourly rate schedule and all bonuses and similar payments made with respect to each such individual for the preceding fiscal year for all directors, officers and employees of any Sweet Paper Entity.

(b)                                 All Employees are employed by a Sweet Paper Entity.

(c)                                  Each Sweet Paper Entity has conducted since December 31, 1998 and currently is conducting its respective business in compliance with all Laws relating to labor, employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment.  Except as set forth on Schedule 5.19(c), there is no claim, action, suit, proceeding, investigation or other litigation pending (including any action involving a Governmental Authority) or, to the knowledge of Sellers, threatened against or affecting any Sweet Paper Entity or any of its respective officers, directors, employees or agents, any Affiliate of any Sweet Paper Entity, any Shareholder or any Affiliate of any Shareholder, related to labor, employment or employment practices, wage and hour, discrimination, retaliation, workers’ compensation or safety matters.

(d)                                 There is, and since December 31, 2001 there has been, no labor strike, dispute (excluding isolated, unrelated matters with individual Employees), slow-down, work stoppage or other labor difficulty pending, or to the knowledge of Sellers, threatened against or involving any Sweet Paper Entity.

(e)                                  No employee of any Sweet Paper Entity is covered by any collective bargaining agreement, no collective bargaining agreement is currently being negotiated and no attempt is currently being made or since December 31, 2001 has been made to organize any employees of any Sweet Paper Entity to form or enter a labor union or similar organization.

(f)                                    No employees of any Sweet Paper Entity have experienced an “employment loss” (as defined in the Worker Adjustment and Retraining Notification (WARN) Act, 29 U.S.C. § 2101 et seq. as amended (the “WARN Act”)) during the ninety (90) calendar-day period immediately preceding the date hereof.

5.20                           Capital Improvements and Significant Non-Capital Expenditures.

(a)                                  Set forth on Schedule 5.20(a) is a true, correct and complete list of all of the capital improvements or purchases or other capital expenditures that any Sweet Paper Entity has committed to or contracted for and that have not been completed prior to the date hereof and the cost and expense reasonably estimated to complete such work and purchases.

(b)                                 Set forth on Schedule 5.20(b) is a true, correct and complete list of each  non-capital expenditure or purchase in excess of $20,000 (excluding non-capital expenditures that are for inventory or are otherwise in the ordinary course) that any Sweet Paper Entity has committed to or contracted for and that has not been completed prior to the date hereof and the cost and expense reasonably estimated to complete such work and purchases.

5.21                           Taxes.

(a)                                  Each Sweet Paper Entity has timely filed all Tax Returns that it is required to file, and each such Tax Return was true and correct when filed.  All Taxes due and payable have been timely paid or shall be timely paid by each Sweet Paper Entity or, if not yet payable, such Taxes have been or will be adequately accrued and reflected in all of the Financial Statements (other than the Pro Forma Balance Sheets, the Interim Corporation Financial Statements and the Interim Group Financial Statements) and the Estimated Closing Date Balance Sheet, the Initial Closing Date Balance Sheet and the Final Closing Date Balance Sheet.

(b)                                 Except as set forth on Schedule 5.21:

(i)                                     there is no action, suit, proceeding, investigation, audit, claim or assessment presently pending or, to the knowledge of Sellers, threatened, with regard to any Taxes that relate to any Sweet Paper Entity;

(ii)                                  no issue has arisen in any examination of any Sweet Paper Entity by any Governmental Authority that if raised with respect to any other period not so examined would result in a material deficiency for any other period, if upheld;

(iii)                               no position has been taken on any Tax Return (for a taxable period for which the statute of limitations for the assessment of tax has not expired) of any Sweet Paper Entity that is contrary to any publicly announced position of a Governmental Authority;

(iv)                              all Taxes that any Sweet Paper Entity is required by Law to withhold or collect, including sales and use Taxes, and amounts required to be withheld for Taxes of employees, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authorities or are held in separate bank accounts for such purpose;

(v)                                 no Sweet Paper Entity is a party to any Tax sharing agreement, nor is any Sweet Paper Entity subject to any joint venture, cooperative, partnership or other arrangement or contract that is treated as an entity (including a partnership) for Federal income tax purposes; and

(vi)                              Sellers and the Corporation have taken no steps that would cause any Employee to be subject to taxes or penalties under Section 409A.

(c)                                  None of the assets of the Sweet Paper Entities constitute tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code, and none of the assets reflected on any of the Financial Statements (other than the Pro Forma Balance Sheets, the Interim Corporation Financial Statements and the Interim Group Financial Statements) is subject to a lease, safe harbor lease or other arrangement as a result of which an entity other than a Sweet Paper Entity is treated as the owner of the asset for Federal income tax purposes.

(d)                                 No Seller is a “foreign person” as defined in Section 1445(f)(3) of the Code.

(e)                                  Neither the Corporation nor any Corporation Subsidiary is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Corporation or any Corporation Subsidiary, and to the knowledge of Sellers, the IRS has not proposed any such adjustment or change in accounting method.

(f)                                    Neither the Corporation nor any Corporation Subsidiary has or could have any liability for Taxes of any Person other than itself under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

(g)                                 All transactions between any Sweet Paper Entity and any Affiliate of any Sweet Paper Entity have been conducted on an arm’s length basis.

(h)                                 Neither the Corporation nor any Corporation Subsidiary has requested or received a ruling related to Tax from any Governmental Authority or signed a closing or other agreement related to Tax with any Governmental Authority that would affect any taxable period after the Closing Date.

(i)                                     No Sweet Paper Entity has engaged in, or is a party to, (i) any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, or a transaction substantially similar to a reportable transaction or (ii) any “tax shelter” within the meaning of Section 6662 of the Code.

(j)                                     No Sweet Paper Entity has any obligations or commitments with respect to the Scheck Charitable Lead Trust, Scheck Alpha LP or Scheck Investments.

(k)                                  Sellers have provided true, correct and complete copies of all Tax Returns and audit reports for all Taxes of the Corporation and the Corporation Subsidiaries for the last three (3) Tax years.  To the extent Sellers provided Purchaser with Tax Returns that were unsigned, such Tax Returns are otherwise exact copies of the Tax Returns that were actually signed and filed.

(l)                                     The Corporation and each Corporation Subsidiary and each Asset Seller have obtained appropriate exemption certificates for all transactions treated as nontaxable for sales Tax purposes.

(m)                               Neither the Corporation nor any Corporation Subsidiary has entered into any transaction or arrangement outside the normal course of business that would have the effect of deferring recognition of income for Tax purposes to periods ending after the Closing Date or accelerating deductions to periods ending on or prior to the Closing Date.

5.22                           No Defaults or Violations.  Except as set forth on Schedule 5.22:

(a)                                  no Sweet Paper Entity has breached any provision of, or is in default under the terms of, any Contract or Permit to which it is a party or by which it is bound (including the Assumed Contracts and Assumed Permits), no condition exists or event has occurred that, with or without notice or the passage of time or both, would constitute a breach of, or a default under, any such Contract or Permit by any Sweet Paper Entity (other than as set forth on Schedule 5.3) and, to the knowledge of Sellers, no other party to any such Contract or Permit has breached any provision of, or is in default under the terms of, any such Contract or Permit;

(b)                                 each Sweet Paper Entity is in compliance with all Laws applicable to or binding on such Sweet Paper Entity or any of its respective assets or properties (including, as applicable, the Assets), and no condition exists or event has occurred that, with or without notice or the passage of time or both, would constitute a violation under any such Law; and

(c)                                  during the three (3) years preceding the date of this Agreement, no notice from any Governmental Authority has been received by any Sweet Paper Entity claiming any violation of any Law (including any building, zoning or other ordinance) or requiring any work, construction or expenditure, or asserting any Tax, assessment or penalty (and any and all such notices received by any Sweet Paper Entity prior to the three (3) year period preceding the date of this Agreement have been fully resolved with no continuing obligations of any Sweet Paper Entity).

5.23                           Environmental Matters.  Except as set forth on Schedule 5.23:

(a)                                  each Sweet Paper Entity is in compliance with, and during the two (2) year period preceding the date of this Agreement has been in compliance with, all Environmental Laws, and no condition exists or event has occurred that would constitute a violation of or give rise to any liability, obligation, material expenditure or Lien under any Environmental Law;

(b)                                 each Sweet Paper Entity is in possession of all Environmental Permits, if any, required for the conduct or operation of its respective business (or any part thereof), and is in compliance with all of the requirements and limitations included in such Environmental Permits;

(c)                                  there are no, and no Sweet Paper Entity or predecessor of any Sweet Paper Entity has used, generated, treated, handled, transported, stored or disposed of, or arranged for disposal or treatment of, any Hazardous Substances in, on, or at any of the Leased Real Property, or any real property formerly owned, leased or operated by any Sweet Paper Entity or any predecessor of any Sweet Paper Entity, and no Hazardous Substances have been used in the construction or repair of, or any alterations or additions to, any of the Leased Real Property, except for inventories of substances which (i) are set forth on Schedule 5.23, (ii) are used or are to be used in the ordinary course of business and (iii) have been stored and used in accordance with all applicable Environmental Laws and Environmental Permits, including all so-called “Right To Know Laws”;

(d)                                 no Sweet Paper Entity or any predecessor of any Sweet Paper Entity has Released any Hazardous Substances at, into, on, from, under, beneath, adjacent to or affecting any real property;

(e)                                  no Environmental Claim from any Governmental Authority or any other Person has been received by any Sweet Paper Entity or any predecessor of any Sweet Paper Entity claiming that (i) any aspect of the business, operations or facilities of such Sweet Paper Entity or predecessor thereof is or has been in violation of or has any liability under any Environmental Law or Environmental Permit, or (ii) any Sweet Paper Entity or any predecessor thereof is responsible (or potentially responsible) for the cleanup or remediation of any substances at any location, nor have any Environmental Claims been threatened against any Sweet Paper Entity or any predecessor of any Sweet Paper Entity;

(f)                                    no Sweet Paper Entity is the subject of any pending or threatened litigation or proceedings in any forum, judicial or administrative, involving a demand for damages, injunctive relief, penalties or other potential liability with respect to violations of or liability under any Environmental Law;

(g)                                 no properties now or formerly owned, leased or operated by any Sweet Paper Entity or any predecessor of any Sweet Paper Entity are (i) listed or proposed for listing on the National Priorities List under CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System List promulgated pursuant to CERCLA or (iii) included on any similar lists maintained by any Governmental Authority;

(h)                                 each Sweet Paper Entity has timely filed all reports and notifications required to be filed with respect to all of its respective properties and facilities and has generated and maintained all required records and data under all applicable Environmental Laws;

(i)                                     no past or present condition, event, activity, practice or action, or agreement, judgment, decree or order by which any Sweet Paper Entity is bound exists that could reasonably be expected to prevent any Sweet Paper Entity from complying with any Environmental Law, or that could reasonably be expected to give rise to any liability of any Sweet Paper Entity under any Environmental Law with respect to (i) any property that was at any time owned or leased, or any direct or indirect subsidiary that was at any time owned, by any Sweet Paper Entity, any predecessor of any Sweet Paper Entity or any Person that is or was an Affiliate of any Sweet Paper Entity, which property or subsidiary has been sold, transferred or disposed or for which any lease has terminated or (ii) any predecessor of any Sweet Paper Entity; and

(j)                                     all environmental investigations, studies, audits, assessments and data that are in the possession, custody or control of any Sweet Paper Entity relating (i) to the current or prior business, operations, facilities or real property of any Sweet Paper Entity or any predecessor of any Sweet Paper Entity or (ii) to any facility, real property or other asset now or previously owned, operated, leased or used by any Sweet Paper Entity or any predecessor of any Sweet Paper Entity have been provided to Purchaser.

5.24                           Litigation.

(a)                                  Except as set forth on Schedule 5.24, there are no claims, actions, suits, proceedings, arbitrations, investigations or other litigation pending or, to the knowledge of Sellers, threatened against or affecting any Sweet Paper Entity or any of its respective officers, directors, employees, agents or shareholders in their capacity as such, or any of its respective properties (including the Assets) or businesses, and no Shareholder or Person set forth on Schedule 1.1(b) is aware of any facts or circumstances that could reasonably be expected to give rise to any of the foregoing.  Except as set forth on Schedule 5.24, all of the proceedings, pending or, to the knowledge of Sellers, threatened, against any Sweet Paper Entity are fully covered by insurance policies (or other indemnification agreements with third parties) and are being defended by the insurers (or such third parties), subject to such deductibles as are set forth on such Schedule.  Except as set forth on Schedule 5.24, no Sweet Paper Entity is subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority.  No Sweet Paper Entity has entered into any agreement to settle or compromise any proceeding pending or threatened against it, which agreement  has involved any obligation other than the payment of money or for which any Sweet Paper Entity has any continuing obligation.

(b)                                 There are no claims, actions, suits, proceedings, arbitrations, investigations or other litigation pending or, to the knowledge of Sellers, threatened by or against any Seller, the Corporation or any Corporation Subsidiary or any of its respective Affiliates with respect to this Agreement or the Related Agreements, or in connection with the transactions contemplated hereby or thereby, and no Seller has any reason to believe that there is a valid basis for any such claim, action, suit, proceeding, arbitration,  investigation or other litigation.

5.25                           No Conflict of Interest.  Except as set forth on Schedule 5.25, no Seller nor any of its or his Affiliates has or claims to have any direct or indirect interest in any tangible or intangible property used in the business of any Sweet Paper Entity, except for each Shareholder as a holder of Shares or each Asset Seller as an owner of Assets.  Except as set forth on Schedule 5.25, no Seller nor any of its Affiliates has any direct or indirect interest in any other Person that conducts a business similar to, has any Contract or arrangement with, or does business or is involved in any way with, any Sweet Paper Entity, except for the ownership of less than one percent (1%) of the outstanding shares of any class of capital stock of any Person listed on a national securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System or over-the-counter.  Schedule 5.25 sets forth a true, correct and complete description of all such Persons, interests, Contracts, arrangements and other matters.

5.26                           Bank Accounts.  Schedule 5.26 sets forth a true, correct and complete list of the names and locations of each bank or other financial institution at which the Corporation or any  Corporation Subsidiary has an account (giving the account numbers) or safe deposit box and the names of all Persons authorized to draw thereon or have access thereto, and the names of all Persons, if any, now holding powers of attorney or comparable delegation of authority from the Corporation or any Corporation Subsidiary and a summary statement thereof.

5.27                           Customers and Suppliers.

(a)                                  Customers.

(i)                                     Schedule 5.27(a)(i) sets forth a true, correct and complete list of the one hundred (100) largest customers of the Sweet Paper Entities taken as a whole, in terms of revenue during each of the 2003 and 2004 calendar years (collectively, the “Major Customers”), showing the total revenue received in each such period from each such customer.

(ii)                                  Except as set forth on Schedule 5.27(a)(ii), (A) all sales to Major  Customers are being made, and since September 30, 2003 have been made, in the ordinary course of business consistent with past practices, and (B) to the knowledge of Sellers, no Major Customer has a right to receive any rebate, allowance, cash incentive payment or other back-end payment or to receive any discount for early payment or otherwise to receive any payment terms other than “net 30” and (C) the applicable Sweet Paper Entity has the right to revise the payment, rebate and other material economic terms for each Major Customer of such Sweet Paper Entity upon not more than thirty (30) days notice.

(iii)                               Schedule 5.27(a)(iii) sets forth a true, correct and complete list of each private label owned by any Sweet Paper Entity.  Schedule 5.27(a)(iii) also sets forth, for each private label set forth therein, a true, correct and complete list of (A) each manufacturer that supplies stock keeping units under such private label and (B) each stock keeping unit that is supplied by such manufacturer under such private label.

(iv)                              Schedule 5.27(a)(iv) sets forth a true, correct and complete list of each private label sold (but not owned) by any Sweet Paper Entity.  Schedule 5.27(a)(iv) also sets forth, for each private label set forth therein, a true, correct and complete list of (A) each manufacturer that supplies stock keeping units under such private label and (B) each stock keeping unit that is supplied by such manufacturer under such private label.

(v)                                 Schedule 5.27(a)(v) sets forth certain information regarding certain customers of the Sweet Paper Entities, which information is true, correct and complete and fully responsive to each of the information requirements set forth at the beginning of such Schedule.

(vi)                              Except as set forth on Schedule 5.27(a)(vi), since December 31, 2003, there has been no material adverse change in the business relationship, and there has been no material dispute, between any Sweet Paper Entity (on the one hand) and any Major Customer (on the other hand), and no Shareholder or Person set forth on Schedule 1.1(b) has any indications or reasons that could reasonably be expected to cause him to believe that (A) there will be any such material adverse change or dispute or (B) any Major Customer intends to materially reduce its purchases from any Sweet Paper Entity or the Business.

(vii)                           Except as set forth on Schedule 5.27(a)(vii)(A), each customer of each Sweet Paper Entity is, for Tax purposes, a “reseller” and not a “consumer”.  Except as set forth on Schedule 5.27(a)(vii)(B), and except for those customers from whom sales Taxes have been collected, each customer of each Sweet Paper Entity has provided a signed valid resale exemption certificate covering all purchases in accordance with applicable state Tax Law.  During the twelve (12) month period ended December 31, 2004, the sales of the Sweet Paper Entities, taken as a whole, to customers that are not, for Tax purposes, “resellers” did not exceed $3,000,000.

(b)                                 Suppliers.

(i)                                     Schedule 5.27(b)(i) sets forth a true, correct and complete list of all of the suppliers of inventory to the Sweet Paper Entities (collectively, the “Suppliers”), showing the total purchases made by the Sweet Paper Entities taken as a whole from each such Supplier during each of the 2003 and 2004 calendar years.

(ii)                                  Schedule 5.27(b)(ii) sets forth, for each current supplier to any Sweet Paper Entity, a true, correct and complete description of the payment, rebate, allowance, cash incentive, discount and other material economic terms between such Sweet Paper Entity and such supplier (the “Supplier Economic Terms”).

(iii)                               Except as set forth on Schedule 5.27(b)(iii), since December 31, 2003, there has been no material adverse change in the business relationship, and there has been no material dispute, between any Sweet Paper Entity (on the one hand) and any Supplier (on the other hand), and no Shareholder and no Person set forth on Schedule 1.1(b) has any indications or reasons that could reasonably be expected to cause him to believe that (A) there will be any such material adverse change or dispute or (ii) any Supplier intends to reduce its sales to any Sweet Paper Entity or the Business.

5.28                           Improper and Other Payments.  Except as set forth on Schedule 5.28, (a) no Sweet Paper Entity, or director, officer, employee, agent or representative of any Sweet Paper Entity, or  Person acting on behalf of any of them, has made, paid or received any bribes, kickbacks or other similar payments to or from any Person, whether lawful or unlawful, (b) no contributions have been made by any Sweet Paper Entity, directly or indirectly, to a domestic or foreign political party or candidate and (c) no improper foreign payment (as defined in the Foreign Corrupt Practices Act) has been made by any Sweet Paper Entity or any director, officer, employee, agent or representative of any Sweet Paper Entity, or any Person acting on behalf of any of them.

5.29                           Brokers.  Except as set forth on Schedule 5.29, none of the Shareholders, the Corporation, the Corporation Subsidiaries or the Asset Sellers has used any broker or finder in connection with the transactions contemplated hereby, and neither Purchaser nor any Affiliate of Purchaser (including, from and after the Closing, the Corporation and any Corporation Subsidiary) has or shall have any liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder’s fee or other commission of any Person retained by any Shareholder, the Corporation, any Corporation Subsidiary or any Asset Seller or any of its respective Affiliates in connection with any of the transactions contemplated by this Agreement or the Related Agreements.

5.30                           Accounting and Disclosure Controls.  Except as set forth on Schedule 5.30, each Sweet Paper Entity maintains and complies with a system of controls sufficient to provide reasonable assurances that, except where the failure of same would not have a Material Adverse Effect: (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Corporation and the Corporation Subsidiaries or the consolidated financial statements of the Asset Sellers, as applicable, in each case, in conformity with GAAP and to maintain accountability for assets; (c) access to assets is permitted only in accordance with management’s general or specific authorization; (d) the reporting of assets is compared with existing assets at regular intervals and appropriate action is taken with respect to any differences; (e) material information relating to such Sweet Paper Entity is promptly made known to the officers responsible for establishing and maintaining the system of internal control over financial reporting; and (f) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, and any fraud whether or not material that involves management or other employees who have a significant role in respect of internal control over financial reporting, are adequately and promptly disclosed to the independent accountants and management of such Sweet Paper Entity.

5.31                           Sweet Distribution Entities.  Set forth on Schedule 5.31 is a true, correct and complete list of each Affiliate of any Seller, the Corporation or any Corporation Subsidiary that is currently engaged, or was previously engaged, in the conduct of the Sweet Distribution Business (the “Sweet Distribution Entities”).  The authorized equity interests of each Sweet Distribution Entity, the outstanding equity interests of each Sweet Distribution Entity and the legal and beneficial ownership thereof are accurately set forth on Schedule 5.31.  True, correct and complete copies of the Articles of Incorporation and by-laws (or similar organizational instruments) of each Sweet Distribution Entity have been provided to Purchaser.

5.32                           Sales in Puerto Rico.  Set forth on Schedule 5.32 is a true, correct and complete list of the amount of revenues recognized by the Sweet Paper Entities, taken as a whole, based on sales of products and services of the Business in Puerto Rico during the twelve (12) month period ended September 30 in each of 2003 and 2004.  Except as set forth on Schedule 5.32, all of the aforementioned sales of products and services of the Business in Puerto Rico during the twelve (12) month period ended September 30 in each of 2003 and 2004 were made to retailers and not end-users.

5.33                           Compliance with Facility Mortgage Loan Documents.  Each of Scheck Family LLC, JEMS of Miami, Inc., the Corporation, and all of their applicable Affiliates are in compliance with all of the provisions of all of the agreements and instruments relating to the  Facility Mortgage Loan, including (a) the Required Repair Reserve Agreement, dated as of June 10, 1999, by and between Scheck Family LLC, JEMS of Miami, Inc. and GMAC, (b) the Replacement Reserve Agreement, dated as of June 10, 1999, by and between Scheck Family LLC, JEMS of Miami, Inc. and GMAC and (c) the Tenant Improvement and Leasing Commission Reserve Agreement, dated as of June 10, 1999, by and between Scheck Family LLC, JEMS of Miami, Inc. and GMAC.  No “event of default” (as such term is defined in each agreement and instrument relating to the Facility Mortgage Loan) or event that, with or without notice or the passage of time would (if not cured) become an “event of default” has occurred under any agreement or instrument relating to the Facility Mortgage Loan.

5.34                           Sweet Paper Debt.  Set forth on Schedule 1.1(d) is the true and correct aggregate amount of Sweet Paper Debt outstanding as of the date of this Agreement.

5.35                           Accuracy of Statements.  Neither this Agreement nor any schedule or certificate provided or to be provided by or on behalf of any Seller or any Sweet Paper Entity to Purchaser or any representative or Affiliate of Purchaser in connection with this Agreement, any Related Agreement to which any Sweet Paper Entity or any of its Affiliates is a party or any of the transactions contemplated hereby or thereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

ARTICLE 6.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to each Seller, as of the date of this Agreement and as of the Closing Date (as if such representations and warranties were remade on the Closing Date), as follows:

6.1                                 Due Incorporation.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana, with all requisite power and authority to own, lease and operate its properties and to carry on its business as they are now being owned, leased, operated and conducted.

6.2                                 Due Authorization.  Purchaser has full power and authority to enter into this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Purchaser of this Agreement and its Related Agreements, and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly and validly approved by the board of directors of Purchaser, and no other actions or proceedings on the part of Purchaser are necessary to authorize this Agreement, its Related Agreements and the transactions contemplated hereby and thereby.  Purchaser has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) its Related Agreements.  This Agreement constitutes legal, valid and binding obligations of Purchaser, and Purchaser’s Related Agreements upon execution and delivery by Purchaser will constitute legal, valid and binding obligations of Purchaser, in each case, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors’ rights generally, and by equitable limitations on the availability of specific remedies.

6.3                                 Consents and Approvals; Authority Relative to this Agreement.

(a)                                  Except as set forth on Schedule 6.3, no consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Purchaser of this Agreement and its Related Agreements and the consummation by Purchaser of the transactions contemplated hereby and thereby.

(b)                                 Except as set forth on Schedule 6.3, the execution, delivery and performance by Purchaser of this Agreement and its Related Agreements, and the consummation by Purchaser of the transactions contemplated hereby and thereby, do not and will not (i) violate any Law applicable to or binding on Purchaser or any of its assets or properties; (ii) violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien upon any of the assets or properties of Purchaser under, or result in or constitute a circumstance that, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract to which Purchaser is a party or by which Purchaser or any of its assets or properties are bound; (iii) permit the acceleration of the maturity of any indebtedness of Purchaser or indebtedness secured by its assets or properties; or (iv) violate or conflict with any provision of Purchaser’s Articles of Incorporation or by-laws.

6.4                                 Litigation.  There are no claims, actions, suits, proceedings, arbitrations, investigations or other litigation pending or, to the knowledge of Purchaser, threatened by or against Purchaser or any of its Affiliates with respect to this Agreement or the Related Agreements, or in connection with the transactions contemplated hereby or thereby, and Purchaser has no reason to believe that there is a valid basis for any such claim, action, suit, proceeding, arbitration, investigation or other litigation.

6.5                                 Brokers.  Except as set forth on Schedule 6.5, Purchaser has used no broker or finder in connection with the transactions contemplated hereby, and no Seller or any of its respective Affiliates has or shall have any liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder’s fee or other commission of any Person retained by Purchaser or any of its Affiliates in connection with any of the transactions contemplated by this Agreement or the Related Agreements.

ARTICLE 7.

COVENANTS

7.1                                 Implementing Agreement.  Subject to the terms and conditions hereof, each party hereto shall take all action required of it to fulfill its obligations under the terms of this Agreement and shall otherwise use all commercially reasonable efforts to facilitate the consummation of the transactions contemplated hereby.  Sellers agree that unless this Agreement is terminated in accordance with the provisions of Section 11.1, Sellers will not take any action that would have the effect of preventing or impairing the performance by any Seller of its respective obligations under this Agreement.

7.2                                 Access to Information and Facilities.

(a)                                  From and after the date of this Agreement until the Closing Date, the Asset Sellers shall, and the Shareholders shall cause the Corporation and the Corporation Subsidiaries to, (i) upon reasonable notice to the Seller Representative, give Purchaser and Purchaser’s representatives reasonable access to all of the facilities, properties, books, records and Contracts of the Asset Sellers, the Corporation and the Corporation Subsidiaries, (ii) upon reasonable notice to the Seller Representative, make the directors, officers and employees of the Asset Sellers, the Corporation and the Corporation Subsidiaries available to Purchaser and its representatives as Purchaser and its representatives shall from time to time reasonably request and (iii) provide Purchaser and its representatives with any and all information concerning the Asset Sellers, the Corporation and the Corporation Subsidiaries that Purchaser or its representatives reasonably request.

(b)                                 Without limiting the generality of Section 7.2(a), from and after the date of this Agreement until the Closing Date, the Asset Sellers shall, and the Shareholders shall cause the Corporation and the Corporation Subsidiaries to, permit (upon reasonable notice and at reasonable times) officers, executives and other Representatives of Parent or any of its Affiliates to meet with the officers, executives and other Representatives of any Sweet Paper Entity responsible for (i) the consolidated financial statements of the Asset Sellers or the consolidated financial statements of the Corporation and the Corporation Subsidiaries (including, in each case, any notes thereto) or (ii) the internal controls of any Sweet Paper Entity and the disclosure controls and procedures of any Sweet Paper Entity for the purpose of discussing such matters as Parent or any of its Affiliates may deem reasonably necessary or appropriate for Parent or any of its Affiliates to satisfy obligations under Sections 302, 404 and 906 of SOX.

(c)                                  Without limiting the generality of Section 7.2(a), from and after the date of this Agreement until the Closing Date, upon reasonable notice to the Seller Representative, the Asset Sellers shall, and the Shareholders shall cause the Corporation and the Corporation Subsidiaries to, permit Purchaser’s Representatives to have reasonable access upon reasonable notice to any of the facilities of any Asset Seller, the Corporation or any Corporation Subsidiary or any remote location where any information and records of any such Person are maintained or processed for the purposes of training personnel, gathering information about the Business and preparing for the consummation of the transactions contemplated by this Agreement.  Purchaser agrees that the Asset Sellers shall not be required, and the Shareholders shall not be required to cause the Corporation and the Corporation Subsidiaries to, permit any actions by Purchaser under this Section 7.2(c) that would unduly or materially disrupt the operations of any Asset Seller, the Corporation or any Corporation Subsidiary.

7.3                                 Preservation of Business.

(a)                                  From the date of this Agreement until the Closing Date, the Asset Sellers shall, and the Shareholders shall cause the Corporation and the Corporation Subsidiaries to:  (i) operate only in the ordinary and usual course of business and consistent with past practice, and (ii) use commercially reasonable efforts to (A) preserve intact the present business organization and personnel of the Asset Sellers, the Corporation and the Corporation Subsidiaries, (B) preserve the goodwill and advantageous relationships of the Asset Sellers, the Corporation and the Corporation Subsidiaries with customers, suppliers, employees, independent contractors and other Persons material to the operation of their respective businesses, (C) prevent any event that could reasonably be expected to have a Material Adverse Effect and (D) not permit any action or omission that would cause any of the representations or warranties of any Seller contained herein or in any of its Related Agreements to become inaccurate or any of the covenants of any Seller contained herein or in any of its Related Agreements to be breached.

(b)                                 Without limiting the generality of Section 7.3(a), except as set forth on Schedule 7.3, prior to the Closing, no Asset Seller shall, and no Shareholder shall permit the Corporation or any Corporation Subsidiary to, without the prior written consent of Purchaser:

(i)                                     enter into any Contract that would be required to be disclosed on Schedule 5.14 or Schedule 5.15;

(ii)                                  take any action or enter into or authorize any Contract or transaction, other than in the ordinary course of business and consistent with past practice;

(iii)                               sell, transfer, convey, assign or otherwise dispose of any of its assets or properties, except sales of inventory in the ordinary course of business and consistent with past practice;

(iv)                              waive, release, settle or cancel any claims against third parties or debts owing to it, or any rights that have any value, individually in excess of $25,000, or in the aggregate in excess of $200,000;

(v)                                 waive, release, settle or cancel any claims against third parties or debts owing to it, or any rights that have any value, outside of the ordinary course of business;

(vi)                              make any changes in its accounting systems, policies, principles, practices or methods;

(vii)                           except for purchases and sales of merchandise, collection and servicing of receivables, servicing of payroll and funding transfers in connection with intercompany loans and payments or reimbursements for ordinary course expenses, in each case, in the ordinary course of business consistent with past practice, enter into, authorize or permit any transaction with any other Sweet Paper Entity,

(viii)                        enter into, authorize or permit any transaction, whether or not in the ordinary course of business, with any Affiliate of any Sweet Paper Entity or any Affiliate of any Shareholder (in each case, except for any other Sweet Paper Entity) or any Shareholder, except for any satisfaction and discharge of any indebtedness owed to any Affiliate of any Sweet Paper Entity, any Affiliate of any Shareholder or any Shareholder that constitutes Sweet Paper Debt or Withdrawn Corporation Assets;

(ix)                                except for any Liens arising in favor of any lienor set forth on Schedule 5.7(a) or Schedule 5.7(b) (pursuant to security agreements or similar instruments granted by any Sweet Paper Entity in favor of such lienors prior to or as of the date of this Agreement) with respect to any assets acquired by any Sweet Paper Entity after the date of this Agreement, suffer or permit the creation of any Lien over any assets of any Asset Seller, the Corporation or any Corporation Subsidiary (including, with respect to the Asset Sellers, any of the Assets);

(x)                                   make any borrowings (other than under the Wachovia Facility), incur any debt (other than trade payables in the ordinary course of business and consistent with past practice or under the Wachovia Facility), or assume, guarantee, endorse (except for the negotiation or collection of negotiable instruments in the ordinary course of business and consistent with past practice) or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other Person, or make any payment or repayment in respect of any indebtedness (other than trade payables and accrued expenses in the ordinary course of business and consistent with past practice or under the Wachovia Facility);

(xi)                                make any loans, advances or capital contributions to, or investments in, any other Person, except for advances to individual Employees that are in the amount of $1,000 or less;

(xii)                             terminate, other than for cause, any employee or hire any individual to be employed by any Asset Seller, the Corporation or any

Corporation Subsidiary (other than hourly workers hired in the ordinary course of business consistent with past practice at the standard compensation and benefits provided by the Sweet Paper Entities);

(xiii)                          enter into, adopt, amend or terminate any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan and arrangement or enter into any Contract, agreement, commitment or arrangement to do any of the foregoing;

(xiv)                         acquire or lease any assets outside the ordinary course of business;

(xv)                            except for capital expenditures contemplated by clause (xv) below, acquire, lease or encumber any assets that are material to any Asset Seller, the Corporation or any Corporation Subsidiary whether or not such acquisition, lease or encumbrance is in the ordinary course of business (other than acquisitions of inventory in the ordinary course of business consistent with past practice);

(xvi)                         authorize or make any capital expenditures that individually or in the aggregate are in excess of $10,000;

(xvii)                      file any amended Tax Return or any claim for refund of Taxes, amend any payment of Taxes paid by or on behalf of any Sweet Paper Entity, waive or extended the statute of limitations in respect of any Taxes, make, revoke, or amend any Tax election, change any method of Tax accounting or Tax procedure or practice, or settle or compromise any claim relating to Taxes;

(xviii)                   pay any amount, perform any obligation or agree to pay any amount or perform any obligation, in settlement or compromise of any suit or claim of liability against any directors, officers, employees or agents of any Asset Seller, the Corporation or any Corporation Subsidiary;

(xix)                           pay any amount, perform any obligation or agree to pay any amount or perform any obligation, in settlement or compromise of any suit or claim of liability for breach of Contract, breach of warranty, tort or violation of any Law against any Asset Seller, the Corporation or any Corporation Subsidiary, individually or in the aggregate in excess of $25,000;

(xx)                              terminate, modify, amend or otherwise alter or change any of the terms or provisions of any Real Property Lease, any Benefit Plan, any Debt Instrument relating to any Sweet Paper Debt or any Intellectual Property License, or pay any amount not required by Law or by any Contract;

(xxi)                           except in the ordinary course of business, terminate, modify, amend or otherwise alter or change any of the terms or provisions of any Contract of a type not expressly set forth in Section 7.3(b)(xx); or

(xxii)                        agree, whether in writing or otherwise, to do any of the foregoing.

(c)                                  Without limiting the generality of Section 7.3(a), except as set forth on Schedule 7.3, prior to the Closing, no Shareholder shall permit the Corporation or any Corporation Subsidiary to, without the prior written consent of Purchaser:

(i)                                     authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any shares of its capital stock or any other securities of the Corporation or any Corporation Subsidiary, or amend any of the terms of any such capital stock or other securities;

(ii)                                  split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any capital stock or other securities of the Corporation or any Corporation Subsidiary;

(iii)                               merge into or with or consolidate with any other Person;

(iv)                              make any change in the Articles of Incorporation, by-laws or similar organizational instruments of the Corporation or any Corporation Subsidiary; or

(v)                                 agree, whether in writing or otherwise, to do any of the foregoing.

7.4                                 Consents and Approvals.

(a)                                  Each Seller shall use all commercially reasonable efforts to obtain all consents, approvals, certificates and other documents required in connection with the performance of this Agreement and its Related Agreements and the consummation of the transactions contemplated hereby and thereby, including all consents and approvals set forth on Schedule 5.3 (and Purchaser shall cooperate with Sellers in obtaining all such consents, approvals, certificates and other documents); provided, that no contact will be made by any Seller or Sweet Paper Entity (or any representative thereof) with any third party to obtain any such consent or approval without the prior written consent of Purchaser as to the form of such third party consent or approval; and provided, further, that Sellers shall not be obligated to use any efforts to obtain any consents relating to items 2, 10, 11, 12, 13, 14, 15, 16, 17 or 18 of Schedule 5.3 (the “Non-Required Consents”).  Each Seller shall promptly make or cause to be made all filings, applications, statements and reports to all Governmental Authorities and other Persons that are required to be made prior to the Closing Date by or on behalf of any Seller, the Corporation, any Corporation Subsidiary, or any of their respective Affiliates pursuant to any applicable Law, Permit or Contract in connection with this Agreement, its Related Agreements and the transactions contemplated hereby and thereby, including all filings, applications, statements and reports set forth on Schedule 5.3 (and Purchaser shall cooperate with Sellers in making all such filings, applications, statements and reports).  Furthermore, each Seller shall use all commercially reasonable efforts to assist Purchaser in making all filings, applications, statements and reports to all Governmental Authorities and other Persons that Purchaser must make in order to obtain a Permit due to the fact that any Permit held by any Asset Seller is not assignable or transferable to Purchaser.

(b)                                 Without limiting the generality of Section 7.4(a), if a consent or approval is required by any party under any Contract or Permit in connection with the performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby and is not obtained on or before the Closing or if an attempted assignment of any Contract or Permit is ineffective, Sellers shall cooperate with Purchaser at Sellers’ expense in any commercially reasonable arrangement requested by Purchaser to provide for the Corporation, any Corporation Subsidiary or Purchaser (as applicable) the benefits under any such Contract or Permit; provided, however, that the provisions of this Section 7.4(b) shall not apply to any Contract or Permit relating to any Non-Required Consent.

(c)                                  Purchaser shall use all commercially reasonable efforts to obtain all consents, approvals, certificates and other documents required to be obtained by Purchaser in connection with the performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, including all consents and approvals set forth on Schedule 6.3 (and each Seller shall cooperate with Purchaser in obtaining all such consents, approvals, certificates and other documents).  Purchaser shall promptly make all filings, applications, statements and reports to all Governmental Authorities and other Persons that are required to be made by Purchaser prior to the Closing Date by or on behalf of Purchaser or any of its Affiliates pursuant to any applicable Law, Permit or Contract in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby (and Sellers shall cooperate, and shall cause the Corporation and the Corporation Subsidiaries to cooperate, with Purchaser in making all such filings, applications, statements and reports).

(d)                                 Sellers shall be obligated to pay any and all fees and other payments that are required in order to obtain or make (i) all consents, approvals, certificates and other documents referenced at Sections 7.4(a) (other than the Non-Required Consents) and 7.4(c) and (ii) all filings, applications, statements and reports referenced at Sections 7.4(a) and 7.4(c) (collectively, the “Transaction Consents”); provided, however, notwithstanding anything else contained herein to the contrary, Sellers shall be obligated to pay fees and other payments with respect to any Transaction Consents that are not obtained or made prior to the Closing only to the extent that the amount of all such fees and other payments relating to such Transaction Consents, in the aggregate, is in excess of $10,000.  Notwithstanding the foregoing, the parties hereto agree and acknowledge that Purchaser is responsible for payment of, and has paid, the filing fee required by the HSR Act in connection with the filings made by Purchaser and Sellers thereunder.

7.5                                 Transfer of Assets from Corporation and Corporation Subsidiaries.  Prior to the Closing, (a) the Shareholders shall cause the Corporation and the Corporation Subsidiaries to sell, assign, convey, transfer and deliver to Scheck Alpha, and Scheck Alpha shall purchase, acquire and take assignment and delivery of, all of the title, right and interest of the Corporation and the Corporation Subsidiaries in and to all of those assets and Contracts set forth on Schedule 7.5(a) (the “Withdrawn Corporation Assets”) and (b) Scheck Alpha shall assume, and agree to pay, perform, fulfill and discharge, all of those obligations of the Corporation and the Corporation Subsidiaries set forth on Schedule 7.5(b) (the “Withdrawn Corporation Obligations”), in the case of each of clauses (a) and (b), pursuant to the terms and conditions of the Corporation Transfer Agreement.

7.6                                 Maintenance of Insurance.  From the date of this Agreement until the Closing Date, the Asset Sellers shall, and the Shareholders shall cause the Corporation and the Corporation Subsidiaries to (a) continue to carry its existing insurance through the Closing Date, and (b) not allow any breach or default under, and use commercially reasonable efforts to not allow any termination or cancellation of, such insurance policies or agreements.

7.7                                 Resignation of Officers and Directors.  The Shareholders shall cause each officer and member of the Board of Directors of, and each non-corporate trustee or fiduciary of any plan or arrangement involving employee benefits of, the Corporation and each Corporation Subsidiary to tender his resignation from such position effective as of the Closing.

7.8                                 Supplemental Information.  From time to time prior to the Closing Date, Sellers shall disclose in writing to Purchaser any matter hereafter arising or discovered by any Shareholder or any Person set forth on Schedule 1.1(b) that, if existing, occurring or known at the date of this Agreement would have been required to be disclosed to Purchaser in connection with any of the representations or warranties of Sellers set forth in this Agreement.  No information provided to a party pursuant to this Section 7.8 shall be deemed to cure any breach of any representation, warranty or covenant made in this Agreement.  Notwithstanding the foregoing, any update to Schedule 5.15 with respect to any Contract that is entered into by any Sweet Paper Entity after the date of this Agreement and prior to the Closing Date not in violation of any provisions of this Agreement shall be deemed to cure any breach of any representation or warranty set forth in Section 5.15 arising from the fact that such Contract was not originally set forth on Schedule 5.15 as of the date of this Agreement.

7.9                                 Confidentiality.

(a)                                  Prior to the Closing, Purchaser, on the one hand, and Sellers, on the other hand (each such Person, together with its respective Affiliates, shall hereinafter be referred to, as applicable, as the “Receiving Party”) shall, and shall cause each of their respective Affiliates to, maintain all Confidential Information of Sellers and Purchaser, respectively (each such Person shall hereinafter be referred to, as applicable, as the “Disclosing Party”), in strict confidence and not disclose, divulge or distribute, in whole or in part, any such information to any Person, other than to the Receiving Party’s Representatives on a need-to-know basis for the purpose of advising the Receiving Party with respect to the transactions contemplated by this Agreement, or use any such information for any purpose other than as expressly provided by this Agreement, including any purpose that would be competitively disadvantageous to the Disclosing Party.  Furthermore, the Receiving Party shall cause each of its Representatives to maintain all Confidential Information of the Disclosing Party in strict confidence and not disclose, divulge or distribute, in whole or in part, any such information to any Person or use any such information for any purpose other than as expressly provided by this Agreement, including any purpose that would be competitively disadvantageous to the Disclosing Party.  The Receiving Party shall provide the Disclosing Party with written notification of any breach of any obligation of the Receiving Party set forth in the preceding two sentences promptly after the Receiving Party receives knowledge of such breach.  The obligations set forth in the three preceding sentences shall not apply to (i) any information that becomes generally available to the public prior to the Closing Date through no fault of any Receiving Party or any of its Affiliates, (ii) any information that prior to the Closing Date is legitimately received by any Receiving Party or any of its Affiliates from a third party (provided such third party is not known by any Receiving Party or any of its Affiliates to be bound by an obligation of secrecy) or (iii) any disclosure required by Law or any Governmental Authority, so long as notice of such disclosure is given to the Disclosing Party prior to making such disclosure and the Receiving Party cooperates with the Disclosing Party as the Disclosing Party may reasonably request to resist such disclosure.  If this Agreement is terminated on or prior to the Closing Date in accordance with the provisions of this Agreement, then the Receiving Party shall, not later than twenty (20) Business Days from the date of such termination, (A) return all Confidential Information of the Disclosing Party (and copies thereof) to the Disclosing Party, (B) destroy all notes, summaries, analyses, compilations, studies, interpretations or other materials prepared by the Receiving Party or any of its Representatives which contain, reflect or are based upon any Confidential Information of the Disclosing Party and (C) certify to the Disclosing Party in writing that the Receiving Party has fully complied with all of the obligations contained in clauses (A) and (B) of this sentence.  Notwithstanding anything else contained herein to the contrary, from and after the Closing, neither Purchaser nor any of its Affiliates shall be obligated to comply with any of the provisions of this Section 7.9(a)  with respect to any information relating to the Assets, the Business, the Corporation or any Corporation Subsidiary or its respective operations.

(b)                                 After the Closing, each Seller shall, and shall cause each of its Affiliates to, maintain all Confidential Information, relating to any period of time before, at or after the Closing, with respect to Purchaser, any Asset Seller (in connection with the Assets or the Business), the Corporation or any Corporation Subsidiary or its  respective operations (including any information obtained by any Seller in connection with his employment by Purchaser, the Corporation or any of their respective Affiliates after the Closing) in strict confidence and not disclose any such information to any Person or use any such information for any purpose (other than in connection with such Seller’s employment by Purchaser, the Corporation or any of their respective Affiliates after the Closing); provided, however, that such restrictions shall not apply to (i) any information that becomes generally available to the public after the Closing Date through no fault of any Seller or any of its Affiliates, (ii) any information that after the Closing Date is legitimately received by any Seller or any of its Affiliates from a third party (provided such third party is not known by any Seller or any of its Affiliates to be bound by an obligation of secrecy) or (iii) any disclosure required by Law or any Governmental Authority, so long as notice of such disclosure is given to Purchaser prior to making such disclosure and Sellers cooperate with Purchaser as Purchaser may reasonably request to resist such disclosure.  Sellers shall provide Purchaser with written notification of any breach of any obligation of Sellers set forth in the preceding sentence promptly after any Seller receives knowledge of such breach.

7.10                           Exclusivity.  During the period from the date of this Agreement to the earlier of the Closing Date or the date this Agreement is terminated pursuant to Article 11, no Asset Seller or Shareholder shall (and no Asset Seller or Shareholder shall permit any of its Affiliates, directors, employees, officers, agents or representatives to), and no Shareholder shall permit the Corporation or any Corporation Subsidiary (or any of its respective Affiliates, directors, employees, officers, agents or representatives) to, directly or indirectly, solicit, initiate, condone, knowingly encourage or respond to any inquiries, proposals or offers from, or participate in any discussions or negotiations with, or provide any of their Confidential Information to, or otherwise cooperate in any way with, any Person (other than Purchaser and its directors, officers, employees, representatives and agents) regarding (a) any merger, consolidation or sale or other disposition of any capital stock of any Asset Seller, the Corporation or any Corporation Subsidiary or any of its respective Affiliates (including any sale of any of the Shares) or (b) any sale or other disposition of all or any substantial portion of the assets or properties of any Asset Seller, the Corporation or any Corporation Subsidiary or any of its respective Affiliates (or any unit or division thereof) (including any sale of any Assets but excluding the sale of any inventory of any Asset Seller, the Corporation or any Corporation Subsidiary in the ordinary course of business).  Sellers  shall promptly notify Purchaser in writing of each instance in which Sellers receive any such inquiry, proposal or offer; provided, that Sellers shall not be obligated to  communicate to Purchaser the terms and conditions of (or the identity of the Person making), any such inquiry, proposal or offer received.

7.11                           Use of Marks.

(a)                                  No later than ten (10) Business Days after the Closing Date, each Asset Seller shall, and Sellers shall cause each Sweet Distribution Entity to, take all necessary action (including filing an amendment to its articles of incorporation or similar organizational documents with the secretary of state of its respective state of incorporation) to change its formal name so as to remove the word “Sweet”.  Furthermore, subject to Section 7.11(b), from and after the Closing Date, no Seller or any of its respective Affiliates shall, and Sellers shall cause each Sweet Distribution Entity not to, directly or indirectly use in any manner any Mark included in the Sweet Paper Assets, or any word or logo that is similar in sound, spelling or appearance to such Mark.

(b)                                 Asset Sellers shall, and Sellers shall cause each Sweet Distribution Entity to:

(i)                                     from and after the Closing Date, not include in its formal or any assumed or other name any word or logo that is similar in sound, spelling or appearance to the word “Sweet”; provided, however, that for not more than six (6) months after the Closing Date, any Asset Seller can, and Sellers shall be permitted to cause any Sweet Distribution Entity to, identify itself as “formerly known as Sweet Distribution”; and

(ii)                                  as promptly as possible after the Closing Date, but in any event, no later than six (6) months after the Closing Date:

(A)                              not refer to itself as being formerly known as any name that includes the word “Sweet” or includes any word or logo that is similar in sound, spelling or appearance to the word “Sweet”;

(B)                                either (1) not use any letterhead, stationery, purchase order, invoice, receipt or other similar document containing any reference to the “Sweet” name or any word or logo that is similar in sound, spelling or appearance to the word “Sweet” or (2) only use such letterhead, stationery, purchase order, invoice, receipt or other similar document after having deleted, pasted over or placed a sticker over such references;

(C)                                remove from all premises, signs and vehicles owned or used by any Asset Seller or Sweet Distribution Entity, and not use on any such premises, signs or vehicles, any reference to the “Sweet” name or any word or logo that is similar in sound, spelling or appearance to the word “Sweet”;

(D)                               either (1) not use any brochures, leaflets or similar documents or packaging containing any reference to the “Sweet” name or any word or logo that is similar in sound, spelling or appearance to the word “Sweet” or (2) only use such brochures, leaflets or similar documents or packaging after having deleted, pasted over or placed a sticker over such references; and

(E)                                 ensure that no stocks, goods, products, services or software are manufactured, produced, provided or distributed by or on behalf of any Asset Seller or any Sweet Distribution Entity showing, having marked thereon or using the “Sweet” name or any word or logo that is similar in sound, spelling or appearance to the “Sweet” name.

7.12                           Termination of Certain Agreements.  Each Asset Seller shall (and shall cause its respective Affiliates to), and the Shareholders shall cause the Corporation and the Corporation Subsidiaries to (and shall cause their respective Affiliates to), effective as of the Closing, without any cost to, payment by or liability of any Asset Seller, the Corporation or any Corporation Subsidiary, terminate, rescind, cancel and render void and of no effect any and all Contracts between any Asset Seller, the Corporation or any Corporation Subsidiary (on the one hand) and any such Person or any Affiliate of any such Person (on the other hand); provided, however, that this Section 7.12 shall not apply to this Agreement or any Related Agreement, the Current Scheck Real Property Lease (as amended by the Scheck Lease Amendment), any Contract of an Asset Seller that is not an Assumed Contract, or any Contract set forth on Schedule 7.12.

7.13                           Pay-Off Letters; Closing Date Sweet Paper Debt Amount.  Sellers shall (a) no earlier than fifteen (15) days, and no later than five (5) days, prior to the Closing Date, provide Purchaser with (i) a Pay-Off Letter from each Sweet Paper Creditor other than Wachovia Bank, N.A. and a form of a Pay-Off Letter from Wachovia Bank, N.A., which form will not need to include the amount of Sweet Paper Debt that will be owed to Wachovia Bank, N.A. on the Closing Date and (ii) a statement setting forth the aggregate amount of Sweet Paper Debt that will be owed to the Sweet Paper Creditors (other than Wachovia Bank, N.A.) on the Closing Date and (b) no later than 10:00 a.m. (Central Standard Time) on the Closing Date, provide Purchaser with a statement setting forth the aggregate amount of Sweet Paper Debt that will be owed to Wachovia Bank, N.A. on the Closing Date (the sum of such amounts referred to in clauses (a)(ii) and (b) is referred to herein as the “Closing Date Sweet Paper Debt Amount”).  At and as of the Closing, Purchaser shall pay to each Sweet Paper Creditor that portion of the Closing Date Sweet Paper Debt Amount owed to such Sweet Paper Creditor according to the statement provided by Sellers to Purchaser in accordance with the previous sentence.  Notwithstanding the foregoing, no Pay-Off Letter shall be required for any Sweet Paper Creditor set forth on Schedule 1.1(d)(ii) or Schedule 1.1(d)(iii).

7.14                           [RESERVED]

7.15                           Initial Closing Date Balance Sheet.

(a)                                  Sellers shall use their best efforts to prepare and deliver to Purchaser, no later than July 7, 2005, (i) compiled, combined, consolidating balance sheets of the Sweet Paper Entities as of the close of business on the Closing Date, as derived from consolidated balance sheets of the Corporation and the Corporation Subsidiaries as of the close of business on the Closing Date and the consolidated balance sheets of the Asset Sellers as of the close of business on the Closing Date, and prepared in accordance with GAAP consistently applied and (ii) an adjusted version of such compiled, combined, consolidating balance sheets, so adjusted in accordance with the Pro Forma Calculation Principles (collectively, the “Initial Closing Date Balance Sheet”).

(b)                                 Sellers agree that:

(i)                                     Except as set forth on Schedule 7.15(b)(i), Sellers shall use their best efforts to prepare the GAAP version of the Initial Closing Date Balance Sheet so as to present fairly in all material respects the combined financial position, assets and liabilities of the Sweet Paper Entities as of the close of business on the Closing Date;

(ii)                                  Sellers shall use their best efforts to prepare each of the GAAP version of the Initial Closing Date Balance Sheet so as to (A) be in accordance with the books and records of the Sweet Paper Entities, (B) not reflect any transactions that are not bona fide transactions and (C) not contain any untrue information or disclosures of a material nature or omit any material fact necessary to make the information and disclosures contained therein, in light of the circumstances in which they were made, not misleading; and

(iii)                               Sellers shall prepare the pro forma version of the Initial Closing Date Balance Sheet so as to accurately reflect all adjustments to the GAAP version of the Initial Closing Date Balance Sheet that are required by (A) items 1, 3, 4, 5, 6, 18 and 19 of the Pro Forma Calculation Principles and (B) item 21 of the Pro Forma Calculation Principles as item 21 applies to items 3, 4, 5, 6 and 18 thereof.  Sellers shall prepare the pro forma version of the Initial Closing Date Balance Sheet in good faith so as to accurately reflect, to the greatest extent practicable, all adjustments to the GAAP version of the Initial Closing Date Balance Sheet that are required by all other Pro Forma Calculation Principles.

(c)                                  In order to facilitate Sellers’ preparation of the Initial Closing Date Balance Sheet, (i) until Sellers have delivered the Final Closing Date Balance Sheet, Purchaser shall use commercially reasonable efforts to maintain the employment of those Persons set forth on Schedule 4.5(c), subject to the provisions of Section 7.17, and (ii) Purchaser shall make available to Sellers, Lundy Shacter and any other Representative of Sellers (as applicable), without unreasonable disruption of the normal business activities of Purchaser, the Corporation, the Corporation Subsidiaries or the Business, (A) the appropriate personnel and books and records of Purchaser relating to the Business, (B) the appropriate personnel and books and records of the Corporation and the Corporation Subsidiaries and (C) such additional internal accounting personnel of Purchaser as Sellers reasonably request and Purchaser can reasonably provide.  All fees and expenses of Lundy Shacter and any other Representative of Sellers relating to the preparation of the Initial Closing Date Balance Sheet shall be borne solely by Sellers.  Any information supplied to Sellers by Purchaser to enable Sellers to prepare the Initial Closing Date Balance Sheet shall be maintained by Sellers in strict confidence and shall not be disclosed to any Person (other than their accountants and other representatives who need to know such information) or used by Sellers for any purpose, except in each case in connection with the matters specifically covered by this Section 7.15.

(d)                                 The parties hereto agree that, at Purchaser’s sole discretion, Purchaser shall have the right to, and to cause Purchaser’s Representatives to, assist Sellers in the preparation of the Initial Closing Date Balance Sheet.  In furtherance of the preceding sentence, promptly upon Purchaser’s request, (i) Sellers shall make available to Purchaser and its Representatives, upon Purchaser’s request, copies of the work papers and back-up materials used by Sellers in preparing the Initial Closing Date Balance Sheet and such other documents as Purchaser may reasonably request in connection with the preparation of the Initial Closing Date Balance Sheet, (ii) Sellers shall cause Lundy Shacter and any other Representative of Sellers (as applicable) to make available to Purchaser and its Representatives any work papers used or prepared by Lundy Shacter or such other Representative in its preparation of the Initial Closing Date Balance Sheet and (iii) Sellers shall, and shall cause Lundy Shacter and any other Representative of Seller (as applicable) to, cooperate fully with Purchaser and Purchaser’s Representatives to facilitate the timely preparation and delivery of the Initial Closing Date Balance Sheet; provided, however, that any such assistance by Purchaser and/or Purchaser’s Representatives shall not affect Sellers’ obligations set forth in Section 7.15(a).

(e)                                  From and after Purchaser’s receipt of the Initial Closing Date Balance Sheet in accordance with Section 7.15(a), promptly upon Purchaser’s request, (i) Sellers shall make available to Purchaser and Purchaser’s Representatives, upon Purchaser’s request, copies of the work papers and back-up materials used by Sellers in preparing the Initial Closing Date Balance Sheet, and such other documents as Purchaser may reasonably request in connection with its review of the Initial Closing Date Balance Sheet, (ii) Sellers shall cause Lundy Shacter and any other Representative of Sellers (as applicable) to make available to Purchaser and Purchaser’s Representatives any work papers used or prepared by Lundy Shacter or such other Representative in its preparation of the Initial Closing Date Balance Sheet and (iii) Sellers shall, and shall cause Lundy Shacter and any other Representatives of Seller (as applicable) to, cooperate fully with Purchaser and Purchaser’s Representatives to facilitate the review of the Initial Closing Balance Sheet by Purchaser and Purchaser’s Representatives.

7.16                           Termination of Shareholders’ Agreement.  The Shareholders shall cause the Shareholders’ Agreement to be terminated prior to the Closing.

7.17                           Employees.

(a)                                  With respect to Employees other than those employed by the Corporation or any Corporation Subsidiary immediately prior to the Closing, Purchaser intends to  make offers of employment to such individuals, subject to Purchaser’s hiring policies and practices.  Sellers shall be jointly and severally liable for (and hereby expressly assume all liability of the Business and the Corporation and the Corporation Subsidiaries for):  (i) any severance benefits or other payments to Employees that became payable prior to the Closing or that become payable as a result of the transactions contemplated by this Agreement, including any payments that may become due to any Employee on account of the sale of the Corporation or the Business, or on account of the Employee’s termination of employment with a Sweet Paper Entity at Closing, or on account of the fact that an Employee does not receive an offer from Purchaser (except if such Employee does not receive an offer from Purchaser due to an unlawful act of Purchaser), or receives, but does not accept, an offer of employment from Purchaser, and (ii) any severance benefits or other payments that become due (on account of an Employee’s termination of employment with the Corporation, any Corporation Subsidiary or Purchaser on or after the Closing Date) under any plan, program, arrangement, agreement or understanding, or pursuant to any statement, formal or informal, written or unwritten, of any Sweet Paper Entity, in existence (or made) at any time prior to Closing.  Purchaser agrees to: (A) provide any notice required by or otherwise comply with the WARN Act, and any similar applicable state or local Law addressing “plant closings” or “mass layoffs;” and (B) indemnify and hold Sellers harmless with respect to any liability, damages, fines, or costs (including reasonable attorneys’ fees), with respect to any “plant closing” or “mass layoff” or similar event affecting Employees and occurring in its entirety on or after the Closing Date.

(b)                                 To the extent that Transferred Employees become eligible to participate in Benefit Plans maintained by Purchaser or one of its Affiliates, and to the extent permitted by applicable Laws and as agreed by insurers and any other third parties providing benefits under such Benefit Plans, Purchaser will use reasonable efforts to (i) cause its Benefit Plans (other than any severance plan) to recognize all previous continuous service of Transferred Employees with Sweet Paper Entities for the purpose of determining eligibility for and vesting of benefits (but not for purposes of benefit accruals under defined benefit plans), (ii) provide credit for amounts paid toward deductibles, out-of-pocket limits and co-payments during the calendar year 2005, (iii) cause such Benefit Plans to recognize continuous service of Transferred Employees with Sweet Paper Entities for purposes of satisfying any waiting periods or pre-existing condition limitations, and (iv) provide, or cause an Affiliate to provide, only in the calendar year in which the Closing occurs, no less vacation and no less paid personal time off for each Transferred Employee than he or she had a right, immediately before the Closing Date, to receive during such calendar year, reduced by any vacation and personal time previously incurred by the Transferred Employee during such calendar year.  Purchaser shall cause its severance plans to provide that if a Transferred Employee becomes eligible to participate in such a plan, then upon the third anniversary of the Closing Date, if such Transferred Employee has been an active employee, continuously from the Closing Date through such third anniversary thereof, the plan shall recognize the Transferred Employee’s previous service with the Sweet Paper Entities for purposes of calculating any severance benefits that may thereafter become payable.

(c)                                  The Employees set forth on Schedule 7.17 shall be eligible for the incentives and other benefits or other compensation set forth on Schedule 7.17.

(d)                                 Purchaser shall either (i) maintain, through December 31, 2005, for the benefit of the Transferred Employees, health, life and disability programs identical or substantially similar to the health, life and disability programs under which such employees are covered immediately prior to the Closing Date, or (ii) provide the Transferred Employees with the opportunity to participate in health, life and disability programs which Purchaser or one of its affiliates maintains, subject to the ordinary terms and conditions of those programs.  Sellers shall remain responsible for, and hereby expressly assume liability for (and the Business and Corporation shall have no liability for) all costs and liabilities under any health, life and disability programs maintained for all periods prior to the Closing Date (including claims incurred prior to Closing and premiums for all periods prior to Closing) and shall provide Purchaser with all documents, records and information necessary for the administration of such health, life and disability programs as Purchaser shall maintain, including all such materials and information needed for compliance with the continuation coverage requirements of section 4980B of the Code and section 601 of ERISA and the portability and nondiscrimination requirements of sections 9801 and 9802 of the Code and sections 701-707 of ERISA.  Notwithstanding anything to the contrary contained in this Section 7.17(d), the parties hereto agree that Purchaser shall be liable for any workers’ compensation claims relating to events that occurred prior to the Closing if such claims are adequately accrued on the Final Closing Date Balance Sheet.

(e)                                  Within two weeks after entering into this Agreement, Sellers shall provide Purchaser with certain files relating to Employees, including personnel files, files maintained by Employees’ managers or supervisors, benefits information (but without private information regarding Employees), drug testing results information, and I-9 information (without attachments containing private or personal information), except as prohibited by Law.  After the Closing, Sellers shall cause all other files pertaining to all Employees, including all medical files and all workers’ compensation files, to be delivered to Purchaser as the new employer of the Employees.  The parties hereto agree that Purchaser (i) shall be solely responsible for any claims that may arise as a result of it obtaining any files (and the information contained therein) of Employees prior to the Closing, and (ii) shall indemnify and hold Sellers harmless for any liability or damages that may arise as a result of Purchaser’s obtaining of or use of such files or information prior to the Closing.

(f)                                    Prior to the Closing Date, (i) Sellers shall take all steps necessary to ensure that a lump sum cash distribution is made to all participants in the Sweet Paper Sales Corp. 401(k) Profit Sharing Plan, as amended (the “401(k) Plan”) whose employment has terminated and whose account balances are below $1,000; (ii) Sellers shall take all steps necessary to ensure that all contributions for all periods prior to Closing, including any Matching Contributions attributable to employee pre-tax or after-tax contributions for periods prior to Closing, are made to the 401(k) Plan; and (iii) any entities other than the Corporation that are currently participating employers in the 401(k) Plan shall withdraw from the 401(k) Plan at Closing.

(g)                                 Prior to the Closing Date, Sellers shall enter into a binding Contract with a third party vendor to file Forms 5500 through the Department of Labor’s Delinquent Filer Voluntary Compliance Program for each year for each plan with respect to which a Form 5500 should have been filed, but was not, to prepare any plan documentation that Sellers together with such vendor determines to be necessary to ensure that all plan documentation is consistent with the Forms 5500 filed, and if necessary to negotiate with the Department of Labor regarding any penalties or late fees associated with such filing in the Delinquent Filer VCP or associated with the original failure to file such Forms 5500.  Sellers shall take all steps necessary to provide such third party vendor with all information it requires to fulfill its obligations under such Contract.  The costs and fees under such Contract and any other costs (including attorneys fees), liabilities, penalties and excise taxes, associated with rectifying such failure to file, shall be paid by Sellers and it shall be a Withdrawn Corporation Obligation or an Excluded Obligation (as applicable).  Further, Sellers shall remain responsible for, and hereby expressly assume liability for (and the Business and Corporation shall have no liability for) any and all costs, liabilities, penalties and excise taxes arising in connection with the failure to file, or the late filing of, any Form 5500 for any Benefit Plan, and all such assumed costs, liabilities, penalties and excise taxes shall be Withdrawn Corporation Obligations or Excluded Obligations (as applicable).

(h)                                 Sellers shall take all steps to ensure that no employees of any Sweet Paper Entity will have experienced an “employment loss” (as defined in the WARN Act) during the ninety (90) calendar-day period immediately preceding the Closing Date.

(i)                                     For the avoidance of doubt, no Employee shall be deemed to be a third party beneficiary of, or have any rights with respect to, any provision set forth in this Section 7.17.

7.18                           Insurance.  At Purchaser’s request, Sellers shall use commercially reasonable efforts to obtain certificates of insurance from any supplier that has supplied products or services to any Sweet Paper Entity at any time during the five (5) years preceding the date of this Agreement.

7.19                           Redistributors of America.  Sellers shall request that Redistributors of America  extend an offer to Purchaser providing for Purchaser, the Corporation and the Corporation Subsidiaries, taken as a whole, to be a member of Redistributors of America from and after the Closing on substantially the same terms and conditions of membership (including all rights and privileges of membership) as other members of Redistributors of America.  For the avoidance of doubt, none of Purchaser, the Corporation or any Corporation Subsidiary shall be obligated to accept any such membership offer.

7.20                           No Additional Representations or Warranties.  Purchaser acknowledges that no Seller has made any representation, warranty or covenant, express or implied, as to the accuracy or completeness of any information regarding the Sweet Paper Entities, except as expressly set forth in this Agreement or any of its Related Agreements, and Purchaser further agrees that no Seller shall have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser, or Purchaser’s use of, any information that is not included in this Agreement or any of its Related Agreements.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW, IN EQUITY OR OTHERWISE, IN RESPECT OF THE SWEET PAPER ENTITIES OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND SELLERS EXPRESSLY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY.

7.21                           Disclaimer Regarding Estimates and Projections.  In connection with Purchaser’s investigation of the Sweet Paper Entities, Purchaser may have received from Sellers and the Sweet Paper Entities certain estimates, forecasts, plans and financial projections of the Sweet Paper Entities.  Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, forecasts, plans and projections, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, forecasts, plans and projections so furnished to it (including the reasonableness of assumptions underlying such estimates, forecasts, plans and projections), and that Purchaser shall have no claim against Sellers with respect thereto.  Accordingly, no Seller makes any representation or warranty with respect to such estimates, forecasts, plans and projections (including any such underlying assumptions).  The parties hereto agree and acknowledge that this Section 7.21 shall not apply to any estimates that are included  in any representations or warranties contained in this Agreement or in any Disclosure Schedules hereto (including any estimates that are included in any representations or warranties contained in Section 5.5 or in any Schedule thereto.

7.22                           Assignment of Certain Accounts Receivable.  In the event Purchaser makes any claim hereunder with respect to a breach of those representations and warranties set forth in Section 5.13 expressly relating to the collectibility of accounts receivables, and Purchaser is compensated by Sellers with respect to such claim (pursuant to an indemnification claim or otherwise), Purchaser shall assign to a designee of the Seller Representative any and all rights to the uncollected account in respect of which such compensation is provided, and Sellers or such designee shall have all rights to pursue collection of such account, including rights to institute litigation to recover such account.

7.23                           Delivery of Accounting Materials.  Sellers shall cause Lundy Shacter to deliver to Purchaser, at and as of the Closing:  (a) all records relating to the fixed asset schedules of each Sweet Paper Entity; (b) all records relating to the prepaid insurance coverage of each Sweet Paper Entity, and (c) all work product produced by Lundy Shacter in connection with the preparation of (i) the audited consolidated financial statements of the Corporation and the Corporation Subsidiaries for the fiscal years ended September 30 in each of 2002, 2003 and 2004 and (ii) the audited consolidated financial statements of the Asset Sellers for the fiscal years ended December 31 in each of 2002, 2003 and 2004.  Sellers shall use commercially reasonable efforts to cause Lundy Shacter to deliver to Purchaser, at and as of the Closing, any other records at Purchaser’s request.

7.24                           Letter of Credit for Workers’ Compensation Policy.  Purchaser shall cause a financial institution acceptable to The Travelers Indemnity Company (“Travelers”) to issue a letter of credit in the amount of $1,100,000 in form and substance acceptable to Travelers to substitute for the Irrevocable Standby Letter of Credit numbered SM203974 (the “Wachovia Letter of Credit”) issued in favor of Travelers by Wachovia Bank, National Association immediately prior to the Closing.  Prior to and following the Closing, Purchaser shall use commercially reasonable efforts to cooperate with Sellers to cause Travelers to return the Wachovia Letter of Credit to Wachovia Bank, National Association.

7.25                           Third-Party Note.  Purchaser shall comply with the covenants set forth on Schedule 7.25, subject to the terms and conditions set forth thereon.

7.26                           Cash.  From the date of this Agreement until the Closing Date, the Asset Sellers shall, and the Shareholders shall cause the Corporation and the Corporation Subsidiaries to, use all commercially reasonable efforts to use all Cash that is “available” (as such term is generally used by banks) to pay off in full as much Sweet Paper Debt as is practicable.

7.27                           Defeasance of Facility Mortgage Loan.

(a)                                  From the date of this Agreement until the Closing Date, Sellers and Purchaser shall use all commercially reasonable efforts, at Sellers’ expense (except for Purchaser’s legal expenses in connection with documenting and negotiating the matters described in this Section 7.27), to effectuate a defeasance of the Facility Mortgage Loan contemporaneous with the Closing (the “Defeasance”), such that, among other things, the Scheck Real Property shall be released from the terms and conditions of the security instruments relating to the Facility Mortgage Loan.  Without limiting the generality of the foregoing, no later than three (3) Business Days prior to the Closing Date, Purchaser shall deposit an amount required to effectuate the Defeasance, up to a maximum of $20,500,000 in an escrow account (the “Defeasance Escrow Account”) maintained by an escrow agent or other third party acceptable to Purchaser pursuant to escrow arrangements acceptable to Purchaser (such amount, together with all interest earned thereon in the Defeasance Escrow Account, shall be referred to herein as the “Defeasance Deposit Amount”) and pursuant to Defeasance terms, conditions and procedures acceptable to Purchaser, including (i) assurances that the Defeasance Deposit Amount (less any amounts payable therefrom in accordance with the terms of the escrow agreement, which amounts Sellers agree to indemnify each Purchaser Indemnified Party against) will be returned to Purchaser promptly if the Defeasance does not occur, (ii) assurances that all documents pursuant to which Scheck Family LLC, JEMS of Miami, Inc. or any Sweet Paper Entity is obligated to GMAC with respect to the Facility Mortgage Loan and all documents related to, or entered into in connection with the Facility Mortgage Loan (the “Facility Mortgage Loan Instruments”) have been identified to Purchaser, (iii) assurances that, upon the consummation of the Defeasance, any and all Liens held by GMAC or its Affiliates in connection with the Facility Mortgage Loan on the Scheck Real Property shall be terminated and released, and (iv) such other terms, conditions and procedures as Purchaser reasonably determines are necessary.  The parties hereto agree that any amounts remaining in the Defeasance Escrow Account after the Defeasance shall be disbursed to the Seller Representative.  Sellers shall indemnify and hold harmless each Purchaser Indemnified Party for any Losses incurred by any Purchaser Indemnified Party arising from fees and expenses charged by Newman & Associates, GMAC or any other Person due to the fact that the consummation of the Defeasance did not occur.  If the consummation of the Defeasance does not occur, and Purchaser receives an amount from the Defeasance Escrow Account that is greater than the Defeasance Deposit Amount, then Purchaser shall remit the amount of such difference to the Seller Representative.  If the Defeasance requires funds to be deposited in the Defeasance Escrow Account in excess of $20,500,000, Sellers and Purchaser shall endeavor to do what is necessary to accomplish the Defeasance; provided that in no event shall Purchaser be obligated to deposit more than $20,500,000 into the Defeasance  Escrow Account or otherwise take any action adverse to Purchaser.

(b)                                 Prior to the Closing Date, Sellers shall use reasonable best efforts to cause the Corporation to be fully and irrevocably released from the Facility Mortgage Loan Guaranty and the Facility Mortgage Loan Environmental Indemnity, including by agreeing to enter into a replacement guaranty and indemnity in favor of GMAC; provided, however, this covenant shall not apply to the extent that the Facility Mortgage Loan Guaranty and the Facility Mortgage Loan Environmental Indemnity will be terminated in accordance with the Facility Mortgage Loan Instruments as a result of the Defeasance.

7.28                           New Scheck Real Property Lease.  From the date of this Agreement until the Closing Date, Purchaser shall, and the Sellers shall cause Scheck Family LLC and JEMS of Miami, Inc. to, document a lease agreement (the “New Scheck Real Property Lease”) pursuant to which the Corporation will lease the Scheck Real Property from Scheck Family LLC and JEMS of Miami pursuant to the terms and conditions of the Current Scheck Real Property Lease, as modified by the terms and conditions set forth on Exhibit 7.28, which lease shall be executed and delivered by Scheck Family LLC, JEMS of Miami, Inc. and the Corporation at and as of the Closing.  In connection with the foregoing, Sellers shall cause Scheck Family LLC, JEMS of Miami, Inc. and the Corporation to terminate the Current Scheck Real Property Lease effective as of the Closing, and the parties hereto agree that the New Scheck Real Property Lease shall amend, restate and supersede in its entirety the Current Scheck Real Property Lease.

ARTICLE 8.

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser under Articles 2, 3 and 4 are subject to the satisfaction or waiver by Purchaser of the following conditions precedent on or before the Closing Date:

8.1                                 Warranties True as of Both Present Date and Closing Date.  Except as set forth in the following sentence, the representations and warranties of each Seller contained herein and in its Related Agreements shall be accurate, true and correct in all material respects (except that those representations and warranties that are limited by materiality shall be true and correct in all respects) (a) on and as of the date of this Agreement and of the Related Agreements, respectively, and (b) on and as of the Closing Date with the same force and effect as though made by each Seller on and as of the Closing Date.  The representations and warranties of each Seller contained in Sections 5.9(a), 5.9(e), 5.9(f), 5.9(g), 5.9(h), 5.9(i), 5.9(j), 5.9(k), 5.9(l), 5.9(m), 5.9(n), 5.10, 5.12, 5.13, 5.14, 5.16, 5.17, 5.18, 5.19, 5.20, 5.22, 5.23, 5.24, 5.25, 5.26, 5.28, 5.29, 5.30 and 5.34 shall be accurate, true and correct (a) on and as of the date of this Agreement and of the Related Agreements, respectively, and (b) on and as of the Closing Date with the same force and effect as though made by each Seller on and as of the Closing Date, except where the failure to be accurate and correct could not reasonably be expected to have a Material Adverse Effect.

8.2                                 Compliance with Agreements and Covenants.  Except as set forth in the following sentence, each Seller shall have performed and complied with all of its respective covenants and obligations contained in this Agreement and in its Related Agreements to be performed and complied with by it on or prior to the Closing Date.  Each Seller shall have performed and complied in all material respects with its respective covenants and obligations contained in Sections 7.1, 7.2, 7.3(a)(i), 7.6, 7.8, 7.9, 7.10, 7.15 and 7.17 to be performed and complied with by it on or prior to the Closing Date.

8.3                                 Consents and Approvals.  Purchaser shall have received written evidence satisfactory to Purchaser that all consents and approvals set forth on Schedule 5.3 and marked with an asterisk (*) have been obtained.

8.4                                 Pay-Off Letters.  To the extent required by Section 7.13, Purchaser shall have received from each Sweet Paper Creditor a duly executed Pay-Off Letter.

8.5                                 Release of Liens.  Any and all Liens on the Shares shall have been terminated and released pursuant to documentation satisfactory to Purchaser, and any and all Liens (other than (a) Liens for Taxes that are not yet delinquent or that are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with

GAAP and (b) workers’, mechanics’, materialmen’s, repairmen’s, suppliers’, carriers’ or similar Liens arising in the ordinary course of business with respect to obligations that are not yet delinquent or that are being contested in good faith by appropriate proceedings and (c) Liens in respect of operating leases) on the assets and properties of the Corporation and the Corporation Subsidiaries, and the Assets, shall have been terminated and released pursuant to documentation satisfactory to Purchaser (it being understood that filings publicly evidencing the termination and release of such Liens shall be made as soon as practicable after the Closing).

8.6                                 Shareholders’ Agreement.  Purchaser shall have received evidence satisfactory to Purchaser that the Shareholders’ Agreement has been terminated, as contemplated by Section 7.17.

8.7                                 Release of Guaranty and Environmental Indemnity.  As contemplated by Section 7.27(b), the Corporation shall have been released from the Facility Mortgage Loan Guaranty and the Facility Mortgage Loan Environmental Indemnity pursuant to documentation satisfactory to Purchaser.

8.8                                 Defeasance of Facility Mortgage Loan.  As contemplated by Section 7.27, Purchaser shall have received (a) the Facility Mortgage Loan Defeasance Letter duly executed by GMAC and (b) evidence satisfactory to Purchaser that the Defeasance has been consummated.

8.9                                 Termination of Current Scheck Real Property Lease.  As contemplated by Section 7.28, Purchaser shall have received evidence satisfactory to Purchaser that the Current Scheck Real Property Lease has been terminated.

8.10                           New Scheck Real Property Lease.  As contemplated by Section 7.28, Scheck Family LLC, JEMS of Miami, Inc. and the Corporation shall have executed and delivered the New Scheck Real Property Lease, effective as of the Closing in a form reasonably satisfactory to Purchaser.

8.11                           Accounting Deliveries.  Purchaser shall have received all of the materials that Purchaser is entitled to receive pursuant to Section 7.23.

8.12                           Documents.  Purchaser shall have received all of the agreements, documents and items set forth in Section 10.2.

8.13                           No Material Adverse Effect.  No event shall have occurred or circumstance shall have come into effect that has had or could reasonably be expected to have (a) a Material Adverse Effect or (b) a materially adverse effect on the ability of Sellers to perform their obligations under this Agreement and their Related Agreements or the ability of Sellers to consummate the transactions required to be effected by them as contemplated hereby and thereby.

8.14                           Actions or Proceedings.  No action or proceeding by any Governmental Authority or other Person (other than Purchaser or any of its Affiliates) shall have been instituted or threatened that (a) causes or could reasonably be expected to cause a Material Adverse Effect or (b) enjoins, restrains, prohibits or results in substantial damages in respect of, or could reasonably be expected to enjoin, restrain, prohibit or result in substantial damages in respect of, any provision of this Agreement or any Related Agreement or the consummation of the transactions contemplated hereby or thereby or any integration of any operations of any Asset Seller, the Corporation or any Corporation Subsidiary with those of Purchaser and its Affiliates.

ARTICLE 9.

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

The obligations of Sellers under Articles 2, 3 and 4 are subject to the satisfaction or waiver by Sellers of the following conditions precedent on or before the Closing Date:

9.1                                 Warranties True as of Both Present Date and Closing Date.  The representations and warranties of Purchaser contained herein and in its Related Agreements shall be accurate, true and correct in all material respects (except that those representations and warranties that are limited by materiality shall be true and correct in all respects) (a) on and as of the date of this Agreement and of the Related Agreements, respectively, and (b) on and as of the Closing Date with the same force and effect as though made by Purchaser on and as of the Closing Date.

9.2                                 Compliance with Agreements and Covenants.  Purchaser shall have performed and complied with all of its covenants and obligations contained in this Agreement and in its Related Agreements to be performed and complied with by it on or prior to the Closing Date.

9.3                                 Consents and Approvals.  The Seller Representative shall have received written evidence satisfactory to the Seller Representative that all consents and approvals set forth on Schedule 6.3 and marked with an asterisk (*) have been obtained.

9.4                                 Documents.  Sellers shall have received all of the agreements, documents and items set forth in Section 10.3.

9.5                                 Actions or Proceedings.  No action or proceeding by any Governmental Authority or other Person (other than any Seller, the Corporation, any Corporation Subsidiary or any of their respective Affiliates) shall have been instituted or threatened that enjoins, restrains, prohibits or results in substantial damages in respect of, or could reasonably be expected to enjoin, restrain, prohibit or result in substantial damages in respect of, any provision of this Agreement or any Related Agreement or the consummation of the transactions contemplated hereby or thereby.

ARTICLE 10.

CLOSING

10.1                           Closing.  The Closing shall take place at the offices of Mayer, Brown, Rowe & Maw LLP, at 190 South LaSalle Street, Chicago, Illinois 60603, at 10:00 a.m. (Central Standard Time) on the third Business Day following the day upon which all of the conditions to closing set forth in Articles 8 and 9 have been satisfied or waived (other than those conditions that by their terms cannot be satisfied until the Closing but subject to the satisfaction of such conditions), or such other date as is mutually agreed upon in writing by Purchaser and the Seller

Representative; provided, however, that if the Closing does not take place by June 1, 2005, then (a) in no event shall the Closing take place prior to July 1, 2005 and (b) the Closing shall take place at the offices of Mayer, Brown, Rowe & Maw LLP, at 71 South Wacker Drive, Chicago, Illinois  60603.  The Closing, and all transactions to occur at the Closing, shall be deemed to have taken place at, and shall be effective as of, 11:59 p.m. (Eastern Standard Time) on the Closing Date.

10.2                           Deliveries by Sellers.  At the Closing, in addition to any other documents or agreements required under this Agreement, Sellers shall deliver to Purchaser the following:

(a)                                  certificates evidencing all of the Shares, which certificates shall be duly endorsed in blank or accompanied by stock powers duly executed by the Shareholders  substantially in the form attached hereto as Exhibit 10.2(a);

(b)                                 the resignations of all directors and officers of, and each non-corporate trustee or fiduciary of any plan or arrangement involving employee benefits of, the Corporation and each Corporation Subsidiary;

(c)                                  the Bill of Sale, duly executed by each Asset Seller;

(d)                                 the Assignment and Assumption Agreement, duly executed by each Asset Seller;

(e)                                  a certificate duly executed by an authorized officer of Scheck Investments, by an authorized officer of Scheck Alpha, by each other Shareholder and by an authorized officer of each Asset Seller, certifying as to compliance with Section 8.1 and Section 8.2;

(f)                                    the New Scheck Real Property Lease, duly executed by Scheck Family LLC, JEMS of Miami, Inc. and the Corporation;

(g)                                 the Sweet Distribution Sublease, duly executed by each Sweet Distribution Entity and the Corporation;

(h)                                 the Boston Real Property Lease, duly executed by SFH Beta Realty Trust;

(i)                                     an Assignment and Assumption of Leases with respect to the Asset Seller Real Property Leases, duly executed by each Asset Seller that is a lessee under such Asset Seller Real Property Leases;

(j)                                     the Corporation Transfer Agreement, duly executed by the Corporation, the Corporation Subsidiaries and Scheck Alpha;

(k)                                  a certificate of the general partner of Scheck Investments certifying the written consent of the partners of Scheck Investments approving and authorizing the execution, delivery and performance of this Agreement and the Related Agreements of Scheck Investments and the consummation of the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of Scheck Investments);

(l)                                     a certificate of the general partner of Scheck Alpha certifying the written consent of the partners of Scheck Alpha approving and authorizing the execution, delivery and performance of this Agreement and the Related Agreements of Scheck Alpha and the consummation of the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of Scheck Alpha);

(m)                               a certificate of the secretary or assistant secretary of each Asset Seller certifying resolutions of the Board of Directors of such Asset Seller, and the shareholders of such Asset Seller, approving and authorizing the execution, delivery and performance of this Agreement and such Asset Seller’s Related Agreements and the consummation of the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of such Asset Seller);

(n)                                 the Articles of Incorporation of the Corporation and each Corporation Subsidiary, certified by the Secretary of State or equivalent Person of its jurisdiction of incorporation, and the by-laws or similar instrument of the Corporation and each Corporation Subsidiary, certified by its Secretary;

(o)                                 certificates of good standing for the Corporation from the secretary of state or analogous Governmental Authority of Florida and Puerto Rico;

(p)                                 certificates of good standing for Sweet Paper Georgia from the secretary of state of Georgia;

(q)                                 certificates of good standing for Sweet Paper North Carolina from the secretary of state of North Carolina;

(r)                                    a certificate of good standing for each Asset Seller from the jurisdiction of incorporation of such Asset Seller;

(s)                                  an opinion of Akerman, Senterfitt & Eidson, P.A., counsel to Sellers, substantially in form attached hereto as Exhibit 10.2(s);

(t)                                    a certificate of non-foreign status from each Seller that complies with Treasury Regulation §1.1445-2(b)(2);

(u)                                 the $5 Million Letter of Credit;

(v)                                 the $15 Million Letter of Credit; and

(w)                               such other documents and instruments as may be required by any other provision of this Agreement or any Related Agreement or as Purchaser may reasonably require to consummate the transactions contemplated by this Agreement and the Related Agreements.

10.3                           Deliveries by Purchaser.  At the Closing, Purchaser shall deliver to Sellers (or, in the case of clause (b) below, to the Sweet Paper Creditors) the following:

(a)                                  the Closing Date Seller Payment payable to the Seller Representative at and as of the Closing pursuant to Section 4.1;

(b)                                 the Closing Date Sweet Paper Debt Amount payable to the Sweet Paper Creditors at and as of the Closing pursuant to Section 4.2;

(c)                                  the Non-Competition Payment payable to the Seller Representative at and as of the Closing pursuant to Section 4.3;

(d)                                 the Assignment and Assumption Agreement, duly executed by Purchaser;

(e)                                  a certificate duly executed by an authorized officer of Purchaser, certifying as to compliance with Section 9.1 and Section 9.2;

(f)                                    the Boston Real Property Lease, duly executed by Purchaser;

(g)                                 an Assignment and Assumption of Leases with respect to the Asset Seller Real Property Leases, duly executed by Purchaser;

(h)                                 a valid resale certificate (solely with respect to inventory acquired for resale) stating Purchaser’s sales tax identification number for each jurisdiction in which the Asset Sellers conduct the Business;

(i)                                     a certificate of the secretary or assistant secretary of Purchaser certifying resolutions of the Board of Directors of Purchaser approving this Agreement and its Related Agreements and the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of Purchaser); and

(j)                                     such other documents and instruments as may be required by any other provision of this Agreement or any Related Agreement or as may reasonably be required to consummate the transactions contemplated by this Agreement and the Related Agreements.

ARTICLE 11.

TERMINATION

11.1                           Termination.  This Agreement may be terminated at any time on or prior to the Closing Date:

(a)                                  with the mutual consent of the Seller Representative and Purchaser;

(b)                                 by the Seller Representative or Purchaser, if the Closing shall not have taken place on or before July 8, 2005; provided, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to (i) the Seller Representative if the failure of any Seller to fulfill any of its obligations under this Agreement or if the breach by any Seller of any of its representations, warranties or covenants under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date or (ii) Purchaser if the failure of Purchaser to fulfill any of its obligations under this Agreement or if the breach by Purchaser of any of its representations, warranties or covenants under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

(c)                                  by Purchaser, if:

(i)                                     except as set forth in Section 11.1(c)(ii), there shall have been a breach of any covenant or obligation of any Seller hereunder, and such breach shall not have been remedied within ten (10) Business Days after receipt by the Seller Representative of a notice in writing from Purchaser specifying the breach and requesting such breach be remedied;

(ii)                                  there shall have been a material breach of any covenant or obligation of any Seller contained in Sections 7.1, 7.2, 7.3(a)(i), 7.6, 7.8, 7.9, 7.10, 7.15 or 7.17, and such breach shall not have been remedied within ten (10) Business Days after receipt by the Seller Representative of a notice in writing from Purchaser specifying the breach and requesting such breach be remedied;

(iii)                               except as set forth in Section 11.1(c)(iv), there shall have been a material breach of any representation or warranty of any Seller hereunder (or any breach of any representation or warranty of any Seller hereunder that is limited by materiality), and such breach shall not have been remedied within ten (10) Business Days after receipt by the Seller Representative of a notice in writing from Purchaser specifying the breach and requesting such breach be remedied;

(iv)                              there shall have been a breach of any representation or warranty of any Seller contained in Sections 5.9(a), 5.9(e), 5.9(f), 5.9(g), 5.9(h), 5.9(i), 5.9(j), 5.9(k), 5.9(l), 5.9(m), 5.9(n), 5.10, 5.12, 5.13, 5.14, 5.16, 5.17, 5.18, 5.19, 5.20, 5.22, 5.23, 5.24, 5.25, 5.26, 5.28, 5.29, 5.30 or 5.34 (other than such breach that could not reasonably be expected to have a Material Adverse Effect), and such breach shall not have been remedied within ten (10) Business Days after receipt by the Seller Representative of a notice in writing from Purchaser specifying the breach and requesting such breach be remedied; or

(v)                                 an event shall have occurred or circumstance shall have come into effect that has had or could reasonably be expected to have (A) a Material Adverse Effect or (B) a materially adverse effect on the ability of Sellers to perform their obligations under this Agreement and their Related Agreements or the ability of Sellers to consummate the transactions required to be effected by them as contemplated hereby and thereby.

(d)                                 by the Seller Representative, if there shall have been a breach of any covenant or obligation of Purchaser hereunder or a material breach of any representation or warranty of Purchaser hereunder, and such breach shall not have been remedied within ten (10) Business Days after receipt by Purchaser of notice in writing from the Seller Representative specifying the breach and requesting such breach be remedied.

11.2                           Effect of Termination.  If this Agreement is terminated pursuant to Section 11.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in Sections 5.29 (brokers), 6.5 (brokers), 7.9(a) (confidentiality), 15.1 (expenses) and 15.10 (publicity), which shall survive the termination of this Agreement, and except that no such termination shall relieve any party from liability for any prior breach of this Agreement.

ARTICLE 12.

INDEMNIFICATION

12.1                           Survival.  The representations and warranties of the parties hereto contained herein shall survive the Closing for a period of two (2) years, except that Tax Warranties shall survive until the Tax Statute of Limitations Date and Title and Authorization Warranties shall survive forever.

12.2                           Indemnification by the Sellers.  Upon the terms and subject to the conditions set forth herein, each Seller jointly and severally agrees to indemnify each of the Purchaser Indemnified Parties against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by them to the extent relating to, arising out of or resulting from any of the following:

(a)                                  any breach of or any inaccuracy in any representation or warranty made by any Seller in this Agreement or any Related Agreement or any document delivered by any Seller at the Closing; provided, that (i) in the case of all representations and warranties, except for Title and Authorization Warranties and Tax Warranties, a notice of the Purchaser Indemnified Party’s claim shall have been given to the Seller Representative not later than the close of business on the second anniversary of the Closing Date and (ii) in the case of Tax Warranties, a notice of the Purchaser Indemnified Party’s claim shall have been given to the Seller Representative not later than the close of business on the Tax Statute of Limitations Date;

(b)                                 any breach by any Seller of or failure by any Seller to perform any covenant, obligation or agreement of any Seller set forth or contemplated in this Agreement or any Related Agreement or any document delivered by any Seller at the Closing;

(c)                                  the Withdrawn Corporation Assets, the Withdrawn Corporation Obligations, the Excluded Assets, the Excluded Obligations or, other than the Assumed Obligations, any other obligations or liabilities relating to or arising out of the ownership or operation of the Assets on or prior to the Closing Date;

(d)                                 any obligations or liabilities relating to or arising from any Sweet Paper Debt;

(e)                                  any obligations or liabilities relating to or arising from any product liability or warranty claims based on products or services sold by any Sweet Paper Entity on or prior to the Closing Date (except to the extent that any Purchaser Indemnified Party collects reimbursements for such Losses from insurance proceeds or from indemnification payments received from one or more third parties);

(f)                                    any obligations or liabilities relating to or arising from the matters set forth on Schedule 12.2(f);

(g)                                 any obligations or liabilities relating to or arising from AMJEMS, Inc. or Mira Corp.;

(h)                                 any obligations or liabilities relating to or arising from the failure of the Corporation to obtain the consent of GMAC to the sublease by the Corporation to Seaboard Warehouse Terminal Ltd. of a portion of the Leased Real Property that is leased by the Corporation pursuant to the Current Scheck Real Property Lease;

(i)                                     any obligations or liabilities relating to or arising from any breach of or default under any Current Third Party Real Property Lease by any Sweet Paper Entity prior to the Closing if Sellers fail to deliver to Purchaser an estoppel certificate reasonably satisfactory to Purchaser duly executed by the lessor under such Current Third Party Real Property Lease effective as of the Closing;

(j)                                     any obligations or liabilities relating to or arising from the matters set forth on Schedule 12.2(j);

(k)                                  any obligations or liabilities relating to or arising from any third party claim that any Sweet Paper Entity violated the Americans With Disabilities Act, or any rules, regulations and guidelines promulgated thereunder, or any similar state Law, prior to the Closing; provided, however, that a notice of the Purchaser Indemnified Party’s claim with respect to this Section 12.2(k) shall have been given to the Seller Representative not later than the close of business on the second anniversary of the Closing Date;

(l)                                     any obligations or liabilities relating to or arising from the failure of any Sweet Paper Entity to be licensed or qualified to do business and be in good standing as a foreign corporation in each jurisdiction where the nature of the properties owned, leased or operated by such Sweet Paper Entity or the business transacted by such Sweet Paper Entity require such licensing or qualification (notwithstanding the disclosure of any information on Schedule 5.1(a) or any other Schedule hereto);

(m)                               any obligations or liabilities relating to or arising from any motor vehicle lease agreements relating to any vehicles used by any Shareholder;

(n)                                 any obligations or liabilities relating to or arising from the matter set forth on Schedule 12.2(n); and

(o)                                 any obligations or liabilities relating to or arising from any breach by Scheck Family LLC or JEMS of Miami, Inc. of any obligation (to be set forth in the New Scheck Real Property Lease) that is described in the “Maintenance and Repair” section of Exhibit 7.28.

12.3                           Indemnification by Purchaser.  Upon the terms and subject to the conditions set forth herein, Purchaser agrees to indemnify each Seller against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by them to the extent relating to, arising out of or resulting from any of the following:

(a)                                  any breach of or any inaccuracy in any representation or warranty made by Purchaser in this Agreement or any Related Agreement or any document delivered by Purchaser at the Closing; provided, that in the case of all representations and warranties, except for Title and Authorization Warranties, a notice of the Seller’s claim shall have been given to Purchaser not later than the close of business on the second anniversary of the Closing Date;

(b)                                 any breach by Purchaser of or failure by Purchaser to perform any covenant or obligation of Purchaser set out or contemplated in this Agreement or any Related Agreement or any document delivered by Purchaser at the Closing;

(c)                                  the Assumed Liabilities; and

(d)                                 (i) any reimbursement obligations of any Seller or any of its Affiliates or (ii) any reduction in the amount of any collateral posted by any Seller or any of its Affiliates in respect of the Wachovia Letter of Credit, in the case of each of clauses (i) and (ii), arising following the Closing as a result of any draw to fund workers’ compensation claim amounts or any accrued workers’ compensation expenses by Travelers under the Wachovia Letter of Credit; provided, however, that any Loss arising from both of clauses (i) and (ii) shall be counted only once.

12.4                           Limitations on Certain Claims for Indemnification.

(a)                                  Basket.  Sellers shall not have any liability pursuant to Section 12.2(a) or Section 12.2(k) (other than with respect to any breach of or inaccuracy in any of the Title and Authorization Warranties and the Tax Warranties made by any Seller) unless and until the aggregate amount of all Losses incurred or suffered by the Purchaser Indemnified Parties exceeds $1,000,000 (the “Basket Amount”), but in the event such Losses exceed the Basket Amount, Sellers shall be liable and responsible to the Purchaser Indemnified Parties for the full amount of such Losses (subject to Section 12.4(b)), without reduction for the Basket Amount.

(b)                                 Maximum.  In no event shall Sellers’ aggregate liability pursuant to Sections 12.2(a) and 12.2(k) for Losses incurred or suffered by the Purchaser Indemnified Parties (other than with respect to any breach of or inaccuracy in any of the Title and Authorization Warranties and the Tax Warranties made by any Seller) exceed the sum of $40,000,000.  In no event shall Purchaser’s aggregate liability pursuant to Section 12.3(a) for Losses incurred or suffered by Sellers (other than with respect to any breach of or inaccuracy in any of the Title and Authorization Warranties made by Purchaser) exceed the sum of $40,000,000.

(c)                                  Claims Based on Fraud or Misrepresentation that is Knowing and Intentional.  Notwithstanding anything contained herein or otherwise to the contrary, including Sections 12.4(a) and 12.4(b), nothing herein shall be deemed to limit any party’s rights to recover any or all Losses incurred or suffered by it relating to, arising out of or resulting from fraud or  a misrepresentation that is knowing and intentional, it being understood and agreed that the right to recover such Losses shall survive forever.

(d)                                 Purchaser’s Knowledge.  Sellers shall not have any liability pursuant to Section 12.2(a) with respect to any specific breach of or inaccuracy in any representation or warranty contained in Sections 5.9(c), 5.9(d), 5.9(e), 5.9(f), 5.9(g), 5.9(h), 5.9(i), 5.9(j) or 5.9(l) to the extent Purchaser, as of the date hereof, had knowledge of such specific breach of or inaccuracy in such representation or warranty and of the implication of such breach or inaccuracy.

12.5                           Materiality.  For purposes of Sections 12.2 and 12.4, the representations and warranties contained in Sections 5.5(a)(i), 5.5(b), 5.5(c), 5.5(d), 5.5(e), 5.5(f), 5.5(g) and 5.12(a) shall be deemed to have been made without any qualifications as to materiality and, accordingly, for such purposes, all references therein to “material”, “in all material respects” and similar qualifications as to materiality shall be deemed to be deleted therefrom (except where any such provision requires disclosure of lists of items of a material nature or above a specified threshold).  Notwithstanding the foregoing, Sellers shall not have any liability pursuant to Section 12.2(a) with respect to any representation or warranty contained in Sections 5.5(a)(i), 5.5(b), 5.5(c), 5.5(d), 5.5(e), 5.5(f), 5.5(g), 5.12(a), 5.18(b) or 5.18(c)(i) unless and until (a) for each individual claim or series of related claims, the amount of all Losses incurred or suffered by the Purchaser Indemnified Parties with respect to such individual claim or series of related claims exceeds $50,000 (but in the event such Losses exceed $50,000, Sellers shall be liable and responsible to the Purchaser Indemnified Parties for the full amount of such Losses) or (b) for all claims, the amount of all Losses in the aggregate incurred or suffered by the Purchaser Indemnified Parties with respect to all such claims exceeds $350,000 (but in the event such Losses exceed $350,000, Sellers shall be liable and responsible to the Purchaser Indemnified Parties for the full amount of such Losses); provided, however, that even if a Loss threshold set forth in clause (a) or (b) of this sentence is satisfied, Sellers’ obligation to indemnify the Purchaser Indemnified Parties for any such Losses shall still be subject to the limitations set forth in Section 12.4.

12.6                           Claims.  As soon as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement not involving a claim (or the commencement of any suit, action or proceeding) of the type described in Section 12.7 or 13.6, the Indemnitee shall give notice to the Indemnitor of such claim; provided, that the failure of the Indemnitee to give notice shall not relieve the Indemnitor of its obligations under this Article 12 except to the extent (if any) that the Indemnitor shall have been prejudiced thereby.  Subject to Section 12.4, if the Indemnitor does not object in writing to such indemnification claim within thirty (30) calendar days of receiving notice thereof, the Indemnitee shall be entitled to recover promptly from the Indemnitor and the Indemnitor shall promptly pay to the Indemnitee the amount of such claim (but such recovery shall not limit the amount of any additional indemnification to which the

Indemnitee may be entitled pursuant to Section 12.2 or 12.3), and no later objection by the Indemnitor shall be permitted.  If within such thirty (30) day period the Indemnitor agrees that it has an indemnification obligation but objects that it is obligated to pay only a lesser amount, the Indemnitee shall nevertheless be entitled to recover from the Indemnitor and the Indemnitor shall promptly pay to the Indemnitee the lesser amount, without prejudice to the Indemnitee’s claim for the difference.

12.7                           Notice of Third Party Claims; Assumption of Defense.  The Indemnitee shall give notice as promptly as is reasonably practicable to the Indemnitor of the assertion of any claim (or the commencement of any suit, action or proceeding, by any Person not a party hereto) (other than by a Governmental Authority with respect to Taxes, which shall be governed by Section 13.6) in respect of which indemnity may be sought under this Agreement; provided, that the failure of the Indemnitee to give notice shall not relieve the Indemnitor of its obligations under this Article 12 except to the extent (if any) that the Indemnitor shall have been prejudiced thereby.  The Indemnitor may, at its own expense, (a) participate in the defense of any such claim, suit, action or proceeding and (b) upon notice to the Indemnitee and the Indemnitor’s delivering to the Indemnitee a written agreement that the Indemnitee is entitled to indemnification pursuant to Section 12.2 or 12.3 for all Losses arising out of such claim, suit, action or proceeding and that the Indemnitor shall be liable for the entire amount of any Loss resulting therefrom, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof; provided, that (i) the Indemnitor shall provide written evidence reasonably satisfactory to the Indemnitee demonstrating that the Indemnitor has a sufficient amount of assets for purposes of such assumption of defense and payment of Losses arising out of such claim, suit, action or proceeding, (ii) the Indemnitor’s counsel is reasonably satisfactory to the Indemnitee and (iii) the Indemnitor shall thereafter consult with the Indemnitee upon the Indemnitee’s reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding.  If the Indemnitor assumes such defense, the Indemnitee shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor.  If, however, the Indemnitee reasonably determines in its judgment that representation by the Indemnitor’s counsel of both the Indemnitor and the Indemnitee would present such counsel with a conflict of interest, then such Indemnitee may employ separate counsel to represent or defend it in any such claim, action, suit or proceeding and the Indemnitor shall pay the fees and disbursements of such separate counsel.  Whether or not the Indemnitor chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof, subject to the provisions of the following sentence.  In the event and for so long as any party hereto is actively contesting or defending against any third-party action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction prior to the Closing Date involving the Sweet Paper Entities, each of the other parties hereto shall cooperate with such party or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party; provided, however, that (i) no such other party shall be required to take any action that would unduly disrupt the operations of such other party and (ii) notwithstanding the foregoing, the contesting or defending party shall be permitted to recover from the other parties any costs and expenses that it incurs in connection with the contest or defense to the extent such costs and expenses constitute Losses that are indemnifiable in accordance with the provisions of this Article 12.

12.8                           Settlement or Compromise.  Any settlement or compromise made or caused to be made by the Indemnitee or the Indemnitor, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in Section 12.7 shall also be binding upon the Indemnitor or the Indemnitee, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, that (a) no obligation, restriction or Loss shall be imposed on the Indemnitee as a result of such settlement without its prior written consent, and (b) the Indemnitee shall not compromise or settle any claim, suit, action or proceeding without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld.

12.9                           Failure of Indemnitor to Act.  In the event that the Indemnitor does not elect to assume the defense of any claim, suit, action or proceeding, then any failure of the Indemnitee to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve the Indemnitor of its obligations hereunder.

12.10                     Irrevocable Standby Letters of Credit.  To secure Sellers’ obligations under this Agreement, including any obligation to make any indemnification payment to any Purchaser Indemnified Party under this Agreement, Sellers shall obtain from Wachovia Bank, N.A., for Purchaser’s benefit and at Sellers’ expense and for the account of Scheck Investments, each of  the $5 Million Letter of Credit and the $15 Million Letter of Credit.

(a)                                  $5 Million Letter of Credit.

(i)                                     If any Purchaser Indemnified Party submits in good faith a notice to the Seller Representative claiming that such Purchaser Indemnified Party is entitled to receive any amount from any Seller under this Agreement, including any indemnification payment under this Agreement, without limiting such Purchaser Indemnified Party’s rights to seek recovery through the $15 Million Letter of Credit or against any Seller directly, if Sellers fail to pay to the Purchaser Indemnified Party the amount of such Purchaser Indemnified Party’s claim within ten (10) days after the Seller Representative receives the Purchaser Indemnified Party’s claim (or, if sooner, on or after the third Business Day prior to the second anniversary of the Closing Date), Purchaser shall be entitled to draw upon the $5 Million Letter of Credit in the amount of such claim (or such lesser amount as is then remaining under the $5 Million Letter of Credit).

(ii)                                  If, in connection with the resolution of any claim (pursuant to the terms of this Agreement or as otherwise agreed by the parties hereto) with respect to which Purchaser drew any amount upon the $5 Million Letter of Credit, it is determined that the Purchaser Indemnified Party is not entitled to any portion of such amount (the “Undeserved Portion”), Purchaser shall pay to the Seller Representative, promptly upon the resolution of such claim, an amount equivalent to the Undeserved Portion.

(iii)                               The $5 Million Letter of Credit shall be maintained by Sellers for a period of two (2) years from the Closing Date.  If (A) Wachovia Bank, N.A. notifies Scheck Investments or Purchaser that the $5 Million Letter of Credit will expire on a date (the “$5 Million LC Expiration Date”) that is prior to the end of such two (2) year period and (B) Sellers have not either (1) obtained and delivered to Purchaser a replacement letter of credit with terms no less favorable to Purchaser than the $5 Million Letter of Credit from another issuing bank reasonably acceptable to Purchaser on or before the fifth Business Day prior to the $5 Million LC Expiration Date or (2) arranged for the amount remaining under the $5 Million Letter of Credit to be placed in an escrow account at a financial institution reasonably acceptable to Purchaser pursuant to escrow arrangements reasonably acceptable to Purchaser, then Purchaser, as beneficiary of the $5 Million Letter of Credit, may at any time thereafter through the $5 Million LC Expiration Date unilaterally draw the entirety of the remaining amount of the $5 Million Letter of Credit.

(b)                                 $15 Million Letter of Credit.

(i)                                     Without limiting any Purchaser Indemnified Party’s rights to seek recovery through the $5 Million Letter of Credit or against any Seller directly, Purchaser shall be entitled to draw upon the $15 Million Letter of Credit to collect such amounts owed to such Purchaser Indemnified Party under this Agreement, including any indemnification payment under this Agreement (or such lesser amount as is then remaining under the $15 Million Letter of Credit), if Sellers fail to pay to the Purchaser Indemnified Party the amount of such Purchaser Indemnified Party’s claim within ten (10) days after any of the following conditions is satisfied: (A) the claim of the Purchaser Indemnified Party is resolved by Purchaser and the Seller Representative pursuant to a written agreement executed and delivered by Purchaser and the Seller Representative, (B) the claim of the Purchaser Indemnified Party is resolved by a judgment (whether appealable or non-appealable) of any state or federal court located within the County of New York, in the State of New York or (C) the claim of the Purchaser Indemnified Party with respect to an Unresolved Adjustment is resolved by a written decision of the Accounting Firm pursuant to Section 4.5(e); provided, however, that the condition set forth in clause (C) shall be deemed to be satisfied only if Sellers are obligated to pay any amount to Purchaser pursuant to Section 4.5(h)(ii)(B).  If Sellers fail to pay to the Purchaser Indemnified Party the amount of the Purchaser Indemnified Party’s claim within ten (10) days after any of the conditions set forth in clauses (A), (B) or (C) are satisfied, then promptly after such ten (10) day period, Scheck Investments shall execute the certificate, in the form of Attachment B to the $15 Million Letter of Credit, for the drawing of amounts under the $15 Million Letter of Credit.

(ii)                                  On the date that is one (1) year after the Closing Date, the stated amount of the $15 Million Letter of Credit shall be reduced by an amount equivalent to (A) $5,000,000 minus (B) any amounts theretofore drawn upon the $5 Million Letter of Credit by Purchaser minus (C) any amounts theretofore drawn upon the $15 Million Letter of Credit by Purchaser minus (D) any amounts necessary to satisfy any unresolved claims theretofore asserted by any Purchaser Indemnified Party pursuant to Article 12, including for any breach of Section 4.5(h)(ii) (it being understood that there shall be no reduction of the stated amount of the $15 Million Letter of Credit if the amount set forth in the preceding sentence is zero or a negative number).

(iii)                               Subject to the provisions of Section 12.10(b)(ii), the $15 Million Letter of Credit shall be maintained by Sellers for a period of two (2) years from the Closing Date; provided, however, if during such two (2) year period any Purchaser Indemnified Party asserts a claim pursuant to Article 12, including for any breach of Section 4.5(h)(ii), that is not resolved at the time the $15 Million Letter of Credit would otherwise expire (such claims are collectively referred to hereinafter as the “Unresolved Claims”), then the term of the $15 Million Letter of Credit shall be extended for additional one (1) year periods with respect to an amount that is necessary to satisfy the Unresolved Claims (the “Unresolved Claims Amount”) until such Unresolved Claims are resolved pursuant to one of clauses (A), (B) or (C) of Section 12.10(b)(i).  In order for the term of the $15 Million Letter of Credit to be extended with respect to the Unresolved Claims Amount beyond the initial two (2) year period or beyond any additional one (1) year period thereafter, Purchaser shall submit to Wachovia Bank, N.A. a certificate requesting that the term of the $15 Million Letter of Credit be extended with respect to the Unresolved Claims Amount (in accordance with the terms of the $15 Million Letter of Credit).  If, after Purchaser submits to Wachovia Bank, N.A. such a certificate, (A) Wachovia Bank, N.A. does not provide any response to Purchaser within ten (10) days of receiving Purchaser’s certificate or Wachovia Bank, N.A. notifies Purchaser within ten (10) days of receiving Purchaser’s certificate that Wachovia Bank, N.A. will not extend the $15 Million Letter of Credit with respect to the Unresolved Claims Amount such that the $15 Million Letter of Credit would expire on a date (the “$15 Million LC Expiration Date”) that is prior to the date on which the $15 Million Letter of Credit would otherwise expire pursuant to this Section 12.10(b)(iii) and (B) Sellers have not either (1) obtained and delivered to Purchaser a replacement letter of credit with respect to the Unresolved Claims Amount with terms no less favorable to Purchaser than the $15 Million Letter of Credit from another issuing bank reasonably acceptable to Purchaser on or before the fifth Business Day prior to $15 Million LC Expiration Date or (2) arranged for a portion of the remaining amount of the $15 Million Letter of Credit equivalent to the Unresolved Claims Amount to be placed in an escrow account at a financial institution reasonably acceptable to Purchaser pursuant to escrow arrangements reasonably acceptable to Purchaser on or before the fifth Business Day prior to $15 Million LC Expiration Date, then Purchaser, as beneficiary of the $15 Million Letter of Credit, may at any time thereafter through such expiration date unilaterally draw that portion of the remaining amount of the $15 Million Letter of Credit equivalent to the Unresolved Claims Amount.

(iv)                              The parties hereto agree that if Wachovia Bank, N.A. requires that any provisions of the $15 Million Letter of Credit (as attached hereto at Exhibit 1.1(f)) be revised in order for Wachovia Bank, N.A. to issue such letter of credit, then the parties hereto shall cooperate in good faith to agree with Wachovia Bank, N.A. upon such revisions that (A) are not materially different from the provisions of Exhibit 1.1(f) and (B) do not adversely affect Purchaser.

12.11                     Purchase Price Adjustments.  Any amounts payable under Section 12.2 or Section 12.3 shall be treated by Purchaser and Sellers as an adjustment to the Adjusted Purchase Price.

12.12                     Consequential Damages.  In no event shall any party hereto be liable hereunder for any special, incidental, punitive, exemplary or consequential damages, other than any such damages payable by Purchaser or any Seller to an unaffiliated third party.

12.13                     Exclusive Remedy.  Except as provided by Section 11.2 or Article 13, the indemnification rights provided in this Article 12 shall be the sole and exclusive remedy of the parties hereto arising out of or relating to this Agreement and the transactions contemplated hereby; provided, however, that the foregoing shall not (a) prohibit any party hereto from seeking specific performance or other equitable relief with respect to its rights under this Agreement (including those rights of Purchaser pursuant to Sections 7.9, 7.11, 14.3 and 15.13) or (b) apply with respect to the Boston Real Property Lease, the Current Scheck Real Property Lease, the Scheck Lease Amendment, the Side Letter or the Sweet Distribution Sublease.  Notwithstanding the foregoing and anything else set forth in this Agreement to the contrary, this Agreement shall in no way preclude any party hereto from bringing, and exercising all other rights associated with, a claim of fraud or misrepresentation  that is knowing and intentional against any other party hereto or any other Person.

ARTICLE 13.

TAX MATTERS

13.1                           Filing of Tax Returns.

(a)                                  Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Corporation and the Corporation Subsidiaries for all (i) taxable years beginning prior to the Closing Date and ending after the Closing Date and (ii) taxable years beginning after the Closing Date.  Purchaser shall provide to the Seller Representative for review and comment each Tax Return described in clause (i) of this Section 13.1(a) (a “Straddle Return”) at least fifteen (15) days prior to the due date for filing such return (or, if required to be filed within fifteen (15) days of the Closing Date, as soon as reasonably practicable following the Closing).  Prior to the due date for filing a Straddle Return, Sellers shall pay to Purchaser an amount of cash equal to the amount of Taxes shown as due on the Straddle Return to the extent of Sellers’ liability for such Taxes pursuant to Section 13.4.

(b)                                 Sellers shall prepare or cause to be prepared all Tax Returns for the Corporation and the Corporation Subsidiaries for all taxable years ending on or prior to the Closing Date that are to be filed by the Corporation or a Corporation Subsidiary after the Closing Date.  Sellers shall provide to Purchaser for review and comment each Tax Return described in this Section 13.1(b) (a “Section 13.1(b) Return”) at least fifteen (15) days prior to the due date for filing such return (or, if required to be filed within fifteen (15) days of the Closing Date, as soon as reasonably practicable following the Closing).  Prior to the due date for filing a Section 13.1(b) Return, Sellers shall pay to Purchaser an amount of cash equal to the amount of Taxes shown as due on the Section 13.1(b) Return to the extent of Sellers’ liability for such Taxes pursuant to Section 13.4.

13.2                           Proration of Taxes.  For purposes of allocating liability for Taxes under Section 13.4, in the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), (a) real, personal and intangible property Taxes (“Property Taxes”) of the Corporation and the Corporation Subsidiaries allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and  (b) Taxes (other than Property Taxes) of the Corporation and the Corporation Subsidiaries allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period.

13.3                           Transfer Taxes.  Sellers shall be responsible for all sales, use and transfer Taxes, including any value added, stock transfer, gross receipts, stamp duty and real, personal, or intangible property transfer Taxes, arising from the transactions contemplated hereby or in the Related Agreements, including any interest or penalties in respect thereof.

13.4                           Tax Indemnification.  Except to the extent any such Taxes were taken into account in computing the adjustments pursuant to Article 4, from and after the Closing Date, Sellers, jointly and severally, shall protect, defend, indemnify and hold harmless Purchaser, the Corporation and the Corporation Subsidiaries from and against (a) any and all Taxes of the Corporation or the Corporation Subsidiaries attributable to any Pre-Closing Tax Period (other than Taxes relating to the Withdrawn Corporation Assets); (b) all Taxes of any Person for which the Corporation or a Corporation Subsidiary may be liable under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise;  (c) all Transfer Taxes allocated to Sellers under Section 13.3; (d) all Taxes relating to or arising from the Withdrawn Corporation Assets; and (e) any and all amounts payable (including interest, penalties and/or additional payments relating to any failure to comply) under any unclaimed property or escheat Laws for the Corporation or the Corporation Subsidiaries  relating to any property that was held at any point by, or otherwise attributable to, the Corporation or a Corporation Subsidiary in a Pre-Closing Tax Period.  If Purchaser or any of its Affiliates (including the Corporation or any Corporation Subsidiary) receives after the Closing Date any net overpayments or net refunds of Taxes of the Corporation or any Corporation Subsidiary with respect to a Pre-Closing Tax Period, Purchaser shall pay or cause to be paid to Sellers the amount of such net overpayments or net refunds so received by Purchaser or its

Affiliates, except to the extent any such net overpayments or net refunds were taken into account in computing the adjustments pursuant to Article 4.

13.5                           Cooperation/Retention of Records.  After the Closing, upon reasonable written notice, Purchaser and Sellers shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance (to the extent within the control of such party) relating to the Corporation and the Corporation Subsidiaries (including access to books and records) as is reasonably requested for the filing of all Tax Returns, and making of an election related to Taxes, the preparation for any audit by any Governmental Authority, and the prosecution or defense of any claim, suit or proceeding related to any Tax Return.  For a period of seven (7) years after the Closing Date, (a) Purchaser shall retain (i) all Tax records relating to the Corporation or any Corporation Subsidiary that are in the possession of the Corporation or any Corporation Subsidiary as of the Closing and (ii) all Tax records relating to any Asset Seller that are included in the Transferred Group Information and Records and are in the possession of Purchaser immediately after the Closing, and (b) Purchaser shall promptly make available to Sellers the aforementioned materials upon the reasonable request of Sellers.

13.6                           Procedures Relating to Tax Claims.

(a)                                  After the Closing, each of Purchaser, on the one hand, and the Seller  Representative, on the other hand (the “Recipient”), shall promptly notify the other party in writing upon receipt by the Recipient or any of its Affiliates  (including in the case of the Seller Representative, Sellers) of any written notice of any pending or threatened audit or assessment, suit, proposed adjustment, deficiency, dispute, administrative  judicial proceeding or other similar Claim (“Tax Claim”) received by the Recipient from any Governmental Authority or any other party with respect to Losses for which any of  Sellers may be liable under this Agreement; provided, however, that a failure by the Recipient to give such notice shall not affect the rights of the Recipient or any of its Affiliates to indemnification under Article 12 or Article 13 unless Purchaser or Sellers (as applicable) is or are materially adversely prejudiced as a consequence of such failure.

(b)                                 The Seller Representative shall be responsible for the conduct and control of any federal income and California sales Tax Claim relating to a taxable year of the Corporation or any Corporation Subsidiary ending on or before the Closing Date.  The Seller Representative may elect to control any other Tax Claim involving any asserted liability with respect to any Pre-Closing Tax Period of the Corporation or any Corporation Subsidiary (“Other Tax Claim”).  If the Seller Representative desires to elect to control any Other Tax Claim, the Seller Representative shall within ten (10) calendar days of receipt of notice of such Other Tax Claim notify Purchaser in writing of its intent to do so.

(c)                                  To the extent the Seller Representative controls a Tax Claim (including an Other Tax Claim), the Seller Representative may control the conduct of the Tax Claim through counsel of the Sellers’ own choosing and at Sellers’ sole expense and shall have all rights to settle, compromise  and/or concede such asserted liability and Purchaser shall reasonably cooperate and shall cause the Corporation and the Corporation Subsidiaries to reasonably cooperate; provided, however, that the Seller Representative shall not settle, compromise and/or concede such asserted liability without the written consent of Purchaser (whose consent shall not be unreasonably withheld) if such settlement, compromise or concession could increase the Tax liability of any of Purchaser (or any of its Affiliates), the Corporation or any Corporation Subsidiary for any other taxable period; provided, further, the Seller Representative shall permit Purchaser, if Purchaser so elects, to participate in the conduct of any such Tax Claim and shall otherwise keep Purchaser reasonably informed of any material developments and events relating to such Tax Claim.  If the Seller Representative does not elect to control an Other Tax Claim pursuant to this Section 13.6(b) or, after assuming control of any Tax Claim, the Seller Representative fails to reasonably defend against such Tax Claim, Purchaser, or its Affiliates may, without affecting Purchaser’s or any other Indemnitee’s rights to indemnification under Article 12 and Article 13, assume sole control of the defense of  such Tax Claim (at Sellers’ expense).

(d)                                 With respect to any Tax Claim that involves any Straddle Period,  Purchaser shall notify the Seller Representative of such Tax Claim and Purchaser shall control the conduct of any such Tax Claim, through counsel of Purchaser’s own choosing with participation by the Seller Representative (at Sellers’ expense) and Purchaser shall have all rights to settle, compromise and/or concede such Tax Claim with the consent of Sellers (which shall not be unreasonably withheld or delayed).

ARTICLE 14.

NON-COMPETITION

14.1                           Non-Competition Agreement.

(a)                                  Each Seller agrees that from and after the Closing Date until the later of (i)  five (5) years after the Closing Date or (ii) if applicable, the date that is five (5) years after the termination of such Seller’s service as an officer or employee of or consultant to Purchaser, the Corporation any Corporation Subsidiary or any other Affiliate of Purchaser from and after the Closing (the “Non-Competition Period”), neither it nor any of its Affiliates shall, directly or indirectly:

(i)                                     engage in, or own any interest in, control, advise, manage, operate, serve as a director, officer or employee of, act as a lender or consultant to, render services for, receive any economic benefit from or exert any influence upon any Person that engages wholly or partly in, the Restricted Business;

(ii)                                  in connection with the Restricted Business, solicit, divert or attempt to solicit or divert any Person who is, was or was solicited to become, a customer (including Redistributors of America) or supplier of any Sweet Paper Entity in connection with the Business at any time prior to the Closing Date;

(iii)                               impair, or attempt to impair, any business relationship or potential business relationship between any third party and Purchaser or any of its

Affiliates (including the Corporation or any Corporation Subsidiary) in connection with the Restricted Business;

(iv)                              make any statement to the press or media that is likely to result in adverse publicity for Purchaser or any of its Affiliates (including the Corporation or any Corporation Subsidiary) in connection with the Restricted Business;

(v)                                 make any untrue statement to any third party regarding Purchaser or any of its Affiliates (including the Corporation or any Corporation Subsidiary) in connection with the Restricted Business; or

(vi)                              employ, solicit for employment or encourage to leave his or her employment, on its behalf or on behalf of any other Person, any individual who was during the two (2) year period prior to such employment, solicitation or encouragement or is an officer or employee of Purchaser or any of its Affiliates (including the Corporation or any Corporation Subsidiary) involved in the Restricted Business as conducted by Purchaser and its Affiliates after the Closing Date.

(b)                                 Notwithstanding anything contained herein or otherwise to the contrary:

(i)                                     each Seller shall be permitted to, either directly or indirectly, own up to an aggregate of one percent (1%) of the outstanding shares of any class of capital stock of any Person listed on a national securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System or over-the-counter;

(ii)                                  each of Michael Scheck, Raquel Scheck, Jeffrey Scheck, Steven Scheck, Elise Scheck and Martin Sheck shall be permitted to serve as an officer or employee of, act as a consultant to, and render services for Purchaser or any of its Affiliates in connection with the Restricted Business;

(iii)                               each Seller shall be permitted to, either directly or indirectly, own an interest in Sweet Distribution so long as Sweet Distribution continues to engage solely in the Sweet Distribution Business and does not expand into other aspects of the Restricted Business;

(iv)                              each Shareholder shall be permitted to serve as a manager or director of Sweet Distribution so long as Sweet Distribution continues to engage  solely in the Sweet Distribution Business and does not expand into other aspects of the Restricted Business; provided, however, that, (A) during any time that any Shareholder is serving for compensation as an officer or employee of, is acting as a consultant to, or is rendering services for Purchaser or any of its Affiliates in connection with the Restricted Business, such Shareholder shall not participate, either directly or indirectly, in the day-to-day operations of Sweet Distribution (which day-to-day operations shall include making decisions regarding which stock keeping units will be sold, to which customers such stock keeping units will be sold, and from which suppliers such stock keeping units will be purchased), and (B) in any event, each Shareholder shall at all times adhere to the provisions of Section 7.9;

(v)                                 each Affiliate of a Shareholder that is set forth on Schedule 14.1(b)(v) shall be permitted to own the equity interest in the Person set forth on Schedule 14.1(b)(v); and

(vi)                              each Shareholder shall comply with the provisions set forth in Schedule 14.1(b)(vi).

14.2                           Reasonableness of Covenants.  Purchaser and Sellers have independently consulted with their respective counsel and after such consultation agree that the covenants set forth in Section 14.1 and in Schedule 14.1(b)(vi) (each a “Non-Competition Covenant” and collectively the “Non-Competition Covenants”), including the time limitation, geographic area and scope of activity of such Non-Competition Covenants, are appropriate and reasonable when considered in light of the nature and extent of the transactions contemplated by this Agreement and the Related Agreements.  Each Seller further agrees and acknowledges that (a) the Non-Competition Covenants are of the essence of this Agreement, (b) Purchaser is relying upon each Seller’s agreements in this Article 14 and, but for the agreement of each Seller to comply with the Non-Competition Covenants, Purchaser would not have entered into this Agreement or any of the Related Agreements, and (c) each Non-Competition Covenant is reasonable and necessary to protect and preserve the interests and properties of Purchaser.

14.3                           Specific Performance.  Each Seller recognizes and affirms that in the event of breach by it of any of the provisions of this Article 14, money damages would be inadequate and Purchaser would have no adequate remedy at law.  Accordingly, each Seller agrees that Purchaser shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and each Seller’s obligations under this Article 14 not only by an action or actions for damages, but also by an action or actions for specific performance, injunction and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this Article 14.  In the event of a breach or violation by any Seller of any of the provisions of this Article 14, the Non-Competition Period shall be extended as to such individual by a period equal to (a) the length of the breach or violation of this Article 14 plus (b) the length of any court proceedings necessary to stop such breach or violation.  If a bond is required to be posted in order for Purchaser to secure an injunction, the parties agree that such bond need not exceed the sum of $1,000.

14.4                           Severability.  If at any time any of the provisions of this Article 14 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to duration, area or scope of activity, or otherwise, then this Article 14 shall be considered divisible (with the other provisions to remain in full force and effect) and the invalid or unenforceable provisions shall become and be deemed to be immediately amended to include only such maximum time limitation, geographic area, scope of activity and other restrictions, as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and each Seller expressly agrees that this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

14.5                           No Limitation of Other Provisions.  The provisions of this Article 14 shall be in addition to, and not in limitation of, any other provisions contained in any other agreement restricting competition by any Seller.

ARTICLE 15.

MISCELLANEOUS

15.1                           Expenses.  Except as provided in Sections 7.4(a) and 13.3, each party hereto shall bear its own fees and expenses with respect to the transactions contemplated hereby.

15.2                           Amendment.  This Agreement may be amended, modified or supplemented but only in writing signed by Purchaser and each Seller.

15.3                           Notices.  Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (a) when received if given in person or by courier or a courier service, (b) one (1) Business Day after being retrieved from the party providing notice by an overnight delivery service (including United Parcel Service or Federal Express) or (c) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

(i)                                     If to any Seller, addressed as set forth on Schedule 15.3, with a copy to:

Akerman, Senterfitt & Eidson, P.A.

One Southeast Third Avenue

28th Floor

Miami, Florida  33131-1714

Attention: Carl D. Roston, Esq.

Scott A. Wasserman, Esq.

H. Allan Shore, Esq.

Michael I. Goldberg, Esq.

(ii)                                  If to Purchaser, addressed as follows:

Lagasse, Inc.

c/o United Stationers Inc.

2200 E. Golf Road

Des Plaines, IL 60016-1267

Attention:  Chief Financial Officer

with copies to:

United Stationers Inc.

2200 E. Golf Road

Des Plaines, IL 60016-1267

Attention:  General Counsel

Mayer, Brown, Rowe & Maw LLP

190 South LaSalle Street

Chicago, Illinois  60603-3441

Attention:  Frederick B. Thomas, Esq.

  Angela R. Lang, Esq.

(before June 1, 2005)

Mayer, Brown, Rowe & Maw LLP

71 South Wacker Drive

Chicago, Illinois  60603-3441

Attention:  Frederick B. Thomas, Esq.

  Angela R. Lang, Esq.

(after June 1, 2005)

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

15.4                           Effect of Investigation.  Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of Purchaser shall not limit, qualify, modify or amend the representations, warranties, covenants or obligations of (including indemnities by) any Seller made or undertaken pursuant to this Agreement or any of their Related Agreements, irrespective of the knowledge and information received (or that should have been received) therefrom by Purchaser.

15.5                           Payments in Dollars.  Except as otherwise provided herein or in a Related Agreement, all payments pursuant hereto shall be made by wire transfer in U.S. Dollars in same day or immediately available funds.

15.6                           Waivers.  The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same.  No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

15.7                           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.8                           Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives; provided, that no assignment of any rights or obligations hereunder shall be made by any Seller to any Person without the written consent of Purchaser and no assignment of any rights or obligations hereunder shall be made by Purchaser to any Person without the written consent of the Seller Representative.  Notwithstanding the foregoing, Purchaser shall, without the obligation to obtain the written consent of any other party hereto (including the Seller Representative), be entitled to assign this Agreement or all or any part of its rights or obligations hereunder to any direct or indirect wholly owned subsidiary of Parent; provided, that such assignment shall not relieve Purchaser of any of its obligations hereunder.  If any party hereto assigns any of its rights or obligations under this Agreement pursuant to this Section 15.8, the parties hereto shall, as appropriate, modify the exhibits and other documents to be delivered at or prior to the Closing to either add the assignee as a party to such document or substitute the assignee for the assignor as the party to such document.

15.9                           No Third Party Beneficiaries.  Except where expressly provided otherwise in this Agreement, this Agreement is solely for the benefit of the parties hereto and, to the extent provided herein, their respective Affiliates, directors, officers, employees, agents and representatives, and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

15.10                     Publicity.  Prior to the Closing Date, no public announcement or other publicity regarding the existence of this Agreement or its contents or the transactions contemplated hereby shall be made by Purchaser, any Seller or any of its respective Affiliates, officers, directors, employees, representatives or agents, without the prior written agreement of Purchaser and the Seller Representative, in any case, as to form, content, timing and manner of distribution or publication; provided, that nothing in this Section 15.10 shall prevent (a) Parent from filing a Form 8-K with the U.S. Securities and Exchange Commission or publicly issuing a press release, in each case, with respect to this Agreement or its contents or the transactions contemplated hereby (the contents of which Form 8-K and press release shall be determined by Parent and its Affiliates in their sole discretion) or (b) any party from (i) making any public announcement required by Law or the rules of any stock exchange, (ii) discussing this Agreement or its contents or the transactions contemplated hereby with those Persons whose approval, agreement or opinion, as the case may be, is required for consummation of such particular transaction or transactions or (iii) enforcing its rights hereunder.

15.11                     Further Assurances.  Upon the reasonable request of Purchaser, each Seller shall on and after the Closing Date execute and deliver to Purchaser such other documents, releases, assignments and other instruments as may be required to effectuate completely the transfer and assignment to Purchaser of, and to vest fully in Purchaser title to, the Shares or the Assets, and to otherwise carry out the purposes of this Agreement.

15.12                     Severability.  If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

15.13                     Specific Performance.  Each party recognizes and affirms that in the event of breach by him or it of any of the provisions of Section 7.9 or Section 7.11 money damages would be inadequate and the other parties would have no adequate remedy at law.  Accordingly, each party agrees that the other parties shall have the right, in addition to any other rights and remedies existing in their favor, to enforce their respective rights and the breaching party’s obligations under Section 7.9 and Section 7.11 not only by an action or actions for damages, but also by an action or actions for specific performance, injunction and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of Section 7.9 or Section 7.11.  If a bond is required to be posted in order for any party to secure an injunction, the parties agree that such bond need not exceed the sum of $1,000.

15.14                     Remedies Cumulative.  The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by Law, in equity or otherwise.

15.15                     Entire Understanding.  This Agreement and the Related Agreements set forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby and supersede any and all prior agreements, arrangements and understandings among the parties relating to the subject matter hereof, including, (a) the letter agreement, dated January 7, 2005, between Lagasse, Inc., Group and the Shareholders and (b) the Non-Disclosure and Confidentiality Agreement, dated as of January 19, 2004, between Purchaser and the Corporation, but excluding the 3-Party Mutual Nondisclosure Agreement, dated as of October 7, 2004, among Purchaser, the Corporation and Bearing Point Inc. (the “3-Party Mutual Nondisclosure Agreement”), which agreement remains in full force and effect.  Notwithstanding the foregoing, the parties hereto agree and acknowledge that, pursuant to the provisions of the 3-Party Mutual Nondisclosure Agreement, from and after the Closing, Purchaser shall be released from its obligations under the 3-Party Mutual Nondisclosure Agreement.

15.16                     Acknowledgment of each Seller.  Each Seller represents to Purchaser that it is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that such Seller has read this Agreement and that it understands its terms.  Each Seller acknowledges that, prior to assenting to the terms of this Agreement, it has been given a reasonable time to review it, to consult with counsel of his or its choice and to negotiate at arm’s-length with Purchaser as to its contents.  Each Seller and Purchaser agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that no rule of strict construction is to be applied against any Seller or Purchaser.

15.17                     Seller Representative.

(a)                                  Appointment.  Each Seller hereby irrevocably authorizes and appoints Jeffrey Scheck as its true and lawful attorney and representative (the “Seller Representative”) with full power and authority to take any and all actions and execute any and all documents specified in this Agreement or any Related Agreement as being within the authority of the Seller Representative.  Jeffrey Scheck hereby accepts his  appointment as the Seller Representative and agrees to perform all of the duties of the Seller Representative hereunder.  If the Seller Representative shall die or become incapacitated, Sellers shall promptly appoint a successor Person to act as the Seller Representative.

(b)                                 Authority and Duties.  Each Seller, by its execution of this Agreement, hereby authorizes and instructs the Seller Representative, and constitutes the Seller Representative as agent for and on behalf of such Seller, (i) to give and receive any and all notices required to be given under this Agreement to or by the Seller Representative, (ii)  to take any and all action in connection with the defense, payment or settlement of any claims to indemnify, hold harmless or reimburse any Purchaser Indemnified Parties pursuant to Article 12 or Article 13 (including any claims by Purchaser to retain any or all of the Purchase Price Adjustment Holdback Amount) (iii) to take any and all additional action as is contemplated to be taken by the Seller Representative by the terms of this Agreement, and (iv) to take any and all actions reasonably necessary or appropriate in the judgment of the Seller Representative for the accomplishment of any of the foregoing.  Any decision or action by the Seller Representative hereunder, shall constitute a decision or action of all Sellers and shall be final, binding and conclusive upon each Seller.  No Seller shall have the right to object to, dissent from, protest or otherwise contest the same.

(c)                                  Reliance.  Each Purchaser Indemnified Party shall be entitled to conclusively rely on (i) the Seller Representative as the sole representative of Sellers with respect to the duties set forth in Section 15.17(b) and (ii) any decision or act of the Seller Representative required, permitted or contemplated to be taken by the Seller Representative hereunder.  Each Purchaser Indemnified Party is hereby relieved from any liability to any Person for any acts done by any of them in accordance with any instructions, decisions or acts of the Seller Representative.  Purchaser shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document provided to it by or on behalf of the Seller Representative, and reasonably believed by Purchaser to be genuine and to have been signed and presented by the proper Person or Persons.

15.18                     Joint and Several Liability of Sellers.  Each Seller hereby agrees that it shall be jointly and severally liable with the other Sellers for any and all representations, warranties, covenants and other obligations of any Seller set forth in this Agreement.

15.19                     Applicable Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of New York without giving effect to the principles of conflicts of law thereof.

15.20                     Jurisdiction of Disputes; Waiver of Jury Trial.  In the event any party to this Agreement commences any litigation, proceeding or other legal action in connection with or relating to this Agreement or any matters described or contemplated herein, the parties to this Agreement hereby (a) agree that any such litigation, proceeding or other legal action shall be brought exclusively in a court of competent jurisdiction located within the County of New York, in the State of New York, whether a state or federal court; (b) agree that in connection with any such litigation, proceeding or action, such parties will consent and submit to personal jurisdiction in any such court described in clause (a) of this Section 15.20 and to service of process upon them in accordance with the rules and statutes governing service of process; (c) agree to waive to the full extent permitted by law any objection that they may now or hereafter have to the venue of any such litigation, proceeding or action in any such court or that any such litigation, proceeding or action was brought in an inconvenient forum; (d) designate, appoint and direct CT Corporation System as their authorized agent to receive on their behalf service of any and all process and documents in any legal proceeding in the State of New

York; (e) agree to notify the other parties to this Agreement immediately if such agent shall refuse to act, or be prevented from acting, as agent and, in such event, promptly to designate another agent in the State of New York to serve in place of such agent and deliver to the other parties written evidence of such substitute agent’s acceptance of such designation; (f) agree as an alternative method of service to service of process in any litigation, proceeding or action by mailing of copies thereof to the parties at their addresses set forth in Section 15.3; (g) agree that any service made as provided herein shall be effective and binding service in every respect; and (h) agree that nothing herein shall affect the rights of any party to effect service of process in any other manner permitted by Law.  EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.  The provisions of this Section 15.20 shall be deemed to apply to each Related Agreement except to the extent otherwise stated in such Related Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Purchase and Sale Agreement to be executed and delivered as of the date first above written.

LAGASSE, INC.

By:
Name:		Brian S. Cooper
Title:		Vice President and Treasurer

Shareholders:

SCHECK INVESTMENTS LIMITED PARTNERSHIP

By:	Scheck Investments, Inc., as General Partner

By:
		Name:	Michael Scheck
		Title:	President

SCHECK ALPHA LP

By:	Scheck Investments, Inc., as General Partner

By:
		Name:	Michael Scheck
		Title:	President

Michael Scheck

Raquel Scheck

Jeffrey Scheck

Martin Scheck

Elise Scheck

Steven Scheck

Asset Sellers:

SWEET PAPER SALES GROUP, INC.

By:
		Name:	Michael Scheck
		Title:	President

SWEET PAPER SALES CORP. OF TEXAS, INC.

By:
		Name:	Michael Scheck
		Title:	President
f
SWEET PAPER SALES CORP. OF CALIFORNIA, INC.

By:
		Name:	Michael Scheck
		Title:	President

SWEET PAPER SALES CORP. OF MASSACHUSETTS, INC.

By:
		Name:	Michael Scheck
		Title:	President

DAMAR DISTRIBUTORS WAREHOUSE

By:
		Name:	Michael Scheck
		Title:	President